As filed with the U.S. Securities and Exchange Commission on November 28, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	NeoGenomics, Inc.	74-2897368
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

Robert P. Gasparini
12701 Commonwealth Drive, Suite 9		12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913		Fort Myers, Florida 33913
(239) 768-0600	8731	(239) 768-0600
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, Address and Telephone Number of Agent for Service)

With copies to:
Clayton E. Parker, Esq.
Mark E. Fleisher, Esq.
K&L Gates, LLP
200 S. Biscayne Boulevard, Suite 3900
Miami, Florida 33131
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Proposed Maximum
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	7,000,000 shares	$0.72	$5,040,000	$199
TOTAL	7,000,000 shares	$0.72	$5,040,000	$199

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholders named in the prospectus.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of November 25, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2008.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
NEOGENOMICS, INC.
7,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 7,000,000 shares of the common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation, by the selling stockholders named in this prospectus in the section “Selling Stockholders”. In this prospectus we refer to NeoGenomics, Inc., a Nevada corporation, individually as the “Parent Company” and collectively with all of its subsidiaries as "Company," "we," "us," "our" and "NeoGenomics".

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “NGNM.OB”. On November 25, 2008, the last reported sale price of our common stock on the Over-The-Counter Bulletin Board  was $0.74 per share.

One of the selling stockholders, Fusion Capital Fund II, LLC, is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The other selling stockholders may be "underwriters" within the meaning of the Securities Act.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 10 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is________, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	6
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	21
SELLING STOCKHOLDERS	22
THE FUSION TRANSACTION	23
USE OF PROCEEDS	26
PLAN OF DISTRIBUTION	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
DESCRIPTION OF BUSINESS	40
MANAGEMENT	49
PRINCIPAL STOCKHOLDERS	56
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
DESCRIPTION OF CAPITAL STOCK	62
LEGAL MATTERS	64
EXPERTS	64
AVAILABLE INFORMATION	64
CONSOLIDATED FINANCIAL STATEMENTS OF NEOGENOMICS, INC.	F-i

i

PROSPECTUS SUMMARY

The following is only a summary of the information, Financial Statements and the Notes thereto included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the Notes thereto before making any investment decision.

Our Company

NeoGenomics operates a network of cancer-focused genetic testing laboratories.  The Company’s growing network of laboratories currently offers the following types of testing services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States:

a)	cytogenetics testing, which analyzes human chromosomes;

b)	Fluorescence In-Situ Hybridization (“FISH”) testing, which analyzes abnormalities at the chromosomal and gene levels;

c)	flow cytometry testing, which analyzes gene expression of specific markers inside cells and on cell surfaces; and

d)	molecular testing which involves analysis of DNA and RNA to diagnose and predict the clinical significance of various genetic sequence disorders.

All of these testing services are widely utilized in the diagnosis and prognosis of various types of cancer.

The medical testing laboratory market can be broken down into three segments: clinical lab testing, anatomic pathology testing, and genetic and molecular testing. Clinical lab testing is typically done by laboratories that specialize in high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine.  Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic pathology (“AP”) testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology.  The most widely performed AP procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA or RNA for abnormalities.  New tests are being developed at an accelerated pace, thus this market niche continues to expand rapidly.  Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically MD or PhD level) to certify results and typically yields the highest average revenue per test of the three market segments.   The estimated size of this market and the related parts of the AP testing market that we address is approximately $4-$5 Billion.

Our primary focus is to provide high complexity laboratory testing for the community-based pathology and oncology marketplace.  Within these key market segments, we currently provide our services to pathologists and oncologists in the United States that perform bone marrow and/or peripheral blood sampling for the diagnosis of blood and lymphoid tumors (leukemias and lymphomas) and archival tissue referral for analysis of solid tumors such as breast cancer.  A secondary strategic focus targets community-based urologists due to the availability of a new FISH-based test for the initial diagnosis of bladder cancer and early detection of recurrent disease.  We focus on community-based practitioners for two reasons. First, academic pathologists and associated clinicians tend to have their testing needs met within the confines of their university affiliation.  Secondly, most of the cancer care in the United States is administered by community based practitioners, not in academic centers, due to ease of local access.  Moreover, within the community-based pathologist segment it is not our intent to willingly compete with our customers for testing services that they may seek to perform themselves.   Fee-for-service pathologists for example, derive a significant portion of their annual revenue from the interpretation of biopsy specimens.  Unlike other larger laboratories, which strive to perform 100% of such testing services themselves, we do not intend to compete with our customers for such specimens. Rather, our high complexity cancer testing focus is a natural extension of and complementary to many of the services that our community-based customers often perform within their own practices.  As such, we believe our relationship as a non-competitive consultant, empowers these physicians to expand their testing breadth and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country.

We continue to make progress growing our testing volumes and revenue beyond our historically focused effort in Florida due to our expanding field sales footprint.  As of November 25, 2008, NeoGenomics’ sales and marketing organization had 14 territory business managers, three regional managers, a National Director of Sales and three team members in business development and marketing, and we have received business from 30 states throughout the country.  Recent, key hires included various territory business managers (sales representatives) in the Northeastern, Southeastern, and Western states.  We expect to hire one more account manager during 2008 and to continue to scale our sales team rapidly during 2009. As more sales representatives are added, we believe that the base of our business outside of Florida will continue to grow and ultimately eclipse that which is generated within the state.

We are successfully competing in the marketplace based on the quality and comprehensiveness of our test results, and our innovative flexible levels of service, industry-leading turn-around times, regionalization of laboratory operations and ability to provide after-test support to those physicians requesting consultation.

2007 saw the refinement of our industry leading NeoFISHTM technical component-only FISH service offering.  Upon the suggestion of our installed customer base, we made numerous usability and technical enhancements throughout last year.  The result has been a product line for NeoGenomics that continues to resonate very well with our client pathologists.  Utilizing NeoFISHTM, such clients are empowered to extend the outreach efforts of their practices and exert a high level of sign out control over their referral work in a manner that was previously unobtainable.

NeoFLOWTM tech-only flow cytometry was launched as a companion service to NeoFISHTM in late 2007. NeoFLOWTM has been a key growth driver in 2008.  Moreover, the combination of NeoFLOWTM and NeoFISHTM serves to strengthen the market differentiation of each product line for NeoGenomics and allows us to compete more favorably against larger, more entrenched competitors in our testing niche.

We increased our professional level staffing for global requisitions requiring interpretation in 2007 and 2008.  We currently employ three full-time MDs as our medical directors and pathologists, two PhDs as our scientific directors and cytogeneticists, and two part-time MDs acting as consultants and backup pathologists for case sign out purposes.  We have plans to hire several more hematopathologists as our product mix continues to expand beyond tech-only services and more sales emphasis is focused on our ability to issue consolidated reporting with case interpretation under our Genetic Pathology Solutions (GPSTM) product line.

We believe NeoGenomics’ average 3-5 day turn-around time for our cytogenetics services continues to remain an industry-leading benchmark for national laboratories.  The timeliness of results continues to increase the usage patterns of cytogenetics and acts as a driver for other add-on testing requests by our referring physicians.  Based on anecdotal information, we believe that typical cytogenetics labs have 7-14 day turn-around times on average with some labs running as high as 21 days.  Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer FISH and other molecular tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available.  We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

High complexity laboratories within the cancer testing niche have frequently operated a core facility on one or both coasts to service the needs of their customers around the country.  Informal surveys of customers and prospects uncovered a desire to do business with a laboratory with national breadth but with a more local presence.  In such a scenario, specimen integrity, turnaround-time of results, client service support, and interaction with our medical staff are all enhanced.  We currently operate three laboratory locations in Fort Myers, Florida, Irvine, California and Nashville, Tennessee, each of which has received the appropriate state, Clinical Laboratory Improvement Amendments (“CLIA”), and College of American Pathologists (“CAP”) licenses and accreditations.  As situations dictate and opportunities arise, we will continue to develop and open new laboratories, seamlessly linked together by our optimized Laboratory Information System (“LIS”), to better meet the regionalized needs of our customers.

2007 brought progress in the NeoGenomics Contract Research Organization (“CRO”) division based at our Irvine, California facility.  This division was created to take advantage of our core competencies in genetic and molecular high complexity testing and act as a vehicle to compete for research projects and clinical trial support contracts in the biotechnology and pharmaceutical industries.  The CRO division will also act as a development conduit for the validation of new tests which can then be transferred to our clinical laboratories and be offered to our clients.  We envision the CRO as a way to infuse some intellectual property into the mix of our services and in time create a more “vertically integrated” laboratory that can potentially offer additional clinical services of a more proprietary nature. 2007 brought the first revenue to NeoGenomics’ CRO division.  This initial revenue stream was small due to the size of the contracts closed. During 2008 we began to scale revenues from the CRO division and we currently expect to grow this business significantly during 2009.

During 2008, we began offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing (i.e. immunohistochemistry) that are complementary to our current test offerings.  At no time do we expect to intentionally compete with fee-for-service pathologists for services of this type, and Company sales efforts will operate under a strict “right of first refusal” philosophy that supports rather than undercuts the practice of community-based pathology.  We believe that by adding additional types of tests to our product offering we will be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to package our testing services more appropriately to the needs of the market.

The above market strategy continues to bear fruit for the Company, resulting in strong year over year growth of 78% in FY 2007 versus FY 2006.  For the nine months ended September 30, 2008, we experienced even stronger year over year revenue growth of 83% versus the comparable period in FY 2007.  Our average revenue/requisition in FY 2007 was approximately $702, which was an increase of approximately 4% from FY 2006. For the nine months ended September 30, 2008, our average revenue/requisition was approximately $803 which was an increase of approximately 16% from the comparable period in 2007. Our average revenue/test in FY 2007 was approximately $548, which was an increase of approximately 9% over FY 2006.  Our average revenue/test for the nine months ended September 30, 2008 was approximately $612, which was an increase of approximately 14% over the comparable period in FY 2007. FY 2007 saw a slight erosion of average tests per requisition due to the overwhelming success of our bladder cancer FISH product line, which tends to be a singly ordered test request.  New sales hires and a new focus on global workups with interpretation and our integrated GPS product line allowed us to increase average number of tests per requisition for the nine months ended September 30, 2008 from the comparable period in FY 2007. For the three months ended September 30, 2008, average number of tests per requisition was 1.33 and we expect this number to continue to increase during 2009.

For the twelve months ended December 31	FY 2007	FY 2006	% Inc (Dec)

Customer Requisitions Received (Cases)	16,385	9,563	71.3%
Number of Tests Performed	20,998	12,838	63.6%
Average Number of Tests/Requisition	1.28	1.34	(4.5%)

Total Testing Revenue	$11,504,725	$6,475,996	77.7%
Average Revenue/Requisition	$702.15	$677.19	3.7%
Average Revenue/Test	$547.90	$504.44	8.6%

For the nine months ended September 30	FY 2008	FY 2007	% Inc (Dec)

Customer Requisitions Received (Cases)	17,758	11,123	59.7%
Number of Tests Performed	23,049	14,332	60.8%
Average Number of Tests/Requisition	1.31	1.29	1.6%

Total Testing Revenue	$14,094,959	$7,709,408	82.8%
Average Revenue/Requisition	$802.77	$693.01	15.8%
Average Revenue/Test	$611.52	$537.91	13.7%

We believe this bundled approach to testing represents a clinically sound practice that is medically valid. Within the subspecialty field of hematopathology, such a bundled approach to the diagnosis and prognosis of blood and lymph node diseases has become the standard of care throughout the country.  In addition, as the average number of tests performed per requisition increases, we believe this should drive increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities.

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 5, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600.  Our website can be accessed at www.neogenomics.org.

THE OFFERING

This prospectus relates to the offer and sale of up to 7,000,000 shares of our common stock by the selling stockholders described below.

Fusion Capital

On November 5, 2008, the Company and Fusion Capital Fund II, LLC, an Illinois limited liability company (“Fusion Capital”), entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), and a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.0 million from time to time over a thirty (30) month period. Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 400,000 shares of our common stock. As of November 25, 2008, there were 32,112,546 shares outstanding (20,028,487 shares held by non-affiliates) excluding the 3,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 3,000,000 shares offered hereby were issued and outstanding as of the date hereof, the 3,000,000 shares would represent 8.5% of the total common stock outstanding or 13.0% of the non-affiliates shares outstanding as of the date hereof.

Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this prospectus (1) 400,000 shares which have already been issued as a commitment fee, (2) 17,500 shares which we have issued to Fusion Capital as an expense reimbursement and (3) at least 3,000,000 shares which we may sell to Fusion Capital after the registration statement of which this prospectus is a part is declared effective. All 3,417,500 shares, 10.6% of our outstanding on November 5, 2008, the date of the Purchase Agreement, are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 3,000,000 shares to Fusion Capital. As of the date hereof, we do not currently have any plans or intent to sell to Fusion Capital any shares beyond the 3,000,000 shares offered hereby. However, if we elect to sell more than the 3,000,000 shares (which we have the right but not the obligation to do), we must first register such additional shares under the Securities Act before we can elect to sell such additional shares to Fusion Capital. In the event we elect to do so, this could cause substantial dilution to our shareholders. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this prospectus is a part. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $50,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement and the obligations of both parties are non-transferable.

Other Selling Stockholders

•
Aspen Select Healthcare, LP (“Aspen”), which intends to sell up to 2,540,585 shares of common stock previously issued and sold by the Company to Aspen on April 15, 2003 (the “2003 Aspen Placement”).  Aspen received  registration rights with respect to these shares and therefore, such shares are being registered hereunder;

•
Mary S. Dent, the spouse of Dr. Michael Dent, who is our Chairman of the Board and founder, who intends to sell up to 643,267 shares of common stock previously issued and sold by the Company to Dr. Dent as founder shares. Such shares were subsequently transferred to Mary Dent in February 2007. Dr. Dent received registration rights with respect to these shares and therefore, such shares are being registered hereunder; and

•
Those shareholders other than Aspen and Mary Dent who are set forth in the section herein entitled “Selling Stockholders” who intend to sell up to an aggregate of 398,648 shares of common stock which they received in a distribution from Aspen in September 2007. All of such shares were originally purchased by Aspen in the 2003 Aspen Placement. Aspen received registration rights with respect to these shares and has assigned such rights to these selling stockholders and therefore, such shares are being registered hereunder.

Please refer to “Selling Stockholders” beginning on page 22.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “NGNM.OB”. On November 25, 2008, the last reported sale price of our common stock on the Over-The-Counter Bulletin Board  was $0.74 per share.

Common Stock Offered	7,000,000 shares by selling stockholders

Offering Price	Market price

Common Stock Currently Outstanding	32,112,546 shares as of November 25, 2008

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds”.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 10 for a discussion of these risks.

Over-the-Counter Bulletin Board Symbol	NGNM.OB

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The Summary Consolidated Financial Information set forth below was excerpted from the Company’s unaudited Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 and 2007, as filed with the SEC.

Statement of Operations Data

	For the Nine Months Ended
	September 30,	September 30,
	2008	2007

Net Revenue	$14,094,959	$7,709,408
Cost of Revenue	6,577,549	3,623,860
Gross Profit	7,517,410	4,085,548
Other Operating Expenses:
General and administrative	7,706,284	5,664,053
Interest expense, net	199,336	205,806
Total Operating Expenses	7,905,620	5,869,859
Net Loss	$(388,210)	$(1,784,311)
Net Loss Per Share - Basic And Fully Diluted	$(0.01)	$(0.06)
Weighted Average Number Of Shares Outstanding – Basic and Fully Diluted	31,414,065	29,221,778

Balance Sheet Data

	As of
	September 30,	December 31,
	2008	2007

Current Assets
Cash and cash equivalents	$631,365	$ 210,573
Accounts receivable (net of allowance for doubtful accounts of $283,111 and $414,548, respectively)	3,381,066	3,236,751
Inventories	344,608	304,750
Other current assets	900,146	400,168
Total current assets	5,257,185	4,152,242
Property and equipment (net of accumulated depreciation of $1,374,942 and $862,030, respectively)	2,495,146	2,108,083

Other assets	275,087	260,575
Total Assets	$8,027,418	$ 6,520,900

Liabilities And Stockholders’ Equity:
Current Liabilities
Accounts payable	$1,904,694	$ 1,799,159
Accrued expenses and other liabilities	955,405	1,319,580
Revolving credit line	1,176,221	-
Short-term portion of equipment capital leases	449,776	242,966
Total current liabilities	4,486,096	3,361,705
Long Term Liabilities
Long-term portion of equipment capital leases	1,054,321	837,081
Total Liabilities	5,540,417	4,198,786

Stockholders’ Equity
Common stock, $.001 par value, (100,000,000 shares authorized; 31,686,355 and 31,391,660 shares issued and outstanding, respectively)	31,686	31,391
Additional paid-in capital	17,373,756	16,820,954
Accumulated deficit	(14,918,441)	(14,530,231)
Total stockholders’ equity	2,487,001	2,322,114
Total Liabilities and Stockholders’ Equity	$8,027,418	$ 6,520,900

The Summary Consolidated Financial Information set forth below was excerpted from the Company’s Annual Reports on Form 10-KSB for the years ended December 31, 2007 and 2006, as filed with the SEC.

Statement of Operations Data

	For the Years Ended December 31,
	2007	2006

Net Revenue	$11,504,725	$6,475,996
Cost of Revenue	5,522,775	2,759,190
Gross Profit	5,981,950	3,716,806

Other Operating Expense:
General and administrative	9,122,922	3,576,812
Income / (Loss) from Operations	(3,140,972)	139,994

Other Income / (Expense):
Other income	24,256	55,.970
Interest expense	(263,456)	(325,625)
Other income / (expense) – net	(239,200)	(269,655)

Net Loss	$(3,380,172)	$(129,661)

Net Loss Per Share – Basic and Diluted	$(0.11)	$(0.00)

Weighted Average Number of Shares Outstanding – Basic and
Diluted	29,764,289	26,166,031

Balance Sheet Data
	As of
	December 31, 2007	December 31, 2006

Assets:
Cash and cash equivalents	$210,573	$126,266
Accounts receivable (net of allowance for doubtful accounts of $414,548 and 103,463, respectively)	3,236,751	1,549,758
Inventories	304,750	117,362
Other current assets	400,168	102,172
Total current assets	4,152,242	1,895,558

Property and equipment (net of accumulated depreciation of $862,030 and $494,942, respectively)	2,108,083	1,202,487
Other assets	260,575	33,903
Total Assets	$6,520,900	$3,131,948

Liabilities & Stockholders’ Equity:
Current Liabilities
Account payable	$1,799,159	$697,754
Accrued compensation	370,496	133,490
Accrued expenses and other liabilities	574,084	67,098
Legal contingency	375,000	-
Due to affiliates (net of discount of $39,285)	-	1,635,715
Short-term portion of equipment capital leases	242,966	94,430
Total current liabilities	3,361,705	2,628,487

Long-Term Liabilities
Long-term portion of equipment capital leases	837,081	448,947

Total Liabilities:	4,198,786	3,077,434
Commitments and contingencies

Stockholders’ Equity:
Common Stock, $0.01 par value, (100,000,000 shares authorized; And 31,391,660 and 27,061,476 shares issued and outstanding at December 31, 2007 and 2006, respectively)	31,391	27,061
Additional paid-in capital	16,820,954	11,300,135
Deferred stock compensation	-	(122,623)
Accumulated deficit	(14,530,231)	(11,150,059)
Total stockholders’ equity	2,322,114	54,514

Total Liabilities and Stockholders’ Equity	$6,520,900	$3,131,948

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

Risks Related To Our Business

We Have A Limited Operating History Upon Which You Can Evaluate Our Business And Unforeseen Risks May Harm The Success Of Our Business

We commenced revenue operations in 2002 and are just beginning to generate meaningful revenue.  Accordingly, we have a limited operating history upon which an evaluation of us and our prospects can be based.  We and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the rapidly evolving market for healthcare and medical laboratory services.  To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our sales strategy, develop and market additional services, and upgrade our technological and physical infrastructure in order to scale our revenues.  We may not be successful in addressing such risks.  Our limited operating history makes the prediction of future results of operations difficult or impossible.

We May Not Be Able To Implement Our Business Strategies Which Could Impair Our Ability To Continue Operations

Implementation of our business strategies will depend in large part on our ability to (i) attract and maintain a significant number of customers; (ii) effectively provide acceptable products and services to our customers; (iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; (vi) continue to operate with increasing competition in the medical laboratory industry; (vii) establish, develop and maintain name recognition; and (viii) establish and maintain beneficial relationships with third-party insurance providers and other third party payors.  Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse effects on our results of operations and financial condition.

We May Be Unsuccessful In Managing Our Growth Which Could Prevent The Company From Becoming Profitable

Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources.  To manage our potential growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base.  We may not be able to effectively manage the expansion of our operations and our systems, procedures or controls may not be adequate to support our operations.  Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.  Any inability to manage growth could have a material adverse effect on our business, results of operations, potential profitability and financial condition.

Part of our business strategy may be to acquire assets or other companies that will complement our existing business. At this time, we are unable to predict whether or when any material transaction will be completed should negotiations commence.  If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations.  We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

We May Incur Greater Costs Than Anticipated, Which Could Result In Sustained Losses

We used reasonable efforts to assess and predict the expenses necessary to pursue our business plan. However, implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted.  Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in sustained losses.

We Rely On A Limited Number Of Third Parties For Manufacture And Supply Of Certain Of Our Critical Laboratory Instruments And Materials, And We May Not Be Able To Find Replacement Suppliers Or Manufacturers In A Timely Manner In The Event Of Any Disruption, Which Could Adversely Affect Our Business.

We rely on third parties for the manufacture and supply of some of our critical laboratory instruments, equipment and materials that we need to perform our specialized diagnostic services, and rely on a limited number of suppliers for certain laboratory materials and some of the laboratory equipment with which we perform our diagnostic services. We do not have long-term contracts with our suppliers and manufacturers that commit them to supply equipment and materials to us. Because we cannot ensure the actual production or manufacture of such critical equipment and materials, or the ability of our suppliers to comply with applicable legal and regulatory requirements, we may be subject to significant delays caused by interruption in production or manufacturing. If any of our third party suppliers or manufacturers were to become unwilling or unable to provide this equipment or these materials in required quantities or on our required timelines, we would need to identify and acquire acceptable replacement sources on a timely basis. While we have developed alternate sourcing strategies for the equipment and materials we use, we cannot be certain that these strategies will be effective and even if we were to identify other suppliers and manufacturers for the equipment and materials we need to perform our specialized diagnostic services, there can be no assurance that we will be able to enter into agreements with such suppliers and manufacturers or otherwise obtain such items on a timely basis or on acceptable terms, if at all. If we encounter delays or difficulties in securing necessary laboratory equipment or materials, including consumables, we would face an interruption in our ability to perform our specialized diagnostic services and experience other disruptions that would adversely affect our business, results of operations and financial condition.

We May Face Fluctuations In Results Of Operations Which Could Negatively Affect Our Business Operations And We Are Subject To Seasonality In Our Business

As a result of our limited operating history and the relatively limited information available on our competitors, we may not have sufficient internal or industry-based historical financial data upon which to calculate anticipated operating expenses.  Management expects that our results of operations may also fluctuate significantly in the future as a result of a variety of factors, including, but not limited to: (i) the continued rate of growth, usage and acceptance of our products and services; (ii) demand for our products and services; (iii) the introduction and acceptance of new or enhanced products or services by us or by competitors; (iv) our ability to anticipate and effectively adapt to developing markets and to rapidly changing technologies; (v) our ability to attract, retain and motivate qualified personnel; (vi) the initiation, renewal or expiration of significant contracts with our major clients; (vii) pricing changes by us, our suppliers or our competitors; (viii) seasonality; and (ix) general economic conditions and other factors.  Accordingly, future sales and operating results are difficult to forecast.  Our expenses are based in part on our expectations as to future revenues and to a significant extent are relatively fixed, at least in the short-term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.  Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition.  In addition, we may determine from time to time to make certain pricing or marketing decisions or acquisitions that could have a short-term material adverse affect on our business, results of operations and financial condition and may not result in the long-term benefits intended.  Furthermore, in Florida, currently our primary referral market for lab testing services, a meaningful percentage of the population, returns to homes in the Northern U.S. to avoid the hot summer months.   This may result in seasonality in our business.  Because of all of the foregoing factors, our operating results could be less than the expectations of investors in future periods.

We Substantially Depend Upon Third Parties For Payment Of Services, Which Could Have A Material Adverse Affect On Our Cash Flows And Results Of Operations

The Company is a clinical medical laboratory that provides medical testing services to doctors, hospitals, and other laboratories on patient specimens that are sent to the Company.  In the case of most specimen referrals that are received for patients that are not in-patients at a hospital or institution or otherwise sent by another reference laboratory, the Company generally has to bill the patient’s insurance company or a government program for its services.  As such it relies on the cooperation of numerous third party payors, including but not limited to Medicare, Medicaid and various insurance companies, in order to get paid for performing services on behalf of the Company’s clients.  Wherever possible, the amount of such third party payments is governed by contractual relationships in cases where the Company is a participating provider for a specified insurance company or by established government reimbursement rates in cases where the Company is an approved provider for a government program such as Medicare.  However, the Company does not have a contractual relationship with many of the insurance companies with whom it deals, nor is it necessarily able to become an approved provider for all government programs.  In such cases, the Company is deemed to be a non-participating provider and there is no contractual assurance that the Company is able to collect the amounts billed to such insurance companies or government programs.  Currently, the Company is not a participating provider with the majority of the insurance companies it bills for its services.  Until such time as the Company becomes a participating provider with such insurance companies, there can be no contractual assurance that the Company will be paid for the services it bills to such insurance companies, and such third parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse effect on the Company’s cash flow or results of operations.

Our Business Is Subject To Rapid Scientific Change, Which Could Have A Material Adverse Affect On Our Business, Results of Operations And Financial Condition

The market for genetic and molecular testing services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements.  Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive service offerings, and we may be unsuccessful in doing so.

The Market For Our Services Is Highly Competitive, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The market for genetic and molecular testing services is highly competitive and competition is expected to continue to increase.  We compete with other commercial medical laboratories in addition to the in-house laboratories of many major hospitals.  Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do.  Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings.  We may not be able to compete successfully against current and future sources of competition and in such case, this may have a material adverse effect on our business, results of operations and financial condition.

We Face The Risk of Capacity Constraints, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We compete in the market place primarily on three factors:  a) the quality and accuracy of our test results; b) the speed or turn-around times of our testing services; and c) our ability to provide after-test support to those physicians requesting consultation.  Any unforeseen increase in the volume of customers could strain the capacity of our personnel and systems, which could lead to inaccurate test results, unacceptable turn-around times, or customer service failures.  In addition, as the number of customers and cases increases, our products, services, and infrastructure may not be able to scale accordingly.  Any failure to handle higher volume of requests for our products and services could lead to the loss of established customers and have a material adverse effect on our business, results of operations and financial condition.

If we produce inaccurate test results, our customers may choose not to use us in the future.  This could severely harm our business, results of operations and financial condition.  In addition, based on the importance of the subject matter of our tests, inaccurate results could result in improper treatment of patients, and potential liability for us.

We May Fail to Protect Our Facilities, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The Company’s operations are dependent in part upon its ability to protect its laboratory operations against physical damage from fire, floods, hurricanes, power loss, telecommunications failures, break-ins and similar events.  The Company does not presently have an emergency back-up generator in place at its Fort Myers, Florida, Nashville, Tennessee or Irvine, California laboratory locations that can mitigate to some extent the effects of a prolonged power outage.  The occurrence of any of these events could result in interruptions, delays or cessations in service to customers, which could have a material adverse effect on our business, results of operations and financial condition.

The Steps Taken By The Company To Protect Its Proprietary Rights May Not Be Adequate, Which Could Result In Infringement Or Misappropriation By Third-Parties

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.  The steps taken by us to protect our proprietary rights may not be adequate or third parties may infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights.  In addition, other parties may assert infringement claims against us.

We Are Dependent On Key Personnel And Need To Hire Additional Qualified Personnel In Order For Our Business To Succeed

Our performance is substantially dependent on the performance of our senior management and key technical personnel.  In particular, our success depends substantially on the continued efforts of our senior management team, which currently is composed of a small number of individuals.  The loss of the services of any of our executive officers, our laboratory director or other key employees could have a material adverse effect on our business, results of operations and our financial condition.

Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel.  Competition for such personnel is intense and we may not be able to retain our key managerial and technical employees or may not be able to attract and retain additional highly qualified technical and managerial personnel in the future.  The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon our business, results of operations and financial condition.

The Failure to Obtain Necessary Additional Capital To Finance Growth And Capital Requirements, Could Adversely Affect Our Business, Financial Condition And Results of Operations

We may seek to exploit business opportunities that require more capital than what is currently planned.  We may not be able to raise such capital on favorable terms or at all.  If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could adversely affect our business, financial condition and results of operations.

We only have the right to receive $50,000 every four business days under the Purchase Agreement unless our stock price equals or exceeds $0.75, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.45. Since we are registering 3,000,000 shares for sale under the Purchase Agreement by Fusion Capital pursuant to the registration statement of which this prospectus is a part, the selling price of our common stock to Fusion Capital will have to average at least $2.67 per share for us to receive the maximum proceeds of $8.0 million. Assuming a purchase price of $0.74 per share (the closing sale price of the common stock on November 25, 2008) and the purchase by Fusion Capital of the full 3,000,000 shares under the Purchase Agreement, proceeds to us would only be $2,220,000 unless we choose to register more than 3,000,000 shares, which we have the right, but not the obligation, to do. Subject to approval by our board of directors, we have the right but not the obligation to sell more than 3,000,000 shares to Fusion Capital. In the event we elect to sell more than 3,000,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.45. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $8.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our Net Revenue Will Be Diminished If Payors Do Not Adequately Cover Or Reimburse Our Services

There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the U.S. may continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Third party payors, including governmental payors such as Medicare and private payors, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third party insurance coverage may not be available to patients for any of our existing assays or assays we discover and develop. However, a substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payors. Any pricing pressure exerted by these third party payors on our customers may, in turn, be exerted by our customers on us. If government and other third party payors do not provide adequate coverage and reimbursement for our assays, our operating results, cash flows or financial condition may decline.

Third Party Billing Is Extremely Complicated And Will Result In Significant Additional Costs To Us

Billing for laboratory services is extremely complicated. The customer refers the tests; the payor is the party that pays for the tests, and the two are not always the same. Depending on the billing arrangement and applicable law, we need to bill various payors, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Insurance companies also impose routine external audits to evaluate payments made. This adds further complexity to the billing process.

Among many other factors complicating billing are:

•	pricing differences between our fee schedules and the reimbursement rates of the payors;

•	disputes with payors as to which party is responsible for payment; and

•	disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur include those related to:  (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; and (5) costs associated with, among other factors, challenging coverage and payment denials and providing patients with information regarding claims processing and services, such as advanced beneficiary notices.

Our Operations Are Subject To Strict Laws Prohibiting Fraudulent Billing And Other Abuse, And Our Failure To Comply With Such Laws Could Result In Substantial Penalties

Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of non-fraudulent overpayments, as a large number of laboratories have been forced by the federal and state governments, as well as by private payors, to enter into substantial settlements under these laws. In particular, if an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. Submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could result in substantial civil liability. A trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” or “qui tam” provisions to challenge providers and suppliers. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has submitted a fraudulent claim for payment to the federal government. The government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If it declines to do so, the individual may choose to pursue the case alone, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In addition, various states have enacted laws modeled after the federal False Claims Act.

Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future. Written “corporate compliance” programs to actively monitor compliance with fraud laws and other regulatory requirements are recommended by the Department of Health and Human Services’ Office of the Inspector General.

The Failure To Comply With Significant Government Regulation And Laboratory Operations May Subject The Company To Liability, Penalties Or Limitation Of Operations

As discussed in the Government Regulation section of our business description, we are subject to extensive state and federal regulatory oversight.  Our laboratory locations may not pass inspections conducted to ensure compliance with CLIA `88 or with any other applicable licensure or certification laws. The sanctions for failure to comply with CLIA `88 or state licensure requirements might include the inability to perform services for compensation or the suspension, revocation or limitation of the laboratory location’s CLIA `88 certificate or state license, as well as civil and/or criminal penalties.  In addition, any new legislation or regulation or the application of existing laws and regulations in ways that we have not anticipated could have a material adverse effect on the Company’s business, results of operations and financial condition.

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. Certain provisions of these laws, known as the "anti-kickback law" and the “Stark Laws”, contain extremely broad proscriptions. Violation of these laws may result in criminal penalties, exclusion from Medicare and Medicaid, and significant civil monetary penalties.  We will seek to structure our arrangements with physicians and other customers to be in compliance with the anti-kickback, Stark and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel.  However, we are unable to predict how these laws will be applied in the future and the arrangements into which we enter may become subject to scrutiny thereunder.

Furthermore, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and other state laws contains provisions that affect the handling of claims and other patient information that are, or have been, transmitted electronically and regulate the general disclosure of patient records and patient health information. These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Although we believe we have complied with the Standards, Security and Privacy rules under HIPAA and state laws, an audit of our procedures and systems could find deficiencies.  Such deficiencies, if found, could have a material adverse effect on the Company’s business, results of operations and financial condition and subject us to liability.

We Are Subject To Security Risks Which Could Harm Our Operations

Despite the implementation of various security measures by us, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or others.  Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers.  Further, such break-ins whether electronic or physical could also potentially jeopardize the security of confidential information stored in our computer systems of our customers and other parties connected through us, which may deter potential customers and give rise to uncertain liability to parties whose security or privacy has been infringed.  A significant security breach could result in loss of customers, damage to our reputation, direct damages, costs of repair and detection, and other expenses.  The occurrence of any of the foregoing events could have a material adverse effect on our business, results of operations and financial condition.

We Are Controlled By Existing Stockholders And Therefore Other Stockholders Will Not Be Able To Direct The Company

Voting control of the Company is held by a relatively small group of stockholders.  These stockholders effectively retain control of our Board of Directors and determine all of our corporate actions.  In addition, the Company and stockholders owning and/or having the right to vote 11,987,417 shares, or approximately 37.3% of the Company’s voting shares outstanding as of November 25, 2008 have executed a Shareholders’ Agreement that, among other provisions, gives Aspen, our largest stockholder, the right to elect three out of the seven directors authorized for our Board, and nominate one mutually acceptable independent director.  Accordingly, it is anticipated that Aspen and other parties to the Shareholders’ Agreement will continue to have the ability to elect a controlling number of the members of our Board of Directors and the minority stockholders of the Company may not be able to elect a representative to our Board of Directors.  Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

No Foreseeable Dividends

We do not anticipate paying dividends on our common stock in the foreseeable future.  Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

There May Not Be A Viable Public Market For Our Common Stock

We cannot predict the extent to which investor interest in our Company will sustain an active trading market for our common stock on the Over-The-Counter Bulletin Board or any other stock market or how liquid any such market might remain. If an active public market is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all.

We May Become Involved In Securities Class Action Litigation That Could Divert Management's Attention And Harm Our Business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of diagnostic companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because clinical laboratory service companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management's attention and resources, which could adversely affect our business.

If We Are Not The Subject Of Securities Analyst Reports Or If Any Securities Analyst Downgrades Our Common Stock Or Our Sector, The Price Of Our Common Stock Could Be Negatively Affected.

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. There are many publicly traded companies active in the healthcare industry, which may mean it will be less likely that we receive analysts' coverage, which in turn could affect the price of our common stock. In addition, if a securities or industry analyst downgrades the outlook for our common stock or one of our competitors' stocks or chooses to terminate coverage of our common stock, the trading price of our common stock may also be negatively affected.

Changes In Regulations, Payor Policies Or Contracting Arrangements With Payors Or Changes In Other Laws, Regulations Or Policies May Adversely Affect Coverage Or Reimbursement For Our Specialized Diagnostic Services, Which May Decrease Our Revenues And Adversely Affect Our Results Of Operations And Financial Condition.

Governmental payors, as well as private insurers and private payors, have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including clinical laboratory and pathology services. Congress has from time to time considered and implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for our services. We also believe that healthcare professionals will not use our services if third party payors do not provide adequate coverage and reimbursement for them. These changes in federal, state, local and third party payor regulations or policies may decrease our revenues and adversely affect our results of operations and financial condition. We will continue to be a non-contracting provider until such time as we enter into contracts with third party payors for whom we are not currently contracted. Because a portion of our revenues is from third-party payors with whom we are not currently contracted, it is likely that we will be required to make positive or negative adjustments to accounting estimates with respect to contractual allowances in the future, which may adversely affect our results of operations, our credibility with financial analysts and investors, and our stock price.

We Must Hire And Retain Qualified Sales Representatives To Grow Our Sales.

Our ability to retain existing customers for our specialized diagnostic services and attract new customers is dependent upon retaining existing sales representatives and hiring new sales representatives, which is an expensive and time-consuming process. We face intense competition for qualified sales personnel and our inability to hire or retain an adequate number of sales representatives could limit our ability to maintain or expand our business and increase sales. Even if we are able to increase our sales force, our new sales personnel may not commit the necessary resources or provide sufficient high quality service and attention to effectively market and sell our services. If we are unable to maintain and expand our marketing and sales networks or if our sales personnel do not perform to our high standards, we may be unable to maintain or grow our existing business and our results of operations and financial condition will likely suffer accordingly. If a sales representative ceases employment, we risk the loss of customer goodwill based on the impairment of relationships developed between the sales representative and the healthcare professionals for whom the sales representative was responsible. This is particularly a risk if the representative goes to work for a competitor, as the healthcare professionals that are our customers may choose to use a competitor's services based on their relationship with the departed sales representative.

We Are Currently Expanding Our Infrastructure, Including Through The Acquisition And Development Of Additional Office Space And The Expansion Of Our Current Laboratory Capacity At Our Existing Facilities, And We Intend To Further Expand Our Infrastructure By Establishing A New Laboratory Facility Which, Among Other Things, Could Divert Our Resources And May Cause Our Margins To Suffer.

In November 2007, we entered into a lease which expires on June 30, 2010 for additional office space in Fort Myers, Florida to house our expanding Florida laboratory, administrative, sales, billing and client services departments. During the first half of 2008, we initiated construction to expand our current laboratory capacity by building out unimproved areas within our existing Florida facility. Each expansion of our facilities or systems could divert resources, including the focus of our management, away from our current business. In addition, expansions of our facilities may increase our costs and potentially decrease operating margins, both of which would, individually or in the aggregate, negatively impact our business, financial condition and results of operations.

Performance Issues, Service Interruptions Or Price Increases By Our Shipping Carrier Could Adversely Affect Our Business, Results Of Operations And Financial Condition, And Harm Our Reputation And Ability To Provide Our Specialized Diagnostic Services On A Timely Basis.

Expedited, reliable shipping is essential to our operations. One of our marketing strategies entails highlighting the reliability of our point-to-point transport of patient samples. We rely heavily on a single carrier, Federal Express, and also our local courier, for reliable and secure point-to-point transport of patient samples to our laboratory and enhanced tracking of these patient samples. Should Federal Express encounter delivery performance issues such as loss, damage or destruction of a sample, it may be difficult to replace our patient samples in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our services and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters or other service interruptions by delivery services we use would adversely affect our ability to receive and process patient samples on a timely basis. If Federal Express or we were to terminate our relationship, we would be required to find another party to provide expedited, reliable point-to-point transport of our patient samples. There are only a few other providers of such nationwide transport services, and there can be no assurance that we will be able to enter into arrangements with such other providers on acceptable terms, if at all. Finding a new provider of transport services would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services. Even if we were to enter into an arrangement with such provider, there can be no assurance that they will provide the same level of quality in transport services currently provided to us by Federal Express. If the new provider does not provide the required quality and reliable transport services, it could adversely affect our business, reputation, results of operations and financial condition.

We Use Biological And Hazardous Materials That Require Considerable Expertise And Expense For Handling, Storage Or Disposal And May Result In Claims Against Us.

We work with hazardous materials, including chemicals, biological agents and compounds, blood samples and other human tissue that could be dangerous to human health and safety or the environment. Our operations also produce hazardous and biohazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair business efforts. If we do not comply with applicable regulations, we may be subject to fines and penalties. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Our general liability insurance and/or workers' compensation insurance policy may not cover damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our operations could be suspended or otherwise adversely affected.

Our Failure To Comply With Governmental Payor Regulations Could Result In Our Being Excluded From Participation In Medicare, Medicaid Or Other Governmental Payor Programs, Which Would Decrease Our Revenues And Adversely Affect Our Results Of Operations And Financial Condition.

Billable tests which are reimbursable from Medicare and Medicaid accounted for approximately 46.9% and 51.6% of our revenues for the nine months ended September 30, 2008 and 2007, respectively. The Medicare program imposes extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning funds already paid to us, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payor program, a substantial portion of our revenues would be lost, which would adversely affect our results of operations and financial condition.

Our Business Could Be Harmed By Future Interpretations Of Clinical Laboratory Mark-Up Prohibitions.

Our laboratory currently uses the services of outside reference laboratories to provide certain complementary laboratory services to those services provided directly by our laboratory. Although Medicare policies do not prohibit certain independent-laboratory-to-independent-laboratory referrals and subsequent mark-up for services, California and other states have rules and regulations that prohibit or limit the mark-up of these laboratory-to-laboratory services. A challenge to our charge-setting procedures under these rules and regulations could have a material adverse effect on our business, results of operations and financial condition.

Failure To Comply With The HIPAA Security And Privacy Regulations May Increase Our Operational Costs.

The HIPAA privacy and security regulations establish comprehensive federal standards with respect to the uses and disclosures of Protected Health Information, or PHI, by health plans and healthcare providers, in addition to setting standards to protect the confidentiality, integrity and availability of electronic PHI. The regulations establish a complex regulatory framework on a variety of subjects, including the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for services and healthcare operations activities; a patient's rights to access, amend and receive an accounting of certain disclosures of PHI; the content of notices of privacy practices for PHI; and administrative, technical and physical safeguards required of entities that use or receive PHI electronically. We have implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy regulations establish a uniform federal "floor" and do not supersede state laws that are more stringent. Therefore, we are required to comply with both federal privacy regulations and varying state privacy laws. The federal privacy regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our Ability To Comply With The Financial Covenants In Our Credit Agreements Depends Primarily On Our Ability To Generate Substantial Operating Cash Flow.

Our ability to comply with the financial covenants under the agreement with CapitalSource Funding, LLC will depend primarily on our success in generating substantial operating cash flow. Our credit agreement contains numerous financial and other restrictive covenants, including restrictions on purchasing and selling assets, paying dividends to our shareholders, and incurring additional indebtedness. Our failure to meet these covenants could result in a default and acceleration of repayment of the indebtedness under our credit facility. If the maturity of our indebtedness were accelerated, we may not have sufficient funds to pay such indebtedness. In such event, our lenders would be entitled to proceed against the collateral securing the indebtedness, which includes substantially our entire accounts receivable, to the extent permitted by our credit agreements and applicable law.

We Have Potential Conflicts Of Interest Relating To Our Related Party Transactions Which Could Harm Our Business.

We have potential conflicts of interest relating to existing agreements we have with certain of our directors, officers, principal shareholders, shareholders and employees. Potential conflicts of interest can exist if a related party director or officer has to make a decision that has different implications for us and the related party. If a dispute arises in connection with any of these agreements, if not resolved satisfactorily to us, our business could be harmed. There can be no assurance that the above or any future conflicts of interest will be resolved in our favor. If not resolved, such conflicts could harm our business.

We Have Material Weaknesses In Our Internal Control Over Financial Reporting That May Prevent The Company From Being Able To Accurately Report Its Financial Results Or Prevent Fraud, Which Could Harm Its Business And Operating Results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and prevent fraud. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess the design and operating effectiveness of internal control over financial reporting. If we cannot provide reliable and accurate financial reports and prevent fraud, our business and operating results could be harmed. We have discovered, and may in the future discover, areas of internal controls that need improvement. We identified four material weaknesses in our internal controls as of December 31, 2007. These matters and our efforts regarding remediation of these matters, as well as efforts regarding internal controls generally are discussed in detail in our Annual Report on Form 10-KSB. However, as our material weaknesses in internal controls demonstrate, we cannot be certain that the remedial measures taken to date will ensure that we design, implement, and maintain adequate controls over financial processes and reporting in the future. Remedying the material weaknesses that have been presently identified, and any additional deficiencies, significant deficiencies or material weaknesses that we may identify in the future, could require us to incur significant costs, hire additional personnel, expend significant time and management resources or make other changes. Disclosure of our material weaknesses, any failure to remediate such material weaknesses in a timely fashion or having or maintaining ineffective internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock and access to capital.

Risks Related To This Offering

The Sale Of Our Common Stock To Fusion Capital May Cause Dilution And The Sale Of The Shares Of Common Stock Acquired By Fusion Capital Could Cause The Price Of Our Common Stock To Decline

In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to 3,000,000 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 3,417,500 shares registered in this offering on behalf of Fusion Capital are expected to be freely tradable. It is anticipated that shares registered in this offering on behalf of Fusion Capital will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 3,000,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any further cost to us.

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.  Of the 32,112,546 shares of common stock outstanding as of November 25, 2008, 22,609,980 shares are freely tradable without restriction, unless held by our “affiliates”.  The remaining  9,502,566 shares of our common stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

The Selling Stockholders May Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders may sell in the public market 7,000,000 shares of our common stock being registered in this offering. That means that up to 7,000,000 shares may be sold pursuant to this prospectus. Such sales may cause our stock price to decline.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of our common stock on the Over-The-Counter Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Market Price Of Our Common Stock Is Highly Volatile.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our common stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital and the other selling stockholders pursuant to this prospectus, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our Common Stock Is Deemed To Be “Penny Stock”, Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Penny stocks are stocks:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the Nasdaq automated quotation system;

•	Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act;

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

•
Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding our selling stockholders who intend to sell up to 7,000,000 shares of our common stock.

Selling Stockholders	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering
Fusion Capital Fund II, LLC(2)	417,500	1.3%	3,417,500	0.0%
Aspen Select Healthcare, LP(3)	12,065,220	34.3%	2,540,585	26.7%
Mary S. Dent(4)	2,640,046	8.1%	643,267	5.7%
Steven C. Jones(5)	13,303,302	37.4%	238,826	29.2%
Jones Network, LP(6)	107,143	*	107,143	0.0%
Marvin E. Jaffe(7)	61,012	*	21,429	*
Steven C. Jones ROTH IRA(8)	20,450	*	18,750	*
Peter M. Peterson(9)	12,174,778	34.5%	12,500	25.1%
Total(10):	16,498,944	45.6%	7,000,000	35.5%

*	Less than one percent (1%).

(1)
Applicable percentage of ownership is based on 32,112,546 shares of our common stock outstanding as of November 25, 2008, together with securities exercisable or convertible into shares of common stock within sixty (60) days of November 25, 2008, for each stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

(2)
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus. As of the date hereof, 417,500 shares of our common stock have been previously acquired by Fusion Capital, consisting of 400,000 shares we issued to Fusion Capital as a commitment fee and 17,500 shares that were issued as an expense reimbursement. The Company may elect in its sole discretion to sell to Fusion Capital up to an additional 3,000,000 shares under the Purchase Agreement. Fusion Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

(3)
Aspen Select Healthcare, LP (“Aspen”) has direct ownership of 6,488,279 shares and has certain warrants to purchase 3,050,000 shares, all of which are currently exercisable.  Aspen’s beneficial ownership also includes 2,526,941 shares to which Aspen has received a voting proxy.  The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones and Peter M. Peterson.

(4)
Mary S. Dent is the spouse of Dr. Michael T. Dent, our chairman and founder. Mrs. Dent has direct ownership of 1,202,471 shares which she received in a spousal transfer from Dr. Dent in February 2007. Ms. Dent’s beneficial ownership also includes (i) 900,000 shares held in a trust for the benefit of Dr. Dent’s children (of which Dr. Dent and his attorney are the sole trustees), (ii) warrants exercisable by Dr. Dent within 60 days of November 25, 2008 to purchase 137,575 shares and (iii) options exercisable by Dr. Dent within 60 days of November 25, 2008 to purchase 400,000 shares.

(5)
Steven C. Jones is the Acting Principal Financial Officer of the Company and a member of the Company’s Board of Directors. Mr. Jones and his spouse have direct ownership of 724,826 shares. Mr. Jones also has warrants exercisable within 60 days of November 25, 2008 to purchase an additional 91,881 shares.  Mr. Jones’ beneficial ownership also includes (i) 107,143 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (ii) 250,000 warrants exercisable within 60 days of November 25, 2008 owned by Aspen Capital Advisors, LLC, a company that Mr. Jones controls, (iii) 32,475 warrants exercisable within 60 days of November 25, 2008 owned by Gulf Pointe Capital, LLC, a company that Mr. Jones and Mr. Peterson control and (iv) 31,757 shares held in certain individual retirement and custodial accounts.  In addition, as a managing member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares and currently exercisable warrants have been included in his beneficial ownership totals (see Note 3). The shares to be sold in this offering were received in a distribution from Aspen.

(6)	Jones Network, LP is a family limited partnership controlled by Steven C. Jones. The shares to be sold in this offering were received in a distribution from Aspen.

(7)
Marvin Jaffe is a member of the Company’s Board of Directors and has direct ownership of 21,429 shares and warrants exercisable within 60 days of November 25, 2008 to purchase 39,583 shares. The shares to be sold in this offering were received in a distribution from Aspen.

(8)	The shares being sold in this offering were received in a distribution from Aspen.

(9)
Peter M. Peterson is a member of the Company’s board of directors and has direct ownership of 12,500 shares and warrants exercisable within 60 days of November 25, 2008 to purchase an additional 64,583 shares. In addition, as a managing member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares and currently exercisable warrants have been added to his beneficial ownership totals (see Note 3).  Mr. Peterson’s beneficial ownership also includes 32,475 warrants exercisable within 60 days of November 25, 2008 owned by Gulf Pointe Capital, LLC, a company that Mr. Jones and Mr. Peterson control. The shares to be sold in this offering were received in a distribution from Aspen.

(10)	The total number of shares listed does not double count the shares that may be beneficially attributable to more than one person.

THE FUSION TRANSACTION

General

On November 5, 2008, the Company and Fusion Capital Fund II, LLC, an Illinois limited liability company (“Fusion Capital”), entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), and a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.0 million from time to time over a thirty (30) month period. Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 400,000 shares of our common stock. As of November 25, 2008, there were 32,112,546 shares outstanding (20,028,487 shares held by non-affiliates) excluding the 3,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 3,000,000 shares offered hereby were issued and outstanding as of the date hereof, the 3,000,000 shares would represent 8.5% of the total common stock outstanding or 13.0% of the non-affiliates shares outstanding as of the date hereof.

Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this prospectus (1) 400,000 shares which have already been issued as a commitment fee, (2) 17,500 shares which we have issued to Fusion Capital as an expense reimbursement and (3) at least 3,000,000 shares which we may sell to Fusion Capital after the registration statement of which this prospectus is a part is declared effective. All 3,417,500 shares, 10.6% of our outstanding on November 5, 2008, the date of the Purchase Agreement, are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 3,000,000 shares to Fusion Capital. As of the date hereof, we do not currently have any plans or intent to sell to Fusion Capital any shares beyond the 3,000,000 shares offered hereby. However, if we elect to sell more than the 3,000,000 shares (which we have the right but not the obligation to do), we must first register such additional shares under the Securities Act before we can elect to sell such additional shares to Fusion Capital. In the event we elect to do so, this could cause substantial dilution to our shareholders. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this prospectus is a part. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $50,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement and the obligations of both parties are non-transferable.

Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $50,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three lowest closing sale prices of our common stock during the twelve consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner than every four business days.

Our Right To Increase the Amount to be Purchased

In addition to purchases of up to $50,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000 provided that our share price is not below $0.75 during the three business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $1.20 during the three business days prior to and on the purchase date. This amount may also be increased to up to $500,000 if our share price is not below $2.40 during the three business days prior to and on the purchase date. This amount may also be increased to up to $1.0 million if our share price is not below $5.00 during the three business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous seven business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.45. However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.45.

Events of Default

Generally, Fusion Capital may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of 20 consecutive business days or for more than an aggregate of 60 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the Nasdaq Global Select Market or the New York Stock Exchange;

•	the transfer agent‘s failure for five business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business;

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 3,417,500 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all, some or none of the 3,000,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to 3,000,000 shares of our common stock or 9.3% of our outstanding common stock on November 5, 2008 (the date of the Purchase Agreement). We estimate that we will sell no more than 3,000,000 shares to Fusion Capital under the Purchase Agreement all of which are included in this offering. We have the right to terminate the Purchase Agreement without any payment or liability to Fusion Capital at any time, including in the event that all 3,000,000 shares are sold to Fusion Capital under the Purchase Agreement. Subject to approval by our board of directors, we have the right but not the obligation to sell more than 3,000,000 shares to Fusion Capital. In the event we elect to sell more than the 3,000,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities and Exchange Commission. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Sold if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital Under the Purchase Agreement
$0.45	3,000,000	8.5%	$1,350,000
$0.74(2)	3,000,000	8.5%	$2,220,000
$1.00	3,000,000	8.5%	$3,000,000
$1.50	3,000,000	8.5%	$4,500,000
$2.00	3,000,000	8.5%	$6,000,000
$2.50	3,000,000	8.5%	$7,500,000
$2.67	3,000,000	8.5%	$8,000,000

(1)
The denominator is based on 32,112,546 shares outstanding as of November 25, 2008, which includes the 417,500 shares previously issued to Fusion Capital,. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)	Closing sale price of our shares on November 25, 2008.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $8.0 million in proceeds from the sale of our common stock to Fusion Capital under the Purchase Agreement. Any proceeds from Fusion Capital we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders.  The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

One of the selling stockholders, Fusion Capital, is an “underwriter” within the meaning of the Securities Act. The other selling stockholders may be "underwriters" within the meaning of the Securities Act.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders, and any other required information.

We will pay all expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify certain selling stockholders, including Fusion Capital, and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto included herein. The information contained below includes statements of the Company’s or management’s beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

NeoGenomics operates a network of cancer testing laboratories that specifically target the rapidly growing genetic and molecular testing segment of the medical laboratory industry. We currently operate in three laboratory locations: Fort Myers, Florida, Nashville, Tennessee and Irvine, California. We currently offer throughout the United States the following types of testing services to oncologists, pathologists, urologists, hospitals, and other laboratories: a) cytogenetics testing, which analyzes human chromosomes, b) Fluorescence In-Situ Hybridization (“FISH”) testing, which analyzes abnormalities at the chromosome and gene levels, c) flow cytometry testing services, which analyzes gene expression of specific markers inside cells and on cell surfaces, d) morphological testing, which analyzes cellular structures and e) molecular testing which involves analysis of DNA and RNA and prediction of the clinical significance of various cancers. All of these testing services are widely used in the diagnosis and prognosis of various types of cancer.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “NGNM.OB.”

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  For a complete description of our significant accounting policies, see Note B to our Consolidated Financial Statements included herein.

Our critical accounting policies are those where we have made difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions. Our critical accounting policies are:

•	Revenue Recognition

•	Accounts Receivable

•	Accounting For Contingencies

•	Stock Based Compensation

Revenue Recognition

The Company recognizes revenues in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”, when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

The Company’s specialized diagnostic services are performed based on a written test requisition form and revenues are recognized once the diagnostic services have been performed, the results have been delivered to the ordering physician, the payor has been identified and eligibility and insurance have been verified.  These diagnostic services are billed to various payors, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals and clinics, and individuals.  The Company reports revenues from contracted payors, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules.  The Company reports revenues from non-contracted payors, including certain insurance companies and individuals, based on the amount expected to be collected.  The difference between the amount billed and the amount expected to be collected from non-contracted payors is recorded as a contractual allowance to arrive at the reported revenues.  The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate.  In each reporting period, the Company reviews its historical collection experience for non-contracted payors and adjusts its expected revenues for current and subsequent periods accordingly.

Trade Accounts Receivable and Allowance For Doubtful Accounts

We record accounts receivable net of estimated discounts, contractual allowances and allowances for bad debts.  We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value.  We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payor.  Receivables are charged off to the allowance account at the time they are deemed uncollectible.  In the event that the actual amount of payment received differs from the previously recorded estimate of an account receivable, an adjustment to revenue is made in the current period at the time of final collection and settlement.  During 2007, we recorded approximately $24,000 of net total incremental revenue from tests in which we underestimated the revenue in 2006 relative to the amounts that we were ultimately paid in 2007.  This was less than 1% of our total FY 2007 revenue and less than 1% of our FY 2006 revenue. These adjustments are not material to the Company’s results of operations in any period presented.  Our estimates of net revenue are subject to change based on the contractual status and payment policies of the third party payor’s with whom we deal.  We regularly refine our estimates in order to make our estimated revenue for future periods as accurate as possible based on our most recent collection experience with each third party payor.

The following tables present the dollars and percentage of the Company’s net accounts receivable from customers outstanding by aging category at December 31, 2007 and 2006.  All of our receivables were pending approval by third-party payors as of the date that the receivables were recorded:

NEOGENOMICS AGING OF RECEIVABLES BY PAYOR GROUP

December 31, 2007
Payor Group	0-30%		30-60%		60-90%		90-120%		> 120%		Total	%
Client	$159,649	4%	$148,909	4%	$200,073	5%	$69,535	2%	$122,753	3%	$700,919	19%
Commercial Insurance	427,876	12%	184,761	5%	126,477	3%	66,922	2%	487,387	13%	1,293,423	35%
Medicaid	918	0%	904	0%	2,331	0%	1,292	0%	11,892	0%	17,337	0%
Medicare	662,560	18%	293,870	8%	94,755	3%	70,579	2%	486,002	13%	1,607,766	44%
Self Pay	9,745	0%	6,324	0%	6,889	0%	3,238	0%	5,658	0%	31,854	1%
Total	$1,260,748	34%	$634,768	17%	$430,525	12%	$211,566	6%	$1,113,692	31%	$3,651,299	100%

December 31, 2006
Payor Group	0-30%		30-60%		60-90%		90-120%		> 120%		Total	%
Client	$146,005	9%	$150,698	10%	$79,481	5%	$8,606	1%	$33,827	2%	$418,617	27%
Commercial Insurance	133,333	8%	105,464	7%	58,026	4%	48,847	3%	35,248	2%	380,918	24%
Medicaid	325	0%	650	0%	2,588	0%	400	0%	-	0%	3,963	0%
Medicare	293,298	19%	282,463	18%	71,283	5%	68,830	4%	56,598	4%	772,472	49%
Self Pay	135	0%	2,058	0%	723	0%	-	0%	-	0%	2,916	0%
Total	$573,096	36%	$541,333	35%	$212,101	13%	$126,683	8%	$125,673	8%	$1,578,886	100%

The large increase in our accounts receivable greater than 120 days as of December 31, 2007 as compared to December 31, 2006 was the result of several factors.  In the fourth quarter of 2006, the Company implemented a new billing system that was not scalable as our volume continued to grow and this made accounts receivable management very difficult.  In 2007, as we grew, we determined that we also needed proper management in this area.  Accordingly, in the fourth quarter of 2007, we reorganized our entire billing department and made a decision to replace the existing billing system. As a result we discovered an issue with incorrectly filed claims, that were aged significantly, and the clean-up of these claims was ongoing through the first half of 2008.  At September 30, 2008 only 22% of our Accounts Receivable was aged greater than 120 days. The new billing system went live in March 2008 and is designed specifically for laboratory billing and has been a significant improvement over the previous billing system.

Based on a detailed analysis, we believe that our $415,000 allowance for doubtful accounts, which represents approximately 11% of our receivables balance, is adequate as of December 31, 2007.  At December 31, 2006, our allowance for doubtful accounts was $103,000 or 6% of accounts receivable.

Accounting for Contingencies

When involved in litigation or claims, in the normal course of our business, we follow the provisions of SFAS No. 5, Accounting for Contingencies, to record litigation or claim-related expenses. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. We accrue for settlements when the outcome is probable and the amount or range of the settlement can be reasonably estimated. In addition to our judgments and use of estimates, there are inherent uncertainties surrounding litigation and claims that could result in actual settlement amounts that differ materially from estimates.  With respect to claims brought against the Company by Accupath Diagnostics Laboratories, Inc. (“US Labs”), on April 23, 2008, the Company and US Labs entered into a settlement agreement and release (the “Settlement Agreement”); whereby, both parties agreed to settle and resolve all claims asserted in and arising out of the aforementioned lawsuit. Pursuant to the Settlement Agreement, we are required to pay $500,000 to US Labs, of which $250,000 was paid on May 1, 2008 with funds from the Company’s insurance carrier and the remaining $250,000 shall be paid by the Company on the last day of each month in equal installments of $31,250 commencing on May 31, 2008.  Under the terms of the Settlement Agreement, there are certain provisions agreed to in the event of default. As of October 31, 2008 the remaining amount due was $62,500, and no events of default had occurred.

Stock Based Compensation.

Prior to January 1, 2006, we accounted for stock-based awards and our Employee Stock Purchase Plan using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, FASB Interpretation No. 44 (“FIN 44”)“Accounting for Certain Transactions Involving Stock-Based Compensation, an Interpretation of APB Opinion No. 25”, FASB Technical Bulletin No. 97-1 (“FTB 97-1”)“Accounting under Statement 123 for Certain Employee Stock Purchase Plans with a Look-Back Option”, and related interpretations and provided the required pro forma disclosures of SFAS 123  ”Accounting for Stock-Based Compensation”.  In accordance with APB 25, non-cash, stock-based compensation expense was recognized for any options for which the exercise price was below the market price on the actual grant date and for any grants that were modified from their original terms.  The charge for the options with an exercise price below the market price on the actual grant date was equal to the number of options multiplied by the difference between the exercise price and the market price of the option shares on the actual grant date.  That expense was amortized over the vesting period of the options.  The charge for modifications of options in general was equal to the number of options modified multiplied by the difference between the market price of the options on the modification date and the grant price.  The charge for modified options was taken over the remaining service period, if any.

Effective January 1, 2006, we adopted SFAS 123(R), which requires the measurement at fair value and recognition of compensation expense for all stock-based payment awards.  We selected the modified prospective method of adoption which recognizes compensation expense for the fair value of all stock-based payments granted after January 1, 2006 and for the fair value of all awards granted to employees prior to January 1, 2006 that remain unvested on the date of adoption.  We used the trinomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006.  The trinomial lattice option-pricing model requires the estimation of highly complex and subjective variables.  These variables include expected volatility, expected life of the award, expected dividend rate and expected risk-free rate of return.  The assumptions for expected volatility and expected life are the two assumptions that most significantly affect the grant date fair value.  The expected volatility is a blended rate based on both the historical volatility of our stock price and the volatility of certain peer company stock prices.  The expected term assumption for our stock option grants was determined using trinomial lattice simulation model which projects future option holder behavior patterns based upon actual historical option exercises.  SFAS 123(R) also requires the application of a forfeiture rate to the calculated fair value of stock options on a prospective basis.  Our assumption of forfeiture rate represents the historical rate at which our stock-based awards were surrendered prior to vesting over the trailing four years.  If our assumption of forfeiture rate changes, we would have to make a cumulative adjustment in the current period.  We monitor the assumptions used to compute the fair value of our stock options and similar awards on a regular basis and we will revise our assumptions as appropriate.   See Note B  –  Summary of Significant Accounting Policies section, “Stock-based compensation” subsection and Note F – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-KSB as filed with the SEC on April 14, 2008 for more information regarding the valuation of stock-based compensation.

Results of Operations for the Three and Nine Months Ended September 30, 2008 as Compared to the Three and Nine Months Ended September 30, 2007

Revenue

Revenues increased 61.7%, or $1.9 million, to $5.1 million for the three months ended September 30, 2008 as compared to $3.1 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, revenues increased 82.8%, or $6.4 million, to $14.1 million as compared to $7.7 million for the nine months ended September 30, 2007. The increase in revenues for the three and nine month periods ended September 30, 2008, as compared to the same periods in the prior year was primarily attributable to increases in case and testing volume resulting from wide acceptance of our bundled testing product offering and our industry leading turnaround times, which has resulted in new customers.

Test volume increased 48.3%, or 2,730 tests, to 8,384 tests for the three months ended September 30, 2008 as compared to 5,654 tests for the three months ended September 30, 2007. For the nine months ended September 30, 2008, test volume increased 60.8%, or 8,717 tests, to 23,049 tests as compared to 14,332 tests for the nine months ended September 30, 2007. Average revenue per test increased 9.1% to $602.43 for the three months ended September 30, 2008 as compared to $552.30 for the three months ended September 30, 2007. For the nine months ended September 30, 2008, average revenue per test increased 13.7% to $611.52 as compared to $537.91 for the nine months ended September 30, 2007. The increase in average revenue per test is primarily attributable to an increase in certain Medicare reimbursements for 2008, and an increase in our test mix of flow cytometry testing, which has the highest reimbursement rate of any test we offer. Revenues per test are a function of both the nature of the test and the payer (Medicare, Medicaid, third party insurer, institutional client etc.).

Our policy is to record as revenue the amounts that we expect to collect based on published or contracted amounts and/or prior experience with each payer. We have established a reserve for uncollectible amounts based on estimates of what we will collect from a) third-party payers with whom we do not have a contractual arrangement or sufficient experience to accurately estimate the amount of reimbursement we will receive, b) co-payments directly from patients, and c) those procedures that are not covered by insurance or other third party payers. The Company’s allowance for doubtful accounts decreased 31.7%, or approximately $132,000 to $283,000, as compared to $415,000 at December 31, 2007. The allowance for doubtful accounts was approximately 7.7% and 11.4% of accounts receivable on September 30, 2008 and December 31, 2007, respectively. This decrease is primarily attributed to our new billing system that went live in the first quarter of 2008, and the strong billings and collections team we built in the last year. We expect to return to an allowance between 6%-7% of our gross receivables by the end of the year, as we continue to resolve claims that are greater than 150 days outstanding.

Cost of Revenue

Cost of revenue includes payroll and payroll related costs for performing tests, depreciation of laboratory equipment, rent for laboratory facilities, laboratory reagents, probes and supplies, and delivery and courier costs relating to the transportation of specimens to be tested.

Cost of revenue increased 66.7%, or $1.0 million, to $2.5 million for the three months ended September 30, 2008 as compared to $1.5 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, cost of revenue increased 81.5%, or $3.0 million, to $6.6 million as compared to $3.6 million for the nine months ended September 30, 2007. The increase in cost of revenue for the three and nine month periods ended September 30, 2008, as compared to the same periods in the prior year was primarily attributable to increases in all areas of costs of revenue as the Company scaled its operations in order to meet increasing demand. Cost of revenue as a percentage of revenue increased to 50.2% for the three months ended September 30, 2008 as compared to 48.7% for the three months ended September 30, 2007. For the nine months ended September 30, 2008 cost of revenue as a percentage of sales decreased to 46.7% as compared to 47.0% for the nine months ended September 30, 2007.

Accordingly, this resulted in gross margin decreasing to 49.8% for the three months ended September 30, 2008 as compared to 51.0% for the three months ended September 30, 2007. For the nine months ended September 30, 2008 gross margin increased to 53.3% as compared to 53.0% for the nine months ended September 30, 2007. The decrease in gross margins for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007 is primarily attributable to increased courier cost and personnel and related expenses as well as certain one-time charges associated with validating our new Immunohistochemistry test offerings and the completion of a low margin contract in our contract research organization. In addition, during the three months ended September 30, 2008, we had higher than usual outsourcing fees related to the performance of certain molecular tests that we have now brought back in house.

General and Administrative Expenses

General and administrative expenses increased 21.0%, or $457,000, to $2.6 million for the three months ended September 30, 2008 as compared to $2.2 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008 general and administrative expenses increased 36.1%, or $2.0 million, to $7.7 million as compared to $5.7 million for the nine months ended September 30, 2007. The increases in general and administrative expenses are primarily a result of adding sales and marketing personnel as well as corporate personnel to generate and support revenue growth. We anticipate general and administrative expenses will continue to grow as a result of our expected revenue growth. However, we expect these expenses to decline as a percentage of revenue as our infrastructure costs stabilize.

General and administrative expenses as a percentage of revenue decreased to 52.2% for the three months ended September 30, 2008 as compared to 69.8% for the three months ended September 30, 2007. For the nine months ended September 30, 2008 general and administrative expenses as a percentage of revenue decreased to 54.7% as compared to 73.5% for the nine months ended September 30, 2007. These decreases as compared to the same periods last year were primarily a result of greater economies of scale in our business from spreading our wage expense over a greater revenue base as well as a decrease in professional fees as a result of settling the litigation with US Labs earlier this year.

Bad debt expense increased 22.8%, or $52,000, to $280,000 for the three months ended September 30, 2008 as compared to $228,000 for the three months ended September 30, 2007. For the nine months ended September 30, 2008 bad debt expense increased 116.4%, or $589,000 to $1,095,000 as compared to $506,000 for the nine months ended September 30, 2007. This increase was a result of the significant increases in revenue. Bad debt expense as a percentage of revenue was 5.6% for the three months ended September 30, 2008 as compared to 7.3% for the months ended September 30, 2007. For the nine months ended September 30, 2008 bad debt expense as a percentage of revenue was 7.8% as compared to 6.6% for the nine months ended September 30, 2007.

The decrease in bad debt expense as a percentage of revenue for the three months ended September 30, 2008 as compared to three months ended September 30, 2007 is the result of many changes we have made in our billing practices as well as the implementation of a more effective billing system, which we believe has corrected the billing issues we experienced towards the end of last year. Moving forward, we expect that bad debt expense as a percentage of revenue will run between 5%-7% of revenue.

The increase in bad debt expense as a percentage of revenue for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007 was a result of the increased reserves that we took earlier this year to address the previously discussed billing issues we experienced in late 2007.

Interest Expense, net

Interest expense net, which primarily represents interest on borrowing arrangements, increased 423.5%, or $61,000 to $75,000 for the three months ended September 30, 2008 as compared to $14,000 for the three months ended September 30, 2007. For the nine months ended September 30, 2008 interest expense, net decreased 3.1%, or $6,000 to $199,000 as compared to $206,000 for the nine months ended September 30, 2007. Interest expense for the three and nine months ended September 30, 2008 is related to our new credit facility with Capital Source, while interest expense for the three and nine months ended September 30, 2007 was related to our previous credit facility with Aspen Select Healthcare, LP (“Aspen”), which had a higher average balance and higher interest rate, but was paid off in the second quarter of 2007, thus resulting in no interest expense in the third quarter of 2007 as compared to the third quarter of 2008.

Net Income (Loss)

As a result of the foregoing, we reported a net loss of approximately $(195,000) or ($0.01) per share for the three months ended September 30, 2008 as compared to a net loss of approximately ($591,000) or ($0.02) per share for the three months ended September 30, 2007, an improvement of $396,000. For the nine months ended September 30, 2008, we reported a net loss of approximately ($388,000) or ($0.01) per share as compared to a net loss of ($1,784,000) or ($0.06) per share for the nine months ended September 30, 2007, an improvement of almost $1.4 million.

Results Of Operations For The Twelve Months Ended December 31, 2007 As Compared With The Twelve Months Ended December 31, 2006

Revenue

During the fiscal year ended December 31, 2007, our revenues increased approximately 78% to $11,505,000 from $6,476,000 during the fiscal year ended December 31, 2006. This was the result of an increase in testing volume of 64% and a 9% increase in average revenue per test. This volume increase is the result of wide acceptance of our bundled testing product offering and our industry leading turnaround times resulting in new customers.  The increase in average revenue per test is a direct result of restructuring arrangements with certain existing customers that increased average revenue per test and realigning our pricing policies with new customers.

During the twelve months ended December 31, 2007, our average revenue per customer requisition increased by approximately 4% to $702.15 from $677.19 in 2006.  Our average revenue per test increased by approximately 9% to $547.90 in 2007 from $504.44 in 2006.  This was primarily a result of price increases to certain customers as well as product and payor mix changes.   Revenues per test are a function of both the nature of the test and the payor (Medicare, Medicaid, third party insurer, institutional client etc.).  Our policy is to record as revenue the amounts that we expect to collect based on published or contracted amounts and/or prior experience with the payor.   We have established a reserve for uncollectible amounts based on estimates of what we will collect from a) third-party payors with whom we do not have a contractual arrangement or sufficient experience to accurately estimate the amount of reimbursement we will receive, b) co-payments directly from patients, and c) those procedures that are not covered by insurance or other third party payors.   On December 31, 2007, our Allowance for Doubtful Accounts was approximately $414,500, a 301% increase from our balance at December 31, 2006 of $103,500.  The allowance for doubtful accounts was approximately 11.3% and 6.5% of accounts receivables on December 31, 2007 and December 31, 2006, respectively.   This increase was the result of an increase in Accounts Receivable due to increased revenues and the increase in the percentage of our aged accounts receivable greater than 120 days.

Cost of Revenue

During 2007, our cost of revenue, as a percentage of gross revenue, increased from 43% in 2006 to 48% in 2007.  This was primarily a result of increases in the number of employees and related benefits as well as increased lab supply and postage/delivery costs from opening new lines of business and meeting the increase in testing volumes.

Gross Profit

As a result of the 78% increase in revenue and our 48% cost of revenue, our gross profit increased 61% to $5,982,000 in 2007, from a gross profit of $3,717,000 in 2006. When expressed as a percentage of revenue, our gross margins decreased from 57.4% in 2006 to 52.1% in 2007.  The increase in gross profit was largely a result of higher testing volumes in 2007, and the decrease in gross profit margin was due to the increased costs in 2007 for employee labor and benefits, lab supplies, and postage and delivery costs.

General and Administrative Expenses

During 2007, our general and administrative expenses increased by approximately 155% to $9,123,000 from approximately $3,577,000 in 2006. General and administrative expenses, as a percentage of sales was 79% as of December 31, 2007, compared with 55% as of December 31, 2006, an increase of 24%.  This increase was primarily a result of higher personnel and personnel-related expenses associated with the increase in management and sales and administrative headcount that was necessary to manage the significant increases in test volumes described above. In addition to management, sales, and administrative personnel, our general and administrative expenses also include all overhead and technology expenses as well, which have also increased as a result of higher test volumes.  We also incurred significant expenses related to scaling our operations to meet our ongoing business plan and significant expenses associated with the litigation with US Labs that was recently settled (see Note L to our financial statements).  For the year ended December 31, 2007, we incurred approximately $619,000 of litigation related expenses, net of reimbursements from our insurance company, as compared to approximately $159,000 of such litigation related expenses for the year ended December 31, 2006.  Bad debt expense for the years ended December 31, 2007 and 2006 was $1,013,804 and $444,133, respectively.  This increase was necessitated by the significant increase in revenues noted above and to a lesser extent by the issues denoted in our critical accounting policies regarding accounts receivable management.

Other Income/Expense

Net other income/expense, which primarily consists of interest expense, decreased approximately 11% in 2007 to approximately $239,000 from approximately $270,000 for 2006.  Interest expense is comprised of interest payable on advances under our Credit Facility with Aspen and interest paid for capital lease obligations.  The year-over-year decrease is primarily attributed to paying off the Aspen credit facility on June 7, 2007.

Net Loss

As a result of the foregoing, our net loss increased from ($130,000) in 2006 to ($3,380,000) in 2007, an increase of approximately 2,500%.

Liquidity and Capital Resources

During the fiscal year ended December 31, 2007, our operating activities used approximately $2,643,000 in cash compared with $694,000 used in the fiscal year ended 2006.  This amount primarily represented cash tied-up in receivables as a result of increased revenues and to a lesser extent cash used to pay the expenses associated with our operations as well as fund our other working capital.  We also spent approximately $516,000 on new equipment in 2007 compared with $399,000 in 2006.  Through the sale of equity securities, which provided approximately $5,287,000, we were able to retire the $1,675,000 due on our credit facility with Aspen and finance operations. This resulted in net cash provided by financing activities of approximately $3,443,000 in 2007 compared to $1,208,000 in 2006.  At December 31, 2007 and December 31, 2006, we had cash and cash equivalents of approximately $211,000, and $126,000 respectively.

During the nine months ended September 30, 2008, our operating activities used approximately $182,000 in cash compared with approximately $2,189,000 used in the nine months ended September 30, 2007. We invested approximately $370,000 on new equipment during the nine months ended September 30, 2008, compared with approximately $407,000 for the nine months ended September 30, 2007. As of November 5, 2008, we had approximately $625,000 in cash on hand and $1,250,000 of availability under our Credit Facility with CapitalSource. On November 5, 2008, we entered into the Purchase Agreement with Fusion Capital, that provides for future sales of our common stock to Fusion Capital in amounts up to $8.0 million over the next 30 months in amounts and at times that are solely in our discretion. If we elect to sell stock to Fusion Capital under the Purchase Agreement, any proceeds received by us would be used for general corporate purposes or to pursue strategic opportunities that may arise. On November 5, 2008, we also entered into a master lease agreement with Leasing Technologies International, Inc. (“LTI”) which allows us to draw as much as $1.0 million over the next twelve months to purchase capital equipment. At the present time, we anticipate that based on i) our current business plan and operations, ii) our existing cash balances, iii) the availability of our accounts receivable credit facility with CapitalSource, iv) the availability of equity capital under the Purchase Agreement, and v) the availability of equipment financing under the master lease agreement with LTI, we will have adequate liquidity for at least the next twelve months. This estimate of our cash needs does not include any additional funding which may be required for growth in our business beyond that which is planned or cash that may be required to pursue strategic transactions or acquisitions. In the event that the Company grows faster than we currently anticipate or we engage in strategic transactions or acquisitions and our cash on hand and/or our availability under the CapitalSource Credit Facility, the Purchase Agreement, or the LTI master lease agreement is not sufficient to meet our financing needs, we may need to raise additional capital from other sources. In such event, we may not be able to obtain such funding on attractive terms, or at all, and the Company may be required to curtail its operations. In the event that we do need to raise additional capital, we would seek to raise this additional money through issuing a combination of debt and/or equity securities primarily through banks and/or other large institutional investors. At September 30, 2008, we had stockholders’ equity of $2,487,000.

We currently forecast capital expenditures in order to execute on our business plan. The amount and timing of such capital expenditures will be determined by the volume of business, but we currently anticipate that we will need to purchase approximately $1.5 million to $2.0 million of additional capital equipment during the next twelve months. We plan to fund these expenditures through capital lease financing arrangements and through our master lease agreement with LTI. If we are unable to obtain such funding, we will need to pay cash for these items or we will be required to curtail our equipment purchases, which may have an impact on our ability to continue to grow our revenues.

Aspen Credit Facility

On March 23, 2005, Aspen and the Company entered into an amended and restated loan agreement, which provided for a revolving credit facility in an amount of up to $1.5 million (which was subsequently increased to $1.7 million) (the “Aspen Credit Facility”). The Aspen Credit Facility was paid in full in June 2007 and it expired on September 30, 2007.

Standby Equity Distribution Agreement

On June 6, 2005, we entered into a Standby Equity Distribution Agreement (the “SEDA”) with Cornell Capital Partners, LP.  Pursuant to the SEDA, the Company could, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million.    On August 1, 2007, the SEDA expired and we decided not to renew it.

The following sales of common stock were made under our SEDA with Cornell Capital Partners since it was first declared effective on August 1, 2005:

Request Date	Completion Date	Shares of Common Stock	Gross Proceeds	Yorkville Fee	Escrow Fee	Net Proceeds	ASP(1)

8/29/2005	9/8/2005	63,776	$25,000	$1,250	$500	$23,250

12/10/2005	12/18/2005	241,779	50,000	2,500	500	47,000

Subtotal – 2005		305,555	$75,000	$3,750	$1,000	$70,250	$0.25

7/19/2006	7/28/2006	83,491	53,000	2,500	500	50,000

8/8/2006	8/16/2006	279,486	250,000	12,500	500	237,000

10/18/2006	10/23/2006	167,842	200,000	10,000	500	189,500

Subtotal – 2006		530,819	$503,000	$25,000	$1,500	$476,500	$0.95

12/29/2006	1/10/2007	98,522	150,000	7,500	500	142,000

1/16/2007	1/24/2007	100,053	150,000	7,500	500	142,000

2/1/2007	2/12/2007	65,902	100,000	5,000	500	94,500

2/19/2007	2/28/2007	166,611	250,000	12,500	500	237,000

2/28/2007	3/7/2007	180,963	250,000	12,500	500	237,000

4/5/2007	4/16/2007	164,777	250,000	12,500	500	237,000

4/20/2007	4/30/2007	173,467	250,000	12,500	500	237,000

Subtotal – 2007		950,295	$1,400,000	$70,000	$3,500	$1,326,500	$1.48

Total Since Inception		1,786,669	$1,978,000	$98,750	$6,000	$1,873,250	$1.19

(1)	Average Selling Price of shares issued.

Private Placement

During the period from May 31, 2007 through June 6, 2007, we sold 2,666,667 shares of our common stock to ten unaffiliated accredited investors (the “Investors”) at a price of $1.50 per share in a private placement of our common stock (the “Private Placement”).  The Private Placement generated gross proceeds to the Company of $4.0 million, and after estimated transaction costs, the Company received net cash proceeds of approximately $3.8 million.  The Company also issued warrants to purchase 98,417 shares of our Common Stock to Noble International Investments, Inc. (“Noble”), in consideration for its services as a placement agent for the Private Placement and paid Noble a cash fee of $147,625.  Additionally, the Company issued to Aspen Capital Advisors, LLC (“ACA”) warrants to purchase 250,000 shares at $1.50 per share and paid ACA a cash fee of $52,375 in consideration for ACA’s services to the Company in connection with the Private Placement.   The Private Placement involved the issuance of the aforementioned unregistered securities in transactions that we believed were exempt from registration under the Securities Act.  All of the aforementioned stockholders received registration rights (“Registration Rights”) for the Private Placement shares so purchased and we filed a registration statement on Form SB-2 on July 12, 2007 to register these shares (the “Registration Statement”).  Certain of the Investors also purchased 1,500,000 shares and 500,000 warrants from Aspen in a separate transaction that occurred simultaneously with the Private Placement and the Company agreed to an assignment of Aspen’s registration rights for such shares and warrants, and those shares and warrants were included in this Registration Statement.

The Registration Rights contained a provision that if the Registration Statement was not declared effective within 120 days of the Private Placement, we would be responsible for partial relief of the damages resulting from a holder’s inability to sell the shares covered by the Registration Statement.  Beginning after 120 days from the date that the Private Placement was consummated, the Company is obligated to pay as liquidated damages to each holder of shares covered by the Registration Statement (“Registered Securities”) an amount equal to one half percent (0.5%) of the purchase price of the Registered Securities for each thirty (30) day period that the Registration Statement is not effective after the required effective date specified in the Registration Rights Agreement.  Such liquidated damages may be paid, at the holder’s option, either in cash or shares of our common stock, after demand therefore has been made.

In August, 2007, we received a comment letter from the Accounting Staff of the SEC regarding certain disclosure and accounting questions with respect to our FY 2006 annual report filed on Form 10-KSB.  In September 2007, we responded to the SEC Staff and filed an amended Form 10-KSB/A that responded to the matters raised by the Staff.  In October 2007, we received a follow up comment letter from the Staff that continued to question the accounting we use in connection with non-cash employee stock-based compensation and warrants issued under the newly adopted SFAS 123(R).   We responded to the Staff’s October 2007 letter in March 2008, and resolved all open issues in May 2008.

As a result of the aforementioned SEC correspondence, the Company was not able to register the securities issued in the Private Placement within the allowed 120 period, and was thus responsible for damages.  Accordingly, as of December 31, 2007, in accordance with FASB Staff Position 00-19-2, “Accounting for Registration Payment Arrangements” we had accrued approximately $282,000 in penalties as liquidated damages from the end of the 120 day period through May 2008.  Such penalties are included in Accrued Expenses and Other Liabilities. The Registration Statement registering the Private Placement shares was declared effective by the SEC on July 1, 2008. In September 2008, the Company paid $40,500 in cash and issued 170,088 shares of common stock at $1.00 per share (an aggregate value of $170,088) for a total value of $210,588 to the holders of the Private Placement shares to settle the penalty amounts due. The remaining $71,412 in accrued penalties was reversed in September 2008 as certain shareholders had previously sold their shares, thus forfeiting their rights to any liquidated damages.

On June 6, 2007, the Company issued to Lewis Asset Management (“LAM”) 500,000 shares of common stock at a purchase price of $0.26 per share and received gross proceeds of $130,000 upon the exercise by LAM of 500,000 warrants which were purchased by LAM from Aspen on that day.

On June 7, 2007, we used part of the net proceeds of the Private Placement to pay off the $1.7 million principal balance of the Aspen Credit Facility.

On August 15, 2007 our Board of Directors voted to issue warrants to purchase 533,334 shares of our common stock to the investors who purchased shares in the Private Placement.  Such warrants have an exercise price of $1.50 per share and are exercisable for a period of two years.  Such warrants also have a provision for piggyback registration rights in the first year and demand registration rights in the second year.

Revolving Credit and Security Agreement

On February 1, 2008, we entered into a Revolving Credit and Security Agreement (“Credit Facility” or “Credit Agreement”) with CapitalSource Finance LLC (“Lender”) pursuant to which the Lender shall make available to us a revolving credit facility in a maximum principal amount at any time outstanding of up to Three Million Dollars ($3,000,000) (the “Facility Cap”). Subject to the provisions of the Credit Agreement, the Lender shall make advances to us from time to time during the three year term following the closing date, and the revolving Credit Facility may be drawn, repaid and redrawn from time to time as permitted under the Credit Agreement. Interest on outstanding advances under the Credit Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of one-month LIBOR plus 3.25% in accordance with the terms of the Credit Agreement, subject to a LIBOR floor of 3.14%.  As of September 30, 2008, the effective annual interest rate of the Credit Agreement was 6.5%.  To secure the payment and performance in full of the Obligations (as defined in the Credit Agreement), we granted to the Lender a continuing security interest in and lien upon, all of our rights, title and interest in and to our Accounts (as such term is defined in the Credit Agreement), which primarily consist of accounts receivable.  Furthermore, pursuant to the Credit Agreement, the Parent Company guaranteed the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations. The Parent Company’s guaranty is a continuing guarantee and shall remain in force and effect until the indefeasible cash payment in full of the Guaranteed Obligations (as defined in the Credit Agreement) and all other amounts payable under the Credit Agreement.

On November 3, 2008 the Company and CapitalSource signed a first amendment to the Credit Agreement.  This amendment increased the amount allowable under the Credit Agreement to pay towards the settlement of the US Labs lawsuit to $250,000 from $100,000 and documented other administrative agreements between NeoGenomics and CapitalSource.

Common Stock Purchase Agreement

On November 5, 2008, we entered into the Purchase Agreement with Fusion Capital.  The Purchase Agreement, which has a term of 30 months, provides for the future funding of up to $8.0 million from sales of our common stock to Fusion Capital on a when and if needed basis as determined by us in our sole discretion.  On October 10, 2008, we issued to Fusion Capital 17,500 shares of our common stock and $17,500 as a due diligence expense reimbursement. In addition, on November 5, 2008, we issued to Fusion Capital 400,000 shares of our common stock as a non-refundable commitment fee. Concurrently with entering into the Purchase Agreement, we entered into the Registration Rights Agreement with Fusion Capital.  Under the Registration Rights Agreement, we agreed to file a registration statement with the SEC covering the 417,500 shares that have already been issued to Fusion Capital and at least 3.0 million shares that may be issued to Fusion Capital under the Purchase Agreement.

Under the Purchase Agreement, after the SEC has declared effective the registration statement related to the transaction, we have the right to sell to Fusion Capital shares of our common stock from time to time in amounts between $50,000 and $1.0 million, depending on the market price of our common stock.  The purchase price of the shares related to any future funding under the Purchase Agreement will be based on the prevailing market prices of our stock at the time of such sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital.  Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45 per share.  The Purchase Agreement may be terminated by us at any time at our discretion without any further cost to us.  There are no negative covenants, restrictions on future funding from other sources, penalties, further fees or liquidated damages in the agreement.

Given our current liquidity position from cash on hand and our availability under our Credit Facility with CapitalSource, we have no immediate plans to issue common stock under the Purchase Agreement. If and when we do elect to sell shares to Fusion Capital under the Purchase Agreement, we expect to do so opportunistically and only under conditions deemed favorable by the Company.  Any proceeds received by the Company from sales under the Purchase Agreement will be used for general corporate purposes, working capital, and/or for expansion activities.

Equipment Lease Line

On November 5, 2008, our wholly-owned subsidiary entered into a master lease agreement with Leasing Technologies International, Inc. (“LTI”). The master lease agreement establishes the general terms and conditions pursuant to which the subsidiary may lease equipment pursuant to a $1,000,000 lease line. Advances under the lease line may be made for one year by executing equipment schedules for each advance. The lease term of any equipment schedules issued under the lease line will be for 36 months. The lease rate factor applicable for each equipment schedule is 0.0327/month. If the subsidiary makes use of the entire lease line, the monthly rent would be $32,700. Monthly rent for the leased equipment is payable in advance on the first day of each month. The obligations of the subsidiary are guaranteed by the Parent Company. At the end of the term of each equipment schedule the subsidiary may:

(a) Renew the lease with respect to such equipment for an additional 12 months at fair market value;

(b) Purchase the equipment at fair market value, which price will not be less than 10% of cost nor more than 14% of cost;

(c) Extend the term for an additional six months at 35% of the monthly rent paid by lessee during the initial term, equipment may then be purchased for the lesser of fair market value or 8% of cost; or

(a) Return the equipment subject to a remarketing charge equal to 6% of cost.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 was effective for the Company as of January 1, 2008 for financial assets and financial liabilities within its scope and did not have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which defers the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2. The Company is currently assessing the impact, if any, of SFAS 157 and FSP FAS 157-2 for non-financial assets and non-financial liabilities on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits an entity to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company adopted this statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. Its intention is to eliminate the diversity in practice regarding the accounting for transactions between an entity and noncontrolling interests. This statement is effective for the Company as of January 1, 2009 and currently, we do not expect it to have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS 141 (revised) is effective for periods beginning on or after January 1, 2009, and currently, we do not expect it to have a material impact on the Company’s financial statements unless we engage in any business combinations. The adoption of this accounting pronouncement will cause us to expense all previously capitalized expenses related to possible business combinations and all future costs of possible business combinations as they are incurred.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (“SFAS No. 163”).  This Statement interprets FASB Statement No. 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. SFAS 161 is effective for periods beginning on or after November 15, 2008, and currently, we do not expect it to have a material impact on the Company’s financial statements..

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. While this statement formalizes the sources and hierarchy of GAAP within the authoritative accounting literature, it does not change the accounting principles that are already in place. This statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 is not currently expected to have a material impact on the Company’s financial statements.

US Labs Settlement

On April 23, 2008, the Company and US Labs entered into the Settlement Agreement; whereby, both parties agreed to settle and resolve all claims asserted in and arising out of US Labs’ lawsuit against the Company and certain of its officers and employees. Pursuant to the Settlement Agreement, we are required to pay $500,000 to US Labs, of which $250,000 was paid on May 1, 2008 with funds from the Company’s insurance carrier and the remaining $250,000 shall be paid by the Company on the last day of each month in equal installments of $31,250 commencing on May 31, 2008.  Under the terms of the Settlement Agreement, there are certain provisions agreed to in the event of default. As of October 31, 2008, the remaining amount due was $62,500, and no events of default had occurred.

FCCI Litigation

A civil lawsuit is currently pending between the Company and its liability insurer, FCCI Commercial Insurance Company ("FCCI") in the 20th Judicial Circuit Court in and for Lee County, Florida (Case No. 07-CA-017150). FCCI filed the suit on December 12, 2007 in response to the Company's demands for insurance benefits with respect to an underlying action involving US Labs (a settlement agreement has since been reached in the underlying action, and thus that case has now concluded). Specifically, the Company maintains that the underlying plaintiff's allegations triggered the subject insurance policy's personal and advertising injury coverage. In the lawsuit, FCCI seeks a court judgment that it owes no obligation to the Company regarding the underlying action (FCCI does not seek monetary damages). The Company has counterclaimed against FCCI for breach of the subject insurance policy, and seeks recovery of defense costs incurred in the underlying matter, amounts paid in settlement thereof, and fees and expenses incurred in litigating with FCCI. The court recently denied a motion by FCCI for judgment on the pleadings, and the parties are proceeding with discovery. We intend to aggressively pursue all remedies in this matter and believe that the courts will ultimately find that FCCI had a duty to provide coverage in the US Labs litigation.

Employment Contracts

On March 12, 2008, we entered into an employment agreement with Robert Gasparini, our President and Chief Scientific Officer to extend his employment with the Company for an additional four year term.  This employment agreement was retroactive to January 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party with their intention to terminate the agreement 90 days before the end of the initial term.  The employment agreement specifies an initial base salary of $225,000/year with specified salary increases tied to meeting revenue goals.  Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain targets established by the Board of Directors.  In addition, Mr. Gasparini was granted 784,000 stock options that have a seven year term so long as Mr. Gasparini remains an employee of the Company.  These options are scheduled to vest according to the passage of time and the meeting of certain performance-based milestones.  Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of twelve months.

On June 24, 2008, we entered into an employment agreement with Jerome J. Dvonch, our Director of Finance and Principle Accounting Officer, to extend his employment with the Company for an additional four year term.  This employment agreement became effective on July 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement at least one month before the end of the initial term (or any renewal term).  The employment agreement specifies an initial base salary of $150,000/year.  Mr. Dvonch is also eligible to receive an annual performance based cash bonus at the discretion of the Compensation Committee of the Board of Directors. In addition, Mr. Dvonch was granted an option to purchase 100,000 shares of our common stock at an exercise price of $1.01 per share. These options are scheduled to vest according to the passage of time and the meeting of certain performance-based milestones.  Mr. Dvonch’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Dvonch is terminated without cause by the Company, the Company has agreed to pay Mr. Dvonch’s base salary and maintain his benefits for a period of six months.

DESCRIPTION OF BUSINESS

NeoGenomics operates a network of cancer-focused genetic testing laboratories.  The Company’s growing network of laboratories currently offers the following types of testing services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States:

a)	cytogenetics testing, which analyzes human chromosomes;

b)	Fluorescence In-Situ Hybridization (“FISH”) testing, which analyzes abnormalities at the chromosomal and gene levels;

c)	flow cytometry testing, which analyzes gene expression of specific markers inside cells and on cell surfaces; and

d)	molecular testing which involves analysis of DNA and RNA to diagnose and predict the clinical significance of various genetic sequence disorders.

All of these testing services are widely utilized in the diagnosis and prognosis of various types of cancer.

The medical testing laboratory market can be broken down into three segments: clinical lab testing, anatomic pathology testing, and genetic and molecular testing. Clinical lab testing is typically done by laboratories that specialize in high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine.  Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic pathology (“AP”) testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology.  The most widely performed AP procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA or RNA for abnormalities.  New tests are being developed at an accelerated pace, thus this market niche continues to expand rapidly.  Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically MD or PhD level) to certify results and typically yields the highest average revenue per test of the three market segments.   The estimated size of this market and the related parts of the AP testing market that we address is approximately $4-$5 Billion.

Our primary focus is to provide high complexity laboratory testing for the community-based pathology and oncology marketplace.  Within these key market segments, we currently provide our services to pathologists and oncologists in the United States that perform bone marrow and/or peripheral blood sampling for the diagnosis of blood and lymphoid tumors (leukemias and lymphomas) and archival tissue referral for analysis of solid tumors such as breast cancer.  A secondary strategic focus targets community-based urologists due to a new FISH-based test for the initial diagnosis of bladder cancer and early detection of recurrent disease.  We focus on community-based practitioners for two reasons. First, academic pathologists and associated clinicians tend to have their testing needs met within the confines of their university affiliation.  Secondly, most of the cancer care in the United States is administered by community based practitioners, not in academic centers, due to ease of local access.  Moreover, within the community-based pathologist segment it is not our intent to willingly compete with our customers for testing services that they may seek to perform themselves.   Fee-for-service pathologists for example, derive a significant portion of their annual revenue from the interpretation of biopsy specimens.  Unlike other larger laboratories, which strive to perform 100% of such testing services themselves, we do not intend to compete with our customers for such specimens. Rather, our high complexity cancer testing focus is a natural extension of and complementary to many of the services that our community-based customers often perform within their own practices.  As such, we believe our relationship as a non-competitive consultant, empowers these physicians to expand their testing breadth and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country.

We continue to make progress growing our testing volumes and revenue beyond our historically focused effort in Florida due to our expanding field sales footprint.  As of November 25, 2008, NeoGenomics’ sales and marketing organization had 14 territory business managers, three regional managers, a National Director of Sales and three team members in business development and marketing, and we have received business from 30 states throughout the country.  Recent, key hires included various territory business managers (sales representatives) in the Northeastern, Southeastern, and Western states.  We expect to hire one more account manager during 2008 and to continue to scale our sales team rapidly during 2009. As more sales representatives are added, we believe that the base of our business outside of Florida will continue to grow and ultimately eclipse that which is generated within the state.

We are successfully competing in the marketplace based on the quality and comprehensiveness of our test results, and our innovative flexible levels of service, industry-leading turn-around times, regionalization of laboratory operations and ability to provide after-test support to those physicians requesting consultation.

2007 saw the refinement of our industry leading NeoFISHTM technical component-only FISH service offering.  Upon the suggestion of our installed customer base, we made numerous usability and technical enhancements throughout last year.  The result has been a product line for NeoGenomics that continues to resonate very well with our client pathologists.  Utilizing NeoFISHTM, such clients are empowered to extend the outreach efforts of their practices and exert a high level of sign out control over their referral work in a manner that was previously unobtainable.

NeoFLOWTM tech-only flow cytometry was launched as a companion service to NeoFISHTM in late 2007. NeoFLOWTM has been a key growth driver in 2008.  Moreover, the combination of NeoFLOWTM and NeoFISHTM serves to strengthen the market differentiation of each product line for NeoGenomics and allows us to compete more favorably against larger, more entrenched competitors in our testing niche.

We increased our professional level staffing for global requisitions requiring interpretation in 2007 and 2008.  We currently employ three full-time MDs as our medical directors and pathologists, two PhDs as our scientific directors and cytogeneticists, and two part-time MDs acting as consultants and backup pathologists for case sign out purposes.  We have plans to hire several more hematopathologists as our product mix continues to expand beyond tech-only services and more sales emphasis is focused on our ability to issue consolidated reporting with case interpretation under our Genetic Pathology Solutions (GPSTM) product line.

We believe NeoGenomics’ average 3-5 day turn-around time for our cytogenetics services continues to remain an industry-leading benchmark for national laboratories.  The timeliness of results continues to increase the usage patterns of cytogenetics and acts as a driver for other add-on testing requests by our referring physicians.  Based on anecdotal information, we believe that typical cytogenetics labs have 7-14 day turn-around times on average with some labs running as high as 21 days.  Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer FISH and other molecular tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available.  We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

High complexity laboratories within the cancer testing niche have frequently operated a core facility on one or both coasts to service the needs of their customers around the country.  Informal surveys of customers and prospects uncovered a desire to do business with a laboratory with national breadth but with a more local presence.  In such a scenario, specimen integrity, turnaround-time of results, client service support, and interaction with our medical staff are all enhanced.  We currently operate three laboratory locations in Fort Myers, Florida, Irvine, California and Nashville, Tennessee, each of which has received the appropriate state, Clinical Laboratory Improvement Amendments (“CLIA”), and College of American Pathologists (“CAP”) licenses and accreditations.  As situations dictate and opportunities arise, we will continue to develop and open new laboratories, seamlessly linked together by our optimized Laboratory Information System (“LIS”), to better meet the regionalized needs of our customers.

2007 brought progress in the NeoGenomics Contract Research Organization (“CRO”) division based at our Irvine, California facility.  This division was created to take advantage of our core competencies in genetic and molecular high complexity testing and act as a vehicle to compete for research projects and clinical trial support contracts in the biotechnology and pharmaceutical industries.  The CRO division will also act as a development conduit for the validation of new tests which can then be transferred to our clinical laboratories and be offered to our clients.  We envision the CRO as a way to infuse some intellectual property into the mix of our services and in time create a more “vertically integrated” laboratory that can potentially offer additional clinical services of a more proprietary nature. 2007 brought the first revenue to NeoGenomics’ CRO division.  This initial revenue stream was small due to the size of the contracts closed. During 2008 we began to scale revenues from the CRO division and we currently expect to grow this business significantly during 2009.

During 2008, we began offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing (i.e. immunohistochemistry) that are complementary to our current test offerings.  At no time do we expect to intentionally compete with fee-for-service pathologists for services of this type, and Company sales efforts will operate under a strict “right of first refusal” philosophy that supports rather than undercuts the practice of community-based pathology.  We believe that by adding additional types of tests to our product offering we will be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to package our testing services more appropriately to the needs of the market.

The above market strategy continues to bear fruit for the Company, resulting in strong year over year growth of 78% in FY 2007 versus FY 2006.  For the nine months ended September 30, 2008, we experienced even stronger year over year revenue growth of 83% versus the comparable period in FY 2007.  Our average revenue/requisition in FY 2007 was approximately $702, which was an increase of approximately 4% from FY 2006. For the nine months ended September 30, 2008, our average revenue/requisition was approximately $803 which was an increase of approximately 16% from the comparable period in 2007. Our average revenue/test in FY 2007 was approximately $548, which was an increase of approximately 9% over FY 2006.  Our average revenue/test for the nine months ended September 30, 2008 was approximately $612, which was an increase of approximately 14% over the comparable period in FY 2007. FY 2007 saw a slight erosion of average tests per requisition due to the overwhelming success of our bladder cancer FISH product line, which tends to be a singly ordered test request.  New sales hires and a new focus on global workups with interpretation and our integrated GPS product line allowed us to increase average number of tests per requisition for the nine months ended September 30, 2008 from the comparable period in FY 2007. For the three months ended September 30, 2008, average number of tests per requisition was 1.33 and we expect this number to continue to increase during 2009.

For the twelve months ended December 31	FY 2007	FY 2006	% Inc (Dec)

Customer Requisitions Received (Cases)	16,385	9,563	71.3%
Number of Tests Performed	20,998	12,838	63.6%
Average Number of Tests/Requisition	1.28	1.34	(4.5)%

Total Testing Revenue	$11,504,725	$6,475,996	77.7%
Average Revenue/Requisition	$702.15	$677.19	3.7%
Average Revenue/Test	$547.90	$504.44	8.6%

For the nine months ended September 30	FY 2008	FY 2007	% Inc (Dec)

Customer Requisitions Received (Cases)	17,758	11,123	59.7%
Number of Tests Performed	23,049	14,332	60.8%
Average Number of Tests/Requisition	1.31	1.29	1.6%

Total Testing Revenue	$14,094,959	$7,709,408	82.8%
Average Revenue/Requisition	$802.77	$693.01	15.8%
Average Revenue/Test	$611.52	$537.91	13.7%

We believe this bundled approach to testing represents a clinically sound practice that is medically valid. Within the subspecialty field of hematopathology, such a bundled approach to the diagnosis and prognosis of blood and lymph node diseases has become the standard of care throughout the country.  In addition, as the average number of tests performed per requisition increases, we believe this should drive increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities.

Business of NeoGenomics

Services

We currently offer four primary types of testing services:  cytogenetics, flow cytometry, FISH testing and molecular testing.

Cytogenetics Testing.  Cytogenetics testing involves analyzing chromosomes taken from the nucleus of cells and looking for abnormalities in a process called karyotyping.  A karyotype evaluates the entire 46 human chromosomes by number and banding patterns to identify abnormalities associated with disease.  In cytogenetics testing, we typically analyze  chromosomes from 20 different cells.  Examples of cytogenetics testing at NeoGenomics include bone marrow aspirate or peripheral blood analysis to diagnose various types of leukemias and lymphomas.

Cytogenetics testing by large national reference laboratories and other competitors has historically taken anywhere from 7-14 days on average to obtain a complete diagnostic report.  We believe that as a result of this timeframe, many practitioners have refrained to some degree from ordering such tests because the results traditionally were not returned within an acceptable diagnostic window.  NeoGenomics has designed our laboratory operations in order to complete cytogenetics tests for most types of biological samples, produce a final diagnostic report  and make it available via fax or online viewing within 3-5 days.  We have consistently delivered these turnaround times over the last three years without taking shortcuts that can undermine the quality of the delivered result.  These turnaround times are among the best in the industry and we believe that more physicians are incorporating cytogenetics testing into their diagnostic regimens, thus affording NeoGenomics the opportunity to drive the incremental growth of our business via this product line for the foreseeable future.

Flow Cytometry Testing.  Flow cytometry testing analyzes clusters of differentiation on cell surfaces.  Gene expression of many cancers creates protein-based clusters of differentiation on the cell surfaces that can then be traced back to a specific lineage or type of cancer.  Flow cytometry is a method of separating liquid specimens or disaggregated tissue into different constituent cell populations. This methodology is used to determine which of these cell types is abnormal in a patient specific manner.  Flow cytometry is important in developing an accurate diagnosis, defining the patient’s prognosis, and clarifying what treatment options may be optimal. Flow cytometry testing is performed using sophisticated lasers and will typically analyze over 100,000 individual cells in an automated fashion.  Flow cytometry testing is highly complementary with cytogenetics and the combination of these two testing methodologies allows the results from one test to complement the findings of the other methodology, which can lead to a more accurate snapshot of a patient’s disease state.

FISH Testing.  As an adjunct to traditional chromosome analysis, we offer Fluorescence In Situ Hybridization (FISH) testing to extend our capabilities beyond routine cytogenetics.  FISH testing permits identification of the most frequently occurring numerical chromosomal abnormalities in a rapid manner by looking at centromeres or specific genes that are implicated in cancer.  During the past 5 years, FISH testing has demonstrated its considerable diagnostic potential. The development of molecular probes by using DNA sequences of differing sizes, complexity, and specificity, coupled with technological enhancements (direct labeling, multicolor probes, computerized signal amplification, and image analysis) make FISH a powerful and diagnostic and prognostic tool.

Molecular Testing.  Molecular testing primarily involves the analysis of DNA to diagnose DNA & RNA abnormalities in liquid and solid tumors.  There are approximately 1.0 – 2.0 million base pairs of DNA in each of the estimated 20,000 genes located across the 46 chromosomes in the nucleus of every cell.  Molecular testing allows us to look for variations in this DNA that are associated with specific types of diseases.  Today there are molecular tests for about 500 genetic diseases.  However, the majority of these tests remain available under the limited research use only designation and are only offered on a restricted basis to family members of someone who has been diagnosed with a genetic condition.  About 50 molecular tests are now available for the diagnosis, prognosis or monitoring of various types of cancers and physicians are becoming more comfortable ordering such adjunctive tests.  We currently provide these tests on an outsourced basis.  We anticipate in the near future performing some of the more popular tests within our facilities as the number of requests continues to increase.  Although reimbursement rates for these new molecular tests still need to improve, we believe that molecular testing is an important and growing market segment with many new diagnostic tests being developed every year.  We are committed to providing the latest and most accurate testing to clients and we will invest accordingly when market demand warrants.

Distribution Methods

The Company currently performs testing services at each of its’ three main clinical laboratory locations: Fort Myers, Florida, Nashville, Tennessee and Irvine, California, and then produces a report for the requesting physician.  The Company currently out sources all of its molecular testing to third parties, but expects to validate some of this testing in-house in FY 2008 and offer it to customers to best meet client demand.

Competition

We are engaged in segments of the medical testing laboratory industry that are highly competitive.  Competitive factors in the genetic and molecular testing business generally include reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting and timeliness of delivery of completed reports.

Our competitors in the United States are numerous and include major medical testing laboratories and biotechnology research companies.  Many of these competitors have greater financial resources and production capabilities.  These companies may succeed in developing service offerings that are more effective than any that we have or may develop and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our products obsolete, less effective or uneconomical.

We estimate that the United States market for genetics and molecular testing is divided among approximately 300 laboratories. However, approximately 80% of these laboratories are attached to academic institutions and only provide clinical services to their affiliate university hospitals. We further believe that less than 20 laboratories market their services nationally.  We believe that the industry as a whole is still quite fragmented, with the top 20 laboratories accounting for approximately 50% of market revenues.

We intend to continue to gain market share by offering industry leading turnaround times, a broad service menu, high-quality test reports, and enhanced post-test consultation services.  In addition, we have a fully integrated and interactive internet-enabled Laboratory Information System that enables us to report real time results to customers in a secure environment.

Suppliers

The Company orders its laboratory and research supplies from large national laboratory supply companies such as Fisher Scientific, Inc., Invitrogen and Beckman Coulter and does not believe any disruption from any one of these suppliers would have a material effect on its business.  The Company orders the majority of its FISH probes from Abbott Laboratories and as a result of their dominance of that marketplace and the absence of any competitive alternatives, if they were to have a disruption and not have inventory available it could have a material effect on our business.  This risk cannot be completely offset due to the fact that Abbott Laboratories has patent protection which limits other vendors from supplying these probes.

Dependence on Major Customers

We currently market our services to pathologists, oncologists, urologists, hospitals and other clinical laboratories.  During 2007, we performed 20,998 individual tests.  Ongoing sales efforts have decreased dependence on any given source of revenue.  Notwithstanding this fact, several key customers still account for a disproportionately large case volume and revenues.  Accordingly, for the year ended December 31, 2007, one customer accounted for 25% of total revenue and all others were less than 10% of total revenue individually.  During the year ended December 31, 2006, three customers accounted for 26%, 18% and 17% of total revenue, respectively.  In the event that we lost one of these customers, we would potentially lose a significant percentage of our revenues.   For the year ended December 31, 2007, Medicare and one commercial insurance provider accounted for 44% and 10% of the Company’s total accounts receivable balance, respectively.

Trademarks

The “NeoGenomics” name and logo has been trademarked with the United States Patent and Trademark Office.

Number of Employees

As of November 25, 2008, we had 116 full-time employees. In addition, our Acting Principal Financial Officer and four pathologists serve as consultants to the Company on a part-time basis. Our employees are not represented by any union and we believe our employee relations are good.

Government Regulation

Our business is subject to government regulation at the federal, state and local levels, some of which regulations are described under “Clinical Laboratory Operations,” “Anti-Fraud and Abuse Laws,” “The False Claims Act,” and “Confidentiality of Health Information” below.

Clinical Laboratory Operations

Licensure and Accreditation

The Company operates clinical laboratories in Fort Myers, Florida, Nashville, Tennessee, and Irvine, California.  All locations have obtained CLIA licensure under the federal Medicare program, the Clinical Laboratories Improvement Act of 1967 and the Clinical Laboratory Amendments of 1988 (collectively “CLIA ‘88”) as well as state licensure as required in Florida, Tennessee, and California. CLIA ‘88 provides for the regulation of clinical laboratories by the U.S. Department of Health and Human Services (“HHS”). Regulations promulgated under the federal Medicare guidelines, CLIA ‘88 and the clinical laboratory licensure laws of the various states affect our testing laboratories. All locations are also accredited by the College of American Pathologists and actively participate in CAP’s proficiency testing programs and educational challenges for all tests offered by the Company. Proficiency testing programs involve actual testing of specimens that have been prepared by an entity running an approved program for testing by a clinical laboratory.

The federal and state certification and licensure programs establish standards for the operation of clinical laboratories, including, but not limited to, personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by federal or state regulatory agencies as well as routine internal inspections conducted by the Company’s Quality Assurance team which is comprised of representatives of all departments of the Company.

Quality of Care

The quality of care provided by the Company to its customers is of paramount importance to the Company and a distinct differentiator from many of our competitors.  As such, all employees are committed to providing accurate, reliable, and consistent services at all times. Any concerns regarding the quality of testing or services provided by the Company are immediately communicated to Company management and if necessary, the Compliance Department, or Human Resources Department. All employees are responsible for the Company’s commitment to quality and immediately communicating activities that do not support quality.

Compliance Program

The healthcare industry is one of the most highly regulated industries with respect to federal and state oversight of fraud, waste, and abuse. As such the Company has implemented a compliance program that is overseen by the senior management of the Company to assure compliance with the vast regulations and governmental guidance. Our program consists of training / education of the employees and monitoring / audits of Company practices. The Company actively discusses with the Board of Directors any compliance related findings as well as any compliance related issues that may have a material effect on the Company.

Hotline

The Company provides a hotline for employees who wish to anonymously or confidentially report suspected violations of our codes of conduct, policies/procedures, or laws and regulations. Employees are strongly encouraged to report any suspected violation if they do not feel the problem can be appropriately addressed through the normal chain of command. The hotline does not replace other resources available to employees, including supervisors, managers and human resources staff, but is an alternate channel available 24 hours a day, 365 days a year. The Company does not allow any retaliation against an employee who reports a compliance related issue in good faith.

Anti-Fraud and Abuse Laws

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. One provision of these laws, known as the “anti-kickback law,” contains extremely broad proscriptions. Violation of this provision may result in criminal penalties, exclusion from participation in Medicare and Medicaid programs, and significant civil monetary penalties.

In January 1990, following a study of pricing practices in the clinical laboratory industry, the Office of the Inspector General (“OIG”) of HHS issued a report addressing how these pricing practices relate to Medicare and Medicaid. The OIG reviewed the industry’s use of one fee schedule for physicians and other professional accounts and another fee schedule for patients/third-party payors, including Medicare, in billing for testing services, and focused specifically on the pricing differential when profiles (or established groups of tests) are ordered.

Existing federal law authorizes the Secretary of HHS to exclude providers from participation in the Medicare and Medicaid programs if they charge state Medicaid programs or Medicare fees “substantially in excess” of their “usual and customary charges.” On September 2, 1998, the OIG issued a final rule in which it indicated that this provision has limited applicability to services for which Medicare pays under a Prospective Payment System or a fee schedule, such as anatomic pathology services and clinical laboratory services. In several Advisory Opinions, the OIG has provided additional guidance regarding the possible application of this law, as well as the applicability of the anti-kickback laws to pricing arrangements. The OIG concluded in a 1999 Advisory Opinion that an arrangement under which a laboratory offered substantial discounts to physicians for laboratory tests billed directly to the physicians could potentially trigger the “substantially in excess” provision and might violate the anti-kickback law, because the discounts could be viewed as being provided to the physician in exchange for the physician’s referral to the laboratory of non-discounted Medicare business, unless the discounts could otherwise be justified. The Medicaid laws in some states also have prohibitions related to discriminatory pricing.

Under another federal law, known as the “Stark” law or “self-referral prohibition,” physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including anatomic pathology and clinical chemistry services) may not, subject to certain exceptions, refer clinical laboratory testing for Medicare patients to that entity. Similarly, laboratories may not bill Medicare or Medicaid or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare and Medicaid claims for the affected testing services, as well as the imposition of civil monetary penalties and application of False Claims submissions penalties. Some states also have laws similar to the Stark law.

The False Claims Act

The Civil False Claims Act originally enacted in 1863 and subsequently amended several times  pertains to any federally funded program and defines “Fraudulent” as: knowingly submitting a false claim, i.e. actual knowledge of the falsity of the claim, reckless disregard or deliberate ignorance of the falsity of the claim. These are the claims to which criminal penalties are applied. Penalties include permissive exclusion in federally funded programs by Center for Medicare Services (“CMS”) as well as $11,500 plus treble damages per false claim submitted, and can include imprisonment.  High risk areas include but are not limited to accurate use and selection of CPT codes, ICD-9 codes provided by the ordering physician, billing calculations, performance and billing of reported testing, use of reflex testing, and accuracy of charges at fair market value.

We will seek to structure our arrangements with physicians and other customers to be in compliance with the Anti-Kickback Statute, Stark Law, State laws, and the Civil False Claims Act and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel.  However, we are unable to predict how these laws will be applied in the future, and the arrangements into which we enter could become subject to scrutiny there under.

In February 1997 (as revised in August 1998), the OIG released a model compliance plan for laboratories that is based largely on corporate integrity agreements negotiated with laboratories that had settled enforcement action brought by the federal government related to allegations of submitting false claims.  We believe that we comply with the aspects of the model plan that we deem appropriate to the conduct of our business.

Confidentiality of Health Information

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) contains provisions that affect the handling of claims and other patient information that are, or have been used or disclosed by healthcare providers. These provisions, which address security and confidentiality of PHI (Protected Health Information or “patient information”) as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Rules implementing various aspects of HIPAA are continuing to be developed. The HIPAA Rules include the following components which have already been implemented at our locations and industry wide: The Privacy Rule which granted patients rights regarding their information also pertains to the proper uses and disclosures of PHI by healthcare providers in written and verbal formats required implementation no later than April 14, 2003 for all covered entities except small health plans which had another year for implementation. The Electronic Health Care Transactions and Code Sets Standards which established standard data content and formats for submitting electronic claims and other administrative healthcare transactions required implementation no later than October 16, 2003 for all covered entities. On April 20, 2005, CMS required compliance with the Security Standards which established standards for electronic uses and disclosures of PHI for all covered entities except small health plans who had an additional year to meet compliance. Currently, the industry, including all of our locations, is working to comply with the National Provider Identification number to replace all previously issued provider (organizational and individual) identification numbers. This number is being issued by CMS and must be used on all covered transactions after May 30, 2007 by all covered entities except small health plans which have an additional year to meet compliance with this rule.

In addition to the HIPAA rules described above, we are subject to state laws regarding the handling and disclosure of patient records and patient health information. These laws vary widely, and many states are passing new laws in this area. Penalties for violation include sanctions against a laboratory’s licensure as well as civil or criminal penalties.  We believe we are in compliance with current state law regarding the confidentiality of health information and continue to keep abreast of new or changing state laws as they become available.

Other

Our operations currently are, or may be in the future, subject to various federal, state and local laws, regulations and recommendations relating to data protection, safe working conditions, laboratory and manufacturing practices and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with our research work and manufacturing operations, including radioactive compounds and infectious disease agents. Although we believe that our safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result and any liabilities could exceed our resources. Failure to comply with such laws could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

Pursuant to the Occupational Safety and Health Act, laboratories have a general duty to provide a work place to their employees that is safe from hazard. Over the past few years, the Occupational Safety and Health Administration (“OSHA”) has issued rules relevant to certain hazards that are found in the laboratory. In addition, OSHA has promulgated regulations containing requirements healthcare providers must follow to protect workers from blood borne pathogens. Failure to comply with these regulations, other applicable OSHA rules or with the general duty to provide a safe work place could subject employers, including a laboratory employer such as the Company, to substantial fines and penalties.

History

On October 29, 1998, the Parent Company was incorporated in the State of Nevada as American Communications Enterprises, Inc. The Parent Company changed its name to Neogenomics, Inc. on December 14, 2001.

Properties

In August 2003, we entered into a three year lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida.  On June 29, 2006, we signed an amendment to the original lease which extended the lease through June 30, 2011. The amendment included the rental of an additional 4,400 square feet adjacent to our current facility. The lease was further amended on January 17, 2007 but this amendment did not materially alter the terms of the lease. As of December 31, 2007, total payments of approximately $773,000 remained over the remaining life of the lease, including annual increases of rental payments of 3% per year. Such amount excludes estimated operating and maintenance expenses and property taxes.

In November 2007, we entered into a two year sublease, beginning January 1, 2008, for 16,900 square feet of space which is directly adjacent to our main laboratory location in Fort Myers, Florida. Payments under this sublease are expected to total $688,000 over the life of the lease.

As part of the acquisition of The Center for CytoGenetics, Inc. by the Company on April 18, 2006, we assumed the lease of an 850 square foot facility in Nashville, Tennessee, which we subsequently stopped using because the space was not adequate. The lease expired on August 31, 2008. The average monthly rental expense was approximately $1,350 per month. On June 15, 2006, we entered into a lease for a new facility totaling 5,386 square feet of laboratory space in Nashville, Tennessee. This space is adequate to accommodate our current plans for the Tennessee laboratory. As part of the lease, we have the right of first refusal on an additional 2,420 square feet, if needed, directly adjacent to the facility. The lease is a five year lease and results in total payments by us of approximately $340,000.

On April 5, 2007, we entered into a lease for 8,195 square feet of laboratory space in Irvine, California. The lease is a five year lease and results in total payments by the Company of approximately $771,000 including estimated operating and maintenance expenses and property taxes.  This lease will expire on April 30, 2012.

Legal Proceedings

On October 26, 2006, US Labs filed a complaint in the Superior Court of the State of California for the County of Los Angeles (entitled Accupath Diagnostics Laboratories, Inc. v. NeoGenomics, Inc., et al., Case No. BC 360985) (the “Lawsuit”) against the Company and Robert Gasparini, as an individual, and certain other employees and non-employees of NeoGenomics (the “Defendants”) with respect to claims arising from discussions with current and former employees of US Labs.  On March 18, 2008, we reached a preliminary agreement to settle US Labs’ claims, and in accordance with SFAS No. 5, Accounting For Contingencies, as of December 31, 2007 we accrued a $375,000 loss contingency, which consisted of $250,000 to provide for the Company’s expected share of this settlement, and $125,000 to provide for the Company’s share of the estimated legal fees.

On April 23, 2008, the Company and US Labs entered into the Settlement Agreement; whereby, both parties agreed to settle and resolve all claims asserted in and arising out of the aforementioned lawsuit. Pursuant to the Settlement Agreement, the Defendants are required to pay $500,000 to US Labs, of which $250,000 was paid on May 1, 2008 with funds from the Company’s insurance carrier and the remaining $250,000 will be paid by the Company on the last day of each month in equal installments of $31,250 commencing on May 31, 2008. Under the terms of the Settlement Agreement, there are certain provisions agreed to in the event of default. As of October 31, 2008, the remaining amount due was $62,500, and no events of default had occurred.

A civil lawsuit is currently pending between the Company and its liability insurer, FCCI Commercial Insurance Company ("FCCI") in the 20th Judicial Circuit Court in and for Lee County, Florida (Case No. 07-CA-017150). FCCI filed the suit on December 12, 2007 in response to the Company's demands for insurance benefits with respect to an underlying action involving US Labs (a settlement agreement has since been reached in the underlying action, and thus that case has now concluded as discussed above). Specifically, the Company maintains that the underlying plaintiff's allegations triggered the subject insurance policy's personal and advertising injury coverage. In the lawsuit, FCCI seeks a court judgment that it owes no obligation to the Company regarding the underlying action (FCCI does not seek monetary damages). The Company has counterclaimed against FCCI for breach of the subject insurance policy, and seeks recovery of defense costs incurred in the underlying matter, amounts paid in settlement thereof, and fees and expenses incurred in litigating with FCCI. The court recently denied a motion by FCCI for judgment on the pleadings, and the parties are proceeding with discovery. We intend to aggressively pursue all remedies in this matter and believe that the courts will ultimately find that FCCI had a duty to provide coverage in the US Labs litigation.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to us as of November 25, 2008.

Name	Age	Position
Board of Directors:
Robert P. Gasparini	53	President and Chief Science Officer, Board Member
Steven C. Jones	45	Acting Principal Financial Officer, Board Member
Michael T. Dent	43	Chairman of the Board
George G. O’Leary	45	Board Member
Peter M. Peterson	51	Board Member
Marvin E. Jaffe	72	Board Member
William J. Robison	72	Board Member
Other Executives:
Robert J. Feeney	40	Vice President of Business Development
Matthew William Moore	34	Vice President of Research and Development
Jerome J. Dvonch	40	Principal Accounting Officer

Family Relationships

There are no family relationships between or among the members of the Board of Directors or other executives. With the exception of Mr. Robison, Dr. Jaffe and Mr. O’Leary, the directors and other executives of the Company are not directors or executive officers of any company that files reports with the SEC.  Mr. Robison also serves on the Board of MWI Veterinary Supply Inc. (NASDAQ GM: MWIV) and Dr. Jaffe serves on the board of Immunomedics, Inc. (NASDAQ GM: IMMU).  Mr. O’Leary also serves on the Boards of NeoMedia Technologies Inc. (OTC:NEOM.OB), Smartire Systems Inc. (OTC:SMTR.OB), NS8 Corp. (OTC:NSEO.OB) and Futuremedia Plc (NASDAQ: FMDA).

Legal Proceedings

None of the members of the Board of Directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

Elections

Members of our Board of Directors are elected at the annual meeting of stockholders and hold office until their successors are elected.   Our officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

The Company, Michael Dent, Aspen, John Elliot, Steven Jones and Larry Kuhnert are parties to the Amended and Restated Shareholders’ Agreement dated March 21, 2005, that, among other provisions, gives Aspen, our largest stockholder, the right to elect three out of the seven directors authorized for our Board of Directors, and to nominate one mutually acceptable independent director.  In addition, Michael Dent and the executive management of the Company has the right to elect one director for our Board of Directors, until the earlier of (i) Dr. Dent’s resignation as an officer or director of the Company or (ii) the sale by Dr. Dent of 50% or more of the number of shares of our common stock that he held on March 21, 2005.

Robert P. Gasparini, M.S. - President and Chief Science Officer, Board Member

Mr. Gasparini has served as our President and Chief Science Officer of NeoGenomics since January 2005. Prior to assuming the role of President and Chief Science Officer, Mr. Gasparini was a consultant to the Company beginning in May 2004. Prior to NeoGenomics, Mr. Gasparini was the Director of the Genetics Division for US Pathology Labs, Inc. (US Labs) from January 2001 to December 2004. During this period, Mr. Gasparini started the Genetics Division for US Labs and grew annual revenues of this division to $30 million over a 30 month period. Prior to US Labs, Mr. Gasparini was the Molecular Marketing Manager for Ventana Medical Systems from 1999 to 2001. Prior to Ventana, Mr. Gasparini was the Assistant Director of the Cytogenetics Laboratory for the Prenatal Diagnostic Center from 1993 to 1998 an affiliate of Massachusetts General Hospital and part of Harvard University. While at the Prenatal Diagnostic Center, Mr. Gasparini was also an Adjunct Professor at Harvard University. Mr. Gasparini is a licensed Clinical Laboratory Director and an accomplished author in the field of Cytogenetics. He received his BS degree from The University of Connecticut in Biological Sciences and his Master of Health Science degree from Quinnipiac University in Laboratory Administration.

Steven C. Jones - Acting Principal Financial Officer, Board Member

Mr. Jones has served as Acting Principal Financial Officer and Director since October 2003. He is Chairman of the Board of Aspen Capital Group, a diversified financial services firm. He also serves as managing member of the general partner of Aspen Select Healthcare, LP, a private equity fund established to make investments in the healthcare industry. Prior to forming Aspen Capital Group, Mr. Jones served as the President and Managing Director of Aspen Capital Advisors. Prior to that, Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA from the Wharton School of the University of Pennsylvania in 1991. Mr. Jones also serves on the Board of Directors of Disc Motion Technologies, Inc. and T3 Communications, Inc.

Michael T. Dent M.D. - Chairman of the Board

Dr. Dent is our founder and Chairman of the Board. Dr. Dent was our President and Chief Executive Officer from June 2001, when he founded NeoGenomics, to April 2004. From April 2004 until April 2005, Dr. Dent served as our President and Chief Medical Officer. Dr. Dent founded the Naples Women’s Center in 1996 and continues his practice to this day. He received his training in Obstetrics and Gynecology at the University of Texas in Galveston. He received his M.D. degree from the University of South Carolina in Charleston, S.C. in 1992 and a B.S. degree from Davidson College in Davidson, N.C. in 1986. He is a member of the American Association of Cancer Researchers and a Diplomat and fellow of the American College of Obstetricians and Gynecologists. He sits on the Board of the Florida Life Science Biotech Initiative.

George G. O’Leary - Board Member

Mr. O’Leary is a director of NeoGenomics and is currently running his own consulting firm, SKS Consulting of South Florida Corp. where he consults for NeoGenomics as well as several other companies. Prior to that he was President of US Medical Consultants, LLC. Prior to assuming his duties with US Medical, he was a consultant to the company and acting Chief Operating Officer. Prior to NeoGenomics, Mr. O’Leary was the President and CFO of Jet Partners, LLC from 2002 to 2004. During that time he grew annual revenues from $12 million to $17.5 million. Prior to Jet Partners, Mr. O’Leary was CEO and President of Communication Resources Incorporated (CRI) from 1996 to 2000. During that time he grew annual revenues from $5 million to $40 million. Prior to CRI, Mr. O’Leary held various positions including Vice President of Operations for Cablevision Industries from 1987 to 1996. Mr. O’Leary was a CPA with Peat Marwick Mitchell from 1984 to 1987. Mr. O’Leary also serves on the Boards of NeoMedia (OTC:NEOM.OB), Smartire (OTC:SMTR.OB), NS8 (OTC:NSEO.OB) and Futuremedia (NASDAQ: FMDA). He received his BBA in Accounting from Siena College in Albany, New York.

Peter M. Peterson - Board Member

Mr. Peterson is a director of NeoGenomics and is the founder of Aspen Capital Partners, LLC which specializes in capital formation, mergers & acquisitions, divestitures, and new business start-ups. Prior to forming Aspen Capital Partners in 2001, Mr. Peterson was Managing Director of Investment Banking with H. C. Wainwright & Co. Prior to H.C. Wainwright, Mr. Peterson was president of First American Holdings and Managing Director of Investment Banking. Prior to First American, he served in various investment banking roles and was the co-founder of ARM Financial Corporation. Mr. Peterson was one of the key individuals responsible for taking ARM Financial public on the OTC market and the American Stock Exchange. Under Mr. Peterson’s financial leadership, ARM Financial Corporation was transformed from a diversified holding company into a national clinical laboratory company with 14 clinical laboratories and ancillary services with over $100 million in assets. He has also served as an officer or director for a variety of other companies, both public and private. Mr. Peterson earned a Bachelor of Science degree in Business Administration from the University of Florida.

William J. Robison – Board Member

Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc.  At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986.  In 1990, he became General Manager of Pratt Pharmaceuticals, a then-new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group.  In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources.  Mr. Robison retired from Pfizer in 2001 and currently serves as a consultant and board member to various companies.  Mr. Robison is a board member and an executive committee member of the USO of Metropolitan New York, Inc.  He is also on the board of directors of the Northeast Louisiana University foundation, a member of the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and on the Employee Relations Steering Committee for The Business Round Table.  He also serves on the Board of Directors of Pericor Therapeutics, Inc. and MWI Supply Veterinary Inc. (NASDAQ GM: MWIV)

Marvin E. Jaffe – Board Member

Dr. Jaffe, who is also retired, spent his entire working career in the pharmaceutical industry and has been responsible for the pre-clinical and clinical development of new drugs and biologics in nearly every therapeutic area.   He began his career at Merck & Co and spent 18 years with Merck, rising to the position of Senior Vice-President of Medical Affairs.  After leaving Merck, Dr. Jaffe became the founding President of the R.W. Johnson Pharmaceutical Research Institute (PRI), a Johnson & Johnson Company.   PRI was established for the purpose of providing globally integrated research and development support to several companies within the J&J pharmaceutical sector including Ortho Pharmaceutical, McNeil Pharmaceutical, Ortho Biotech and Cilag.  Dr. Jaffe retired from Johnson & Johnson in 1994 and currently serves as a consultant and board member to various companies in the biopharmaceutical and biotechnology industries.  He is currently a director of Immunomedics, Inc. (NASDAQ Global Market: IMMU).  He was also on the Boards of Genetic Therapy, Inc., Vernalis Group, plc., Celltech Group, plc. and Matrix Pharmaceuticals which were acquired by other companies.

Robert J. Feeney, Ph.D. - Vice President of Business Development

Mr. Feeney has served as Vice President of Business Development since March 2008. Prior to that, he served as our Vice President of Sales and Marketing from January 2006 to March 2007. Prior to NeoGenomics, he served in a dual capacity as the Director of Marketing and the Director of Scientific & Clinical Affairs for US Labs, a division of Laboratory Corporation of America (LabCorp). Prior to that, Dr. Feeney held a variety of roles including the National Manager of Clinical Affairs and the Central Regional Sales Manager position where he managed up to 33% of the sales force. In his first full year with US Labs, he grew revenue from $1 million to $17 million in this geography. Prior to US Labs, Dr. Feeney was employed with Eli Lilly and Company as an Associate Marketing Manager and with Impath Inc., now a wholly owned division of Genzyme Genetics, where he held various positions including Regional Sales Manager and District Sales Manager assignments. Dr. Feeney has over 14 years of sales and marketing experience with 17 years in the medical industry. Dr. Feeney received his Bachelors of Science degree in Biology from Dickinson College and his doctoral degree in Cellular and Developmental Biology from the State University of New York.

Matthew William Moore, Ph.D. - Vice President of Research and Development

Mr. Moore has served as Vice President of Research and Development since July 2006. Prior to that he served as Vice President of Research and Development for Combimatrix Molecular Diagnostics, a subsidiary of Combimatrix Corporation, a biotechnology company, developing novel microarray, Q-PCR and Comparative Genomic Hybridization based diagnostics. Prior to Combimatrix Molecular Diagnostics, he served as a senior scientist with US Labs, a division of Laboratory Corporation of America (LabCorp) where he was responsible for the initial implementation of the Molecular in Situ Hybridization and Molecular Genetics programs. Mr. Moore received his Bachelors of Science degree in Biotechnology, where he graduated with honors and his doctoral degree from the University of New South Wales, Australia.

Jerome J. Dvonch - Director of Finance, Principal Accounting Officer

Mr. Dvonch has served as director of finance since August 2005 and as acting principal accounting officer since August 2006. From June 2004 through July 2005, Mr. Dvonch was Associate Director of Financial Planning and Analysis with Protein Design Labs, a bio-pharmaceutical company. From September 2000 through June 2004, Mr. Dvonch held positions of increasing responsibility including Associate Director of Financial Analysis and Reporting with Exelixis, Inc., a biotechnology company. He also was Manager of Business Analysis for Pharmchem Laboratories, a drug testing laboratory. Mr. Dvonch has extensive experience in strategic planning, SEC reporting and accounting in the life science industry. He also has experience in mergers and acquisitions and with debt/equity financing transactions. Mr. Dvonch is a Certified Public Accountant and received his M.B.A. from the Simon School of Business at the University of Rochester. He received his B.B.A. in accounting from Niagara University.

Audit Committee

Currently, the Audit Committee of the Board of Directors is comprised of Steven C. Jones and George O’Leary. The Board of Directors believes that both Mr. Jones and Mr. O’Leary are “audit committee financial experts” as defined by Item 407 of Regulation S-K of the Securities Act of 1933, as amended. Neither Mr. Jones nor Mr. O’Leary are considered to be “independent” pursuant to Rule 4350(d) of the Marketplace Rules of The Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of certain forms of compensation. The Company’s executive officers, other than Mr. Jones, do not play a role in determining or recommending the amount or form of executive or director compensation. Currently, the Compensation Committee is comprised of all of the Company’s directors other than Mr. Gasparini.  Mr. Jones, Mr. Peterson, Dr. Dent and Dr. Jaffe are not considered “independent” as that term is defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market.  However, Mr. O’Leary and Mr. Robison are considered to be independent. The Compensation Committee does not have a written charter.

Independent Directors

Mr. O’Leary and Mr. Robinson are considered to be “ independent” as that term is defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market.

Code of Ethics

We adopted a Code of Ethics for our senior financial officers and the principal executive officer during 2004, which was filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-KSB dated April 15, 2005.

Executive Compensation

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2007 and 2006, by our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Award	Option Award(1)	Non- Equity Incentive Plan Compen- sation	Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation		Total

Robert P. Gasparini	2007	$209,061	$10,000	$-	$46,000	$-	$-	$-		$265,061
President and Chief	2006	183,500	-	-	18,271	-	-	-		201,771
Science Officer

Robert J. Feeney	2007	161,192	12,375	-	39,593	-	-	-		213,160
V.P. of Business	2006	-	-	-	-	-	-	-		-
Development

Matthew W. Moore	2007	167,221	-	-	9,534	-	-	-		176,755
V. P. of Research	2006	66,635	-	-	3,884	-	-	-		70,519
and Development

Jerome J. Dvonch	2007	123,077	6,000	-	31,759	-	-	-		160,836
Principal	2006	92,846	-	-	4,936	-	-	-		97,782
Accounting Officer

Steven C. Jones	2007	-	-	-	-	-	-	127,950	(2)	127,950
Acting Principal Financial	2006	-	-	-	-	-	-	71,000	(2)	71,000
Officer and Director

(1)
See Note F to our Consolidated Financial Statements included herein for a description on the valuation methodology of stock option awards. Pursuant to Regulation SK, Item 402, Paragraph (c)(2)(v), amounts indicated are the portion of the grant date fair value of options that are recognized under SFAS 123 (R) for the year indicated.

(2)	Mr. Jones acts as a consultant to the Company and the amounts indicated represent the consulting expense accrued for the periods indicated for his services as our Acting Principal Financial Officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect concerning outstanding equity awards held by our named executive officers as of December 31, 2007.

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards-Number of Securities Underlying Unexercised & Unearned Options	Option Exercise Price	Option Expiration Date

Robert P. Gasparini	635,000	-	-	0.25	1/1/2015
President and Chief	100,000	-	-	1.47	2/13/2017
Science Officer

Robert J. Feeney	34,375	221,875	-	1.50	12/31/2016
V.P. of Business
Development

Matthew W. Moore	25,000	62,500	-	0.71	8/1/2016
V.P. of Research	8,125	-	-	1.47	2/13/2017
and Development

Jerome J. Dvonch	26,650	6,000	-	0.37	7/28/2015
Principal	11,667	23,333	-	1.00	9/15/2016
Accounting Officer	19,167	-	-	1.47	2/13/2017
	25,000	25,000	-	1.49	3/15/2017

Steven C. Jones	-	-	-	NA
Acting Principal
Financial Officer
and Director

Director Compensation

Each of our non-employee directors is entitled to receive cash compensation. As of November 25, 2008, the reimbursement was as follows:

•	$20,000/year
•	Additional $5,000/year for committee chairmen
•	$1,000 for each board meeting physically attended
•	$500 for each board meeting attended via conference call

We also reimburse our directors for out of pocket expenses incurred in connection with attendance at board and committee meetings. The following table provides information concerning the compensation of our directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Warrant/ Option Awards(1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Michael T. Dent (2)	$3,200	$-	$24,438		$-	$-	$-		$27,638

Steven Jones (2)	3,200	-	24,438		-	-	127,950	(4)	155,588

George O'Leary (2)	2,600	-	52,563	(5)	-	-	9,500		64,663

Peter Peterson (2)	1,400	-	24,438		-	-	-		25,838

William Robison (3)	2,000	-	11,688		-	-	-		13,688

Marvin Jaffe (3)	1,000	-	11,688		-	-	-		12,688

(1)
On June 6, 2007, upon the conclusion of the private placement and sale of 2.67 million shares of our common stock at $1.50/share to disinterested third parties, the board approved certain warrant compensation for each director as an additional incentive to the nominal per meeting fees in place. From the inception of the Company up until this time, no stock-based compensation had ever been awarded to directors. All warrants issued to directors had a strike price equal to the private placement price per share ($1.50/share), a five year term and a three year vesting period. For those directors who had been a director for at least two years as of the date of the award, 25% of the warrants issued were deemed to have vested upon issue. All of the remaining warrants were deemed to vest ratably over a 36 month period. All of the warrants issued were valued using the Black Scholes option/warrant valuation model with the following assumptions: expected volatility – 35%, expected life – 4 years, risk-free rate – 4.5%, and dividend yield – 0%. The Company is expensing the value of these warrants over the vesting period pursuant to the methodology outlined in SFAS 123(R). Pursuant to Regulation SK, Item 402, Paragraph (k)(2)(iii), amounts indicated are the amounts expensed for such warrants under SFAS 123 (R) for the year ended December 31, 2007.

(2)	Awarded 100,000 warrants as Board Member compensation

(3)	Awarded 75,000 warrants as Board Member compensation

(4)	Other compensation for Mr. Jones reflects his consulting compensation for serving as our Acting Principle Financial Officer.

(5)
In addition to Mr. O’Leary’s Board compensation warrants, Mr. O’Leary was also awarded 100,000 warrants on March 15, 2007 in connection with certain consulting services performed on behalf of the Company. Such warrants have a strike price of $1.49/share and a five year term. Half of such warrants were deemed vested up front and the remaining half vest ratably over a 24 month period. Such warrants had a value of $36,000 using the Black Scholes option/warrant valuation model.

Employment Agreements

Robert P. Gasparini

On March 12, 2008, we entered into an employment agreement with Robert Gasparini, our President and Chief Scientific Officer, to extend his employment with the Company for an additional four year term.  This employment agreement was retroactive to January 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement 90 days before the end of the initial term (or any renewal term).  The employment agreement specifies an initial base salary of $225,000/year with specified salary increases tied to hitting revenue goals.  Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain targets established by the Board of Directors. In addition, Mr. Gasparini was granted 784,000 stock options that have a seven year term so long as Mr. Gasparini remains an employee of the Company.  These options are scheduled to vest according to the passage of time and the meeting of certain performance-based milestones.  Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his benefits for a period of twelve months.

Jerome J. Dvonch

On June 24, 2008, we entered into an employment agreement with Jerome J. Dvonch, our Director of Finance and Principle Accounting Officer, to extend his employment with the Company for an additional four year term.  This employment agreement became effective on July 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement at least one month before the end of the initial term (or any renewal term).  The employment agreement specifies an initial base salary of $150,000/year.  Mr. Dvonch is also eligible to receive an annual performance based cash bonus at the discretion of the Compensation Committee of the Board of Directors. In addition, Mr. Dvonch was granted an option to purchase 100,000 shares of our common stock at an exercise price of $1.01 per share. These options are scheduled to vest according to the passage of time and the meeting of certain performance-based milestones.  Mr. Dvonch’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Dvonch is terminated without cause by the Company, the Company has agreed to pay Mr. Dvonch’s base salary and maintain his benefits for a period of six months.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of November 25, 2008, with respect to each person known by the Company to own beneficially more than 5% of the Company’s outstanding common stock, each director and officer of the Company and all directors and executive officers of the Company as a group.  The Company has no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)

Common	Aspen Select Healthcare, LP(2)
	1740 Persimmon Drive, Suite 100
	Naples, Florida 34109	12,065,220	34.3%

Common	Steven C. Jones(3)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	13,303,302	37.4%

Common	Michael T. Dent, M.D.(4)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	2,640,046	8.1%

Common	George O’Leary(5)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	310,417	*

Common	Robert P. Gasparini(6)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, FL 33193	731,000	2.2%

Common	Peter M. Peterson(7)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	12,174,778	34.5%

Common	William J. Robison(8)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	109,296	*

Common	Marvin E. Jaffe, M.D.(9)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	61,012	*

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)

Common	Robert J. Feeney(10)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	81,250	*

Common	Matthew W. Moore(11)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	45,625	*

Common	Jerome J. Dvonch(12)
	c/o NeoGenomics, Inc.
	12701 Commonwealth Blvd, Suite 5
	Fort Myers, Florida 33193	108,500	*

Common	Directors and Officers as a Group (10 persons)(13)	17,467,533	46.5%

Common	SKL Family Limited Partnership and
	A. Scott Logan Revocable Living Trust(14)
	984 Oyster Court
	Sanibel, Florida 33957	3,533,750	10.7%

Common	1837 Partners, LP., 1837 Partners, QP,LP., and
	1837 Partner Ltd. (RMB Capital)(15)
	115 S. LaSalle, 34th floor
	Chicago, Illinois 60603	3,507,615	10.8%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance within the rules of the SEC and generally includes voting and investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty days of November 25, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage of ownership is based on 32,112,546 shares of common stock outstanding as of November 25, 2008.

(2)
Aspen Select Healthcare, LP (“Aspen”) has direct ownership of 6,488,279 shares and has certain warrants to purchase 3,050,000 shares, all of which are currently exercisable.   Aspen’s total also includes 2,526,941 shares to which Aspen has received a voting proxy.  The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones and Peter M. Peterson.

(3)
Steven C. Jones, Acting Principal Financial Officer and director of the Company, and his spouse have direct ownership of 756,583 shares. Mr. Jones also has warrants exercisable within sixty days of November 25, 2008 to purchase an additional 91,881 shares.  Totals for Mr. Jones also include (i) 107,143 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (ii) 250,000 warrants exercisable within sixty days of November 25, 2008 owned by Aspen Capital Advisors, LLC, a company that Mr. Jones controls (iii) 32,475 warrants exercisable within 60 days of November 25, 2008 owned by Gulf Pointe Capital, LLC, a company that Mr. Jones and Mr. Peterson control, and (iv) 31,757 shares held in certain individual retirement and custodial accounts.    In addition, as a managing member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares and currently exercisable warrants have been added to his total (see Note 2).

(4)
Michael T. Dent, M.D. is a director of the Company. Dr. Dent’s beneficial ownership includes 900,000 shares held in a trust for the benefit of Dr. Dent’s children (of which Dr. Dent and his attorney are the sole trustees), warrants exercisable within sixty days of November 25, 2008 to purchase 137,575 shares and options exercisable within sixty days of November 25, 2008 to purchase 400,000 shares. Dr. Dent’s beneficial ownership also includes 1,202,471 shares owned directly by Dr. Dent’s spouse.

(5)
George O’Leary, a director of the Company, has direct ownership of warrants to purchase 260,417 shares, which are exercisable within sixty days of November 25, 2008. Mr. O’Leary also has options to purchase 50,000 shares, which are exercisable within 60 days of November 25, 2008.

(6)	Robert P. Gasparini, President of the Company, has direct ownership of 10,000 shares, and has options to purchase 721,000 shares, which are exercisable within sixty days of November 25, 2008.

(7)
Peter M. Peterson is a member of the Company’s board of directors and has direct ownership of 12,500 shares and warrants exercisable within 60 days of November 25, 2008 to purchase an additional 64,583 shares. In addition, as a managing member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares and currently exercisable warrants have been added to his total (see Note 2).  Mr. Peterson’s beneficial ownership also includes 32,475 warrants exercisable within 60 days of November 25, 2008 owned by Gulf Pointe Capital, LLC, a company that Mr. Jones and Mr. Peterson control.

(8)	William J. Robison, a director of the Company, has direct ownership of 58,713 shares and warrants to purchase 50,583 shares, which are exercisable within 60 days of November 25, 2008.

(9)	Marvin E. Jaffe, M.D., a director of the Company, has direct ownership of 21,429 shares and warrants to purchase 39,583 shares, which are exercisable within 60 days of November 25, 2008.

(10)	Robert J. Feeney, Vice President of Business Development, has options to purchase 81,250 shares, which are exercisable within 60 days of November 25, 2008.

(11)	Matthew W. Moore, Vice President of Research and Development, has options to purchase 45,625 shares, which are exercisable within 60 days of November 25, 2008.

(12)	Jerome J. Dvonch, Principal Accounting Officer, has options to purchase 108,500 shares, which are exercisable within 60 days of November 25, 2008.

(13)	The total number of shares listed does not double count the shares that may be beneficially attributable to more than one person.

(14)
SKL Family Limited Partnership has direct ownership of 2,000,000 shares and warrants exercisable within 60 days of November 25, 2008 to purchase 900,000 shares. A. Scott Logan Living Revocable Trust has direct ownership of 533,750 shares and warrants exercisable within 60 days of November 25, 2008 to purchase 100,000 shares. A. Scott Logan is the general partner of SKL Limited Family Partnership and trustee for A. Scott Logan Living Revocable Trust.

(15)
RMB Capital and its affiliates have direct ownership of 3,172,615 shares and warrants exercisable within 60 days of November 25, 2008 to purchase 320,000 shares.  RMB Capital makes all the investment decisions for the 1837 Partners LP., 1837 Partners QP, LP and 1837 Partners LTD who own the vast majority shares of the shares listed.  Amounts for RMB capital also include 15,000 shares owned personally by its members.

MARKET PRICE OF AND DIVIDENDS
ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is currently listed on the Over-The-Counter Bulletin Board under the symbol “NGNM.OB”. Set forth below is a table summarizing the high and low bid quotations for our common stock during the last two fiscal years and the most recent interim period.

YEAR 2008	High Bid	Low Bid
4th Quarter 2008 (to November 25)	$1.05	$0.62
3rd Quarter 2008	$1.15	$0.83
2nd Quarter 2008	$1.35	$0.86
1st Quarter 2008	$1.12	$0.77

YEAR 2007	High Bid	Low Bid
4th Quarter 2007	$1.59	$1.02
3rd Quarter 2007	$1.70	$1.05
2nd Quarter 2007	$1.90	$1.41
1st Quarter 2007	$1.79	$1.39

YEAR 2006	High Bid	Low Bid
4th Quarter 2006	$2.05	$0.94
3rd Quarter 2006	$1.25	$0.60
2nd Quarter 2006	$0.78	$0.45
1st Quarter 2006	$0.72	$0.12

The above table is based on over-the-counter quotations. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions. All historical data was obtained from the www.BigCharts.com web site. As of November 25, 2008, the last reported price of our common stock was $0.71 per share.

As of November 25, 2008, there were 454 stockholders of record of our common stock, excluding shareholders who hold their shares in brokerage accounts in “street name”.  Of the 32,112,546 shares of common stock outstanding as of November 25, 2008, 22,609,980 shares are freely tradable without restriction, unless held by our “affiliates”.  The remaining 9,502,566 shares of our common stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and therefore, do not anticipate paying any cash dividends in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to enable NeoGenomics to use eTelenext’s Accessioning Application, AP Anywhere Application and CMQ Application. HCSS is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States. HCSS is owned 66.7% by Dr. Michael T. Dent, our Chairman. By becoming the first customer of HCSS in the small laboratory network, the Company saved approximately $152,000 in up front licensing fees. Under the terms of the agreement, the Company paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed. The eTelenext system is an elaborate laboratory information system (“LIS”) that is in use at many larger labs. By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small labs in the network in order to better manage its workflow.

On March 23, 2005, Aspen Select Healthcare, LP (formerly known as MVP 3, LP) (“Aspen”) and the Company entered into an amended and restated loan agreement, which provided for a revolving credit facility in an amount of up to $1.5 million (which was subsequently increased to $1.7 million) (the “Aspen Credit Facility”). The Aspen Credit Facility was paid in full in June 2007 and it expired on September 30, 2007.

The Company, Michael Dent, Aspen, John Elliot, Steven Jones and Larry Kuhnert are parties to the Amended and Restated Shareholders’ Agreement dated March 21, 2005 (the “Shareholders Agreement”), that, among other provisions, gives Aspen, our largest stockholder, the right to elect three out of the seven directors authorized for our Board of Directors, and to nominate one mutually acceptable independent director.  In addition, Michael Dent and the executive management of the Company has the right to elect one director for our Board of Directors, until the earlier of (i) Dr. Dent’s resignation as an officer or director of the Company or (ii) the sale by Dr. Dent of 50% or more of the number of shares of our common stock that he held on March 21, 2005.

On January 18, 2006, the Company and Aspen entered into a letter agreement that, among other things, (i) granted Aspen five year warrants to purchase 150,000 shares of common stock at an exercise price of $0.26 per share in exchange for the waiver of certain preemptive rights, (ii) granted Aspen the right (which was subsequently exercised) to purchase 1,000,000 shares of common stock for $0.20 per share and to receive a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share, (iii) granted Aspen a five year warrant to purchase up to 450,000 shares of common stock with an exercise price of $0.26 per share in connection with the increase in the amount of the Aspen Credit Facility to $1.7 million, and (iv) provided that existing warrants held by Aspen to purchase 2,500,000 shares of common stock were fully vested and the exercise price per share was reset to $0.31 per share.

During the period from January 18 through January 21, 2006, the Company entered into agreements with four shareholders who are parties to the Shareholders Agreement, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at a purchase price of $0.26 per share for such stockholders’ waiver of their pre-emptive rights under the Shareholders Agreement.

On January 21, 2006, the Company entered into a subscription agreement (the “Subscription”) with SKL, whereby SKL purchased 2,000,000 shares (the “Subscription Shares”) of common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26 per share.  SKL had no previous affiliation with the Company.

On May 14, 2007, the Board of Directors approved the grant of 100,000 warrants to each non-employee director.  There has not been any definitive agreement as to the terms but 25% will vest immediately and the remaining warrants will vest an additional 25% over each of the next three years.  The Board of Directors also approved an increase in its’ per board meeting fees to non-employee director’s from $600 to $1,000 for each meeting.

In consideration for its services and assistance with the sale of 2,666,667 shares of our common stock during the period from May 31, 2007 through June 6, 2007, Aspen Capital Advisors, LLC received: (i) warrants to purchase 250,000 shares of our common stock, and (ii) a cash fee equal to $52,375.  The warrants have a five year term, an exercise price equal to $1.50 per share, cashless exercise provisions, customary anti-dilution provisions and the same other terms, conditions, rights and preferences as those shares sold to the investors in the private placement. Mr. Steven Jones, a director of the Company, is a Managing Director of Aspen Capital Advisors.

On September 30, 2008, the Company entered into a sale leaseback arrangement for approximately $130,000 of used laboratory equipment with Gulf Pointe Capital, LLC, which is a wholly-owned subsidiary of a private equity partnership managed by Steven Jones and Peter Peterson, who are each members of our board of directors. Marvin Jaffe, another member of our board of directors, is a limited partner in this partnership. This sale/leaseback transaction was entered into after it was determined that Leasing Technologies International Inc. was unable to consummate this transaction under its proposed lease line with the Company and Messrs Jones, Peterson and Jaffe recused themselves from all aspects of both sides of this transaction. The lease has a 30 month term and a lease rate factor of 0.0397/month, which equates to monthly payments of $5,154.88 during the term. Gulf Pointe Capital also received 32,475 warrants with an exercise price of $1.08, and a five year term. 25% of the warrants vested upfront and 75% vested on October 2, 2008 when the lease was funded. At the end of the term the Company options are as follows:

a) Purchase not less than all of the equipment for its then fair market value not to exceed 15% of the original equipment cost.

b) Extend the lease term for a minimum of six months.

c) Return not less than all the equipment at conclusion of the lease term.

During 2007, 2006 and 2005, Steven C. Jones, a director of the Company, earned $127,950, $71,000 and $51,000, respectively, for various consulting work performed in connection with his duties as Acting Principal Financial Officer. During the nine month period ended September 30, 2008, Mr. Jones earned $105,000 for such consulting work.

During 2007 and 2006, George O’Leary, a director of the Company, earned $9,500 and $20,900, respectively, for various consulting work performed for the Company.  During the nine month period ended September 30, 2008, Mr. O’Leary earned $9,500 in cash for various consulting work performed for the Company. On March 15, 2007, Mr. O’Leary was awarded 100,000 warrants for certain consulting services performed on behalf of the Company.  These warrants had an exercise price of $1.49/share and a five year term.  Half of these warrants were deemed vested on issuance and the other half vest ratably over a 24 month period.   On January 18, 2006, Mr. O’Leary was also awarded an option to purchase 50,000 shares of common stock in connection with his services to the Company related to renegotiating the Aspen Credit Facility and closing equity financing from a disinterested third party.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 32,112,546 shares were issued and outstanding as of November 25, 2008.

The securities being offered hereby are common stock. The outstanding shares of our common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our common stock does not have preemptive rights, meaning that the common stockholders’ ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued and the existing stockholders are not granted the right, at the discretion of the Board of Directors, to maintain their ownership interest in our Company.

Upon  liquidation, dissolution or winding-up of the Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.  The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which the Company may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  As of the date of this prospectus, no such shares have been designated.

Warrants

As of November 25, 2008, warrants to purchase 5,837,838 shares of our common stock were outstanding, 5,592,005 of which were vested.  The exercise prices of these warrants range from $0.26 to $1.50 per share.

Options

As of November 25, 2008, options to purchase 3,735,126 shares of our common stock were outstanding.  The exercise prices of these options range from $0.16 to $1.82 per share.

Transfer Agent

The Company’s transfer agent is Standard Registrar & Transfer Company located at 12528 South 1840 East Draper, Utah, 84020.  The transfer agent’s telephone number is (801) 571-8844.

Reports To Stockholders

We intend to furnish our stockholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for the most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

Our Articles of Incorporation eliminate the liability of our directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

Nevada Revised Statutes 78.750, 78.751 and 78.7502 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by us, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By our Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

•
Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

•
To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, we shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby has been opined on for us by Burton, Bartlett & Glogovac.

EXPERTS

Our consolidated financial statements as of  December 31, 2007 and for the years ended December 31, 2007 and 2006 included or referred to in this prospectus have been audited by Kingery & Crouse, P.A., independent registered public accountants, and are included in this prospectus in reliance on this firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

CONSOLIDATED FINANCIAL STATEMENTS OF NEOGENOMICS, INC.

PAGE
CONSOLIDATED FINANCIAL STATEMENTS—SEPTEMBER 30, 2008
Condensed Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007	F-1
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2008 and 2007	F-2
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2007	F-3
Notes to Unaudited Condensed Consolidated Financial Statements as of September 30, 2008	F-4

F-i

NEOGENOMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$631,365	$210,573
Accounts receivable (net of allowance for doubtful accounts of $283,111 and $414,548, respectively)	3,381,066	3,236,751
Inventories	344,608	304,750
Other current assets	900,146	400,168
Total current assets	5,257,185	4,152,242

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $1,374,942 and $862,030,respectively)	2,495,146	2,108,083

OTHER ASSETS	275,087	260,575

TOTAL ASSETS	$8,027,418	$6,520,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,904,694	$1,799,159
Accrued expenses and other liabilities	955,405	1,319,580
Revolving credit line	1,176,221	-
Short-term portion of equipment capital leases	449,776	242,966
Total current liabilities	4,486,096	3,361,705

LONG TERM LIABILITIES
Long-term portion of equipment capital leases	1,054,321	837,081

TOTAL LIABILITIES	5,540,417	4,198,786

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, (100,000,000 shares authorized; 31,686,355 and 31,391,660 shares issued and outstanding, respectively)	31,686	31,391
Additional paid-in capital	17,373,756	16,820,954
Accumulated deficit	(14,918,441)	(14,530,231)
Total stockholders’ equity	2,487,001	2,322,114

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,027,418	$6,520,900

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEOGENOMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Nine- Months Ended September 30, 2008	For the Nine- Months Ended September 30, 2007	For the Three- Months Ended September 30, 2008	For the Three- Months Ended September 30, 2007

NET REVENUE	$14,094,959	$7,709,408	$5,050,796	$3,122,714

COST OF REVENUE	6,577,549	3,623,860	2,535,318	1,521,313

GROSS PROFIT	7,517,410	4,085,548	2,515,478	1,601,401

OPERATING EXPENSES
General and administrative	7,706,284	5,664,053	2,635,608	2,178,339
Interest expense, net	199,336	205,806	74,995	14,325
Total operating expenses	7,905,620	5,869,859	2,710,603	2,192,664

NET INCOME (LOSS)	$(388,210)	$(1,784,311)	$(195,125)	$(591,263)

NET INCOME (LOSS) PER SHARE
- Basic	$(0.01)	$(0.06)	$(0.01)	$(0.02)
- Diluted	$(0.01)	$(0.06)	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- Basic	31,414,065	29,221,778	31,440,327	31,309,353
- Diluted	31,414,065	29,221,778	31,440,327	31,309,353

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEOGENOMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(unaudited)

	September 30, 2008	September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(388,210)	$(1,784,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	1,095,387	506,286
Depreciation	512,913	295,297
Impairment of assets	-	2,235
Amortization of debt issue costs	35,321	15,615
Amortization of lease cap costs	4,080	2,516
Amortization of relocation costs	8,862	15,450
Amortization of credit facility warrants	-	39,285
Stock-based compensation	229,539	203,850
Non-cash consulting expenses	99,813	121,879
Changes in assets and liabilities, net:
(Increase) decrease in accounts receivable, net of write-offs	(1,239,702)	(1,765,635)
(Increase) decrease in inventories	(39,857)	(299,269)
(Increase) decrease in pre-paid expenses	(405,841)	(191,434)
(Increase) decrease in deposits	(14,512)	(16,925)
Increase (decrease) in accounts payable and other liabilities	(79,447)	665,998
NET CASH USED IN OPERATING ACTIVITIES	(181,654)	(2,189,163)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(370,218)	(406,747)
Purchase of convertible debenture	-	(200,000)

NET CASH USED IN INVESTING ACTIVITIES	(370,218)	(606,747)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances / (repayments) to affiliates, net	-	(1,675,000)
Advances / (repayments) on credit facility	1,176,221	-
Repayment of capital leases	(244,612)	(110,000)
Issuance of common stock and warrants for cash, net of transaction expenses	41,055	5,266,578
Repayment of notes payable	-	(2,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	972,664	3,479,578

NET INCREASE IN CASH AND CASH EQUIVALENTS	420,792	683,668

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	210,573	126,266

CASH AND CASH EQUIVALENTS, END OF PERIOD	$631,365	$809,934

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$171,606	$169,320
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment leased under capital leases, including $140,000 in accrued expenses at December 31, 2007	$538,761	$464,811
Equipment purchased and included in accounts payable at September 30, 2008	$126,227	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEOGENOMICS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2008

NOTE A – NATURE OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

Nature of Business

NeoGenomics, Inc., a Nevada corporation, (the “Parent”) and its subsidiary, NeoGenomics, Inc., a Florida corporation, doing business as NeoGenomics Laboratories (“NEO”, “NeoGenomics” or the “Subsidiary”) (collectively referred to as “we”, “us”, “our”, or the “Company”) operates as a certified “high complexity” clinical laboratory in accordance with the federal government’s Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), and is dedicated to the delivery of clinical diagnostic services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Parent and the Subsidiary. All significant intercompany accounts and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements of the Company are unaudited and include all adjustments, in the opinion of management, which are necessary to make the financial statements not misleading. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results for a full year.

The interim condensed consolidated financial statements and notes are presented in accordance with the rules and regulations of the Securities and Exchange Commission and do not contain certain information included in the Company’s 2007 Annual Report on Form 10-KSB. Therefore, the interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s annual report.

Net Income (Loss) Per Common Share

We compute net income (loss) per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares outstanding as of September 30, 2008 and 2007, which consisted of employee stock options and certain warrants issued to consultants and other providers of financing to the Company, were excluded from diluted net loss per common share calculations as of such dates because they were anti-dilutive. For the three and nine months ended September 30, 2008 and 2007, we reported net loss per share and as such basic and diluted loss per share were equivalent.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 was effective for the Company as of January 1, 2008 for financial assets and financial liabilities within its scope and did not have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which defers the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2. The Company is currently assessing the impact, if any, of SFAS 157 and FSP FAS 157-2 for non-financial assets and non-financial liabilities on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” (“SFAS 159”).  SFAS 159 permits an entity to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company adopted this Statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” (“SFAS 160”). SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. Its intention is to eliminate the diversity in practice regarding the accounting for transactions between an entity and noncontrolling interests. This Statement is effective for the Company as of January 1, 2009 and currently, we do not expect it to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162 (“SFAS 162”), “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. While this statement formalizes the sources and hierarchy of GAAP within the authoritative accounting literature, it does not change the accounting principles that are already in place. This statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 is not expected to have a material impact on the Company’s financial statements.

NOTE B – DEBT OBLIGATION

Revolving Credit and Security Agreement

On February 1, 2008, our subsidiary, NeoGenomics, Inc., a Florida corporation (“Borrower”), entered into a Revolving Credit and Security Agreement (the “Credit Facility” or “Credit Agreement”) with CapitalSource Finance LLC (“CapitalSource”), the terms of which provide for borrowings based on eligible accounts receivable up to a maximum borrowing of $3,000,000, as defined in the Credit Agreement. Subject to the provisions of the Credit Agreement, CapitalSource shall make advances to us from time to time during the three (3) year term, and the Credit Facility may be drawn, repaid and redrawn from time to time as permitted under the Credit Agreement.

Interest on outstanding advances under the Credit Facility are payable monthly in arrears on the first day of each calendar month at an annual rate based on the one-month LIBOR plus 3.25%, subject to a LIBOR floor of 3.14%. At September 30, 2008, the effective rate of interest was 6.50%.

To secure the payment and performance in full of the Obligations (as defined in the Credit Agreement), we granted CapitalSource a continuing security interest in and lien upon, all of our rights, title and interest in and to our Accounts (as defined in the Credit Agreement), which primarily consist of accounts receivable and cash balances held in lock box accounts. Furthermore, pursuant to the Credit Agreement, the Parent guaranteed the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations. The Parent guaranty is a continuing guarantee and shall remain in force and effect until the indefeasible cash payment in full of the Guaranteed Obligations (as defined in the Credit Agreement) and all other amounts payable under the Credit Agreement.

On September 30, 2008, the available credit under the Credit Facility was approximately $851,000 and the outstanding borrowing was $1,176,221 after netting of $66,857 in compensating cash on hand. Subsequent to September 30, 2008, the Company and CapitalSource signed a first amendment to the Credit Agreement, as further explained in Note G.

NOTE C – LIQUIDITY

Our condensed consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. At September 30, 2008, we had stockholders’ equity of $2,487,001. On February 1, 2008, we entered into a revolving credit facility with CapitalSource Finance, LLC, which allows us to borrow up to $3,000,000 based on a formula which is based upon our eligible accounts receivable, as defined in the Credit Agreement. As of September 30, 2008, we had approximately $631,000 in cash on hand and $851,000 of availability under our Credit Facility. On November 5, 2008, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion”) that provides for future sales of our common stock to Fusion in amounts up to $8.0 million over the next 30 months in amounts and at times that are solely in our discretion as described in Footnote G. On November 5, 2008, we also entered into a master lease agreement with Leasing Technologies International, Inc which allows us to draw as much as $1.0 million over the next twelve months to purchase capital equipment as described in Footnote G. As such, we believe we have adequate resources to meet our operating commitments for the next twelve months and accordingly our condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE D – COMMITMENTS AND CONTINGENCIES

US Labs Settlement

On October 26, 2006, Accupath Diagnostics Laboratories, Inc. d/b/a US Labs, a California corporation (“US Labs”) filed a complaint in the Superior Court of the State of California for the County of Los Angeles (entitled Accupath Diagnostics Laboratories, Inc. v. NeoGenomics, Inc., et al., Case No. BC 360985) (the “Lawsuit”) against the Company and Robert Gasparini, as an individual, and certain other employees and non-employees of NeoGenomics (the “Defendants”) with respect to claims arising from discussions with current and former employees of US Labs. On March 18, 2008, we reached a preliminary agreement to settle US Labs' claims, and in accordance with SFAS No. 5, Accounting For Contingencies, as of December 31, 2007 we accrued a $375,000 loss contingency, which consisted of $250,000 to provide for the Company's expected share of this settlement, and $125,000 to provide for the Company's share of the estimated legal fees up to the date of settlement.

On April 23, 2008, the Company and US Labs entered into a Settlement Agreement and Release (the "Settlement Agreement") whereby both parties agreed to settle and resolve all claims asserted in and arising out of the aforementioned lawsuit. Pursuant to the Settlement Agreement, the Defendants are required to pay $500,000 to US Labs, of which $250,000 was paid with funds from the Company's insurance carrier in May 2008 and the remaining $250,000 is being paid by the Company in equal installments of $31,250 commencing on May 31, 2008. Under the terms of the Settlement Agreement, there are certain provisions agreed to in the event of default. As of September 30, 2008, the remaining amount due was $93,750, and no events of default had occurred.

Private Placement of Common Stock and Related SEC Review

During 2007, we received a comment letter from the SEC Staff questioning certain matters disclosed in our Form 10-KSB as of and for the year ended December 31, 2006. As a result, we were unable to effectively complete the Registration Statement filed in connection with the June 2007 private placement (the “Private Placement”) of the Company’s common stock. As of December 31, 2007 and pursuant to the terms of the Private Placement, the Company accrued $282,000 in penalties as liquidated damages, which were expected to be incurred for the period commencing on the 120th day following the Private Placement through June 2008, the date we anticipated to be able to effectively complete the Registration Statement for the Private Placement shares.

On April 29, 2008, we filed an amended 2006 Form 10-KSB/A with the SEC, and on April 30, 2008 we received correspondence from the SEC that they have completed their review and that they had no further comments.

On June 3, 2008, we filed a Registration Statement on Form S-1/A, and received a notice of effectiveness for the Private Placement shares on July 1, 2008. In September, 2008 the Company paid $40,500 in cash and issued 170,088 shares of common stock at $1.00 per share for a value of $170,088 for a total of $210,588 to the holders of the Private Placement shares to settle the penalty amounts due. The remaining $71,412 in accrued penalties was reversed in September, 2008 as certain shareholders had previously sold their shares, thus forfeiting their rights to any penalties paid.

NOTE E – RELATED PARTY TRANSACTIONS

During the nine month periods ended September 30, 2008 and 2007, Steven C. Jones, a director of the Company, earned $105,000 and $50,000, respectively, for various consulting work performed in connection with his duties as Acting Principal Financial Officer.

During the nine month periods ended September 30, 2008 and 2007, George O’Leary, a director of the Company, earned $9,500 and $9,500, respectively, in cash for various consulting work performed for the Company.

On September 30, 2008, the Company entered into a sale leaseback arrangement for approximately $130,000 of used laboratory equipment with Gulfpointe Capital, LLC. Three members of our board of directors Steven Jones, Peter Petersen and Marvin Jaffe are affiliated with Gulfpointe Capital, LLC. This sale/leaseback transaction was entered into after it was determined that Leasing Technologies International Inc. was unable to consummate this transaction under the lease line described in Footnote G and Messrs Jones, Peterson and Jaffe recused themselves from all aspects of both sides of this transaction. The lease has a 30 month term and a lease rate factor of 0.0397/month, which equates to monthly payments of $5,154.88 during the term. Gulfpointe Capital, LLC also received 32,475 warrants with an exercise price of $1.08, and a five year term. 25% of the warrants vested upfront and 75% vested on October 2, 2008 when the lease was funded. At the end of the term the Company options are as follows:

d)	Purchase not less than all of the equipment for its then Fair Market Value (“FMV”) not to exceed 15% of the original equipment cost.

e)	Extend the lease term for a minimum of six (6) months.

f)	Return not less than all the equipment at conclusion of the lease term.

NOTE F – POWER 3 MEDICAL PRODUCTS, INC.

On April 2, 2007, we entered into an agreement (the “Letter Agreement”) with Power3 Medical Products, Inc., a New York Corporation (“Power3”), regarding the formation of a joint venture Contract Research Organization (“CRO”) and the issuance of convertible debentures and related securities by Power3 to us. Power3 is an early stage company engaged in the discovery, development, and commercialization of protein biomarkers. Under the terms of the agreement, NeoGenomics and Power3 agreed to enter into a joint venture agreement pursuant to which the parties would jointly own a CRO and begin commercializing Power3’s intellectual property portfolio of seventeen patents pending by developing diagnostic tests and other services around one or more of the more than 500 differentially expressed protein biomarkers that Power3 believes it has discovered to date. Power3 has agreed to license all of its intellectual property on a non-exclusive basis to the CRO for selected commercial applications as well as provide certain management personnel. We will provide access to cancer samples, management and sales & marketing personnel, laboratory facilities and working capital. Subject to final negotiation, we will own a minimum of 60% and up to 80% of the new CRO venture.

As part of the agreement, we provided $200,000 of working capital to Power3 by purchasing a convertible debenture on April 17, 2007 pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between us and Power3. The debenture has a term of two years and a 6% per annum interest rate which is payable quarterly on the last calendar day of each quarter. We were also granted two options to increase our stake in Power3 to up to 60% of Power3’s fully diluted shares. The first option (the “First Option”) is a fixed option to purchase convertible preferred stock of Power3 that is convertible into such number of shares of Power3 Common Stock, in one or more transactions, up to 20% of Power3’s voting Common Stock at a purchase price per share, which will also equal the initial conversion price per share, equal to the lesser of (a) $0.20 per share, or (b) $20,000,000 divided by the fully-diluted shares outstanding on the date of the exercise of the First Option. This First Option is exercisable for a period starting on the date of purchase of the convertible debenture by NeoGenomics and extending until the day which is the later of (y) November 16, 2007 or (z) the date that certain milestones specified in the agreement have been achieved. As of September 30, 2008, the milestones described in the letter agreement had not been met. The First Option is exercisable in cash or NeoGenomics Common Stock at our option, provided, however, that we must include at least $1.0 million of cash in the consideration if we elect to exercise this First Option. The second option (the “Second Option”), which is only exercisable to the extent that we have exercised the First Option, provides that we will have the option to increase our stake in Power3 to up to 60% of fully diluted shares of Power3 over the twelve month period beginning on the expiration date of the First Option in one or a series of transactions by purchasing additional convertible preferred stock of Power3 that is convertible into voting Common Stock and the right to receive additional warrants. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised within six months of exercise of the First Option, be the lesser of (a) $0.40 per share or (b) $40,000,000 divided by the fully diluted shares outstanding on the date of exercise of the Second Option. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised after six months, but within twelve months of exercise of the First Option, be the lesser of (y) $0.50 per share or (z) an equity price per share equal to $50,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and our Common Stock at our option.

As of September 30, 2008, the parties were engaged in negotiations to clarify and amend certain terms of the Letter Agreement. Until such time as an agreement can be reached with Power3 modifying the original terms of the Letter Agreement, it is the position of NeoGenomics that Power3 has not yet met the milestones outlined in the original agreement and, as a result, the First Option and Second Option are still valid.

The convertible debenture, because it is convertible into restricted shares of stock, is recorded under the fair value method at its initial cost of $200,000 if the stock price of Power3 is less than $0.20 per share or at fair value if the stock price of Power3 is greater than $0.20 per share. As of September 30, 2008, the stock price of Power3 was less than $0.20 per share and, accordingly, the convertible debenture is carried at cost and is included in Other Assets.

NOTE G – SUBSEQUENT EVENTS

Common Stock Purchase Agreement

On November 5, 2008, we entered into a common stock purchase agreement (the “Stock Agreement”) with Fusion Capital Fund II, LLC an Illinois limited liability company (“Fusion”).  The Stock Agreement, which has a term of 30 months, provides for the future funding of up to $8.0 million from sales of our common stock to Fusion on a when and if needed basis as determined by us in our sole discretion.  In consideration for entering into this Stock Agreement, on October 10, 2008, we issued to Fusion 17,500 shares of our common stock (valued at $14,700 on the date of issuance) and $17,500 as a due diligence expense reimbursement. In addition, on November 5, 2008, we issued to Fusion 400,000 shares of our common stock (valued at $280,000 on the date of issuance) as a commitment fee.  Concurrently with entering into the Stock Agreement, we entered into a registration rights agreement with Fusion.  Under the registration rights agreement, we agreed to file a registration statement with the SEC covering the 417,500 shares that have already been issued to Fusion and at least 3.0 million shares that may be issued to Fusion under the Stock Agreement.  Presently, we expect to sell no more than the initial 3.0 million shares to Fusion during the term of this Stock Agreement.

Under the Stock Agreement, after the SEC has declared effective the registration statement related to the transaction, we have the right to sell to Fusion shares of our common stock from time to time in amounts between $50,000 and $1.0 million, depending on the market price of our common stock.  The purchase price of the shares related to any future funding under the Stock Agreement will be based on the prevailing market prices of our stock at the time of such sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion.  Fusion shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45 per share.  The Stock Agreement may be terminated by us at any time at our discretion without any cost to us.  There are no negative covenants, restrictions on future funding from other sources, penalties, further fees or liquidated damages in the agreement.

Given our current liquidity position from cash on hand and our availability under our Credit Facility with CapitalSource, we have no immediate plans to issue common stock under the Stock Agreement. If and when we do elect to sell shares to Fusion under this agreement, we expect to do so opportunistically and only under conditions deemed favorable by the Company.  Any proceeds received by the Company from sales under the Stock Agreement will be used for general corporate purposes, working capital, and/or for expansion activities.

Equipment Lease Line

On November 5, 2008, the Subsidiary entered into a master lease agreement with Leasing Technologies International, Inc. The master lease agreement establishes the general terms and conditions pursuant to which the Subsidiary may lease equipment pursuant to a $1,000,000 lease line. Advances under the lease line may be made for one year by executing equipment schedules for each advance. The lease term of any equipment schedules issued under the lease line will be for 36 months. The lease rate factor applicable for each equipment schedule is 0.0327/month. If the Subsidiary makes use of the entire lease line, the monthly rent would be $32,700. Monthly rent for the leased equipment is payable in advance on the first day of each month. The obligations of the Subsidiary are guaranteed by the Parent Company. At the end of the term of each equipment schedule the Subsidiary may:

(d)	Renew the lease with respect to such equipment for an additional 12 months at fair market value;
(e)	Purchase the equipment at fair market value, which price will not be less than 10% of cost nor more than 14% of cost;
(f)	Extend the term for an additional six months at 35% of the monthly rent paid by lessee during the initial term, equipment may then be purchased for the lesser of fair market value or 8% of cost; or

(b)	Return the equipment subject to a remarketing charge equal to 6% of cost.

First Amendment to Revolving Credit and Security Agreement

On November 3, 2008 the Company and CapitalSource signed a first amendment to the Credit Agreement.  This amendment increased the amount allowable under the Credit Agreement to pay towards the settlement of the US Labs lawsuit to $250,000 from $100,000 and documented other administrative agreements between NeoGenomics and CapitalSource.

END OF FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NeoGenomics, Inc.:

We have audited the accompanying consolidated balance sheet of NeoGenomics, Inc. (the “Company”), as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kingery & Crouse, P.A
Tampa, FL
April 14, 2008

NEOGENOMICS, INC.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$210,573
Accounts receivable (net of allowance for doubtful accounts of $414,548)	3,236,751
Inventories	304,750
Other current assets	400,168
Total current assets	$4,152,242

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $862,030)	$2,108,083

OTHER ASSETS	$260,575

TOTAL ASSETS	$6,520,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,799,159
Accrued compensation	370,496
Accrued expenses and other liabilities	574,084
Legal contingency (Note G)	375,000
Short-term portion of equipment capital leases	242,966
Total current liabilities	$3,361,705

LONG TERM LIABILITIES
Long-term portion of equipment capital leases	$837,081

TOTAL LIABILITIES	$4,198,786

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, (100,000,000 shares authorized; 31,391,660
shares issued and outstanding)	$31,391
Additional paid-in capital	16,820,954
Accumulated deficit	(14,530,231)
Total stockholders’ equity	2,322,114

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,520,900

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

NET REVENUE	$11,504,725	$6,475,996
COST OF REVENUE	5,522,775	2,759,190
GROSS MARGIN	$5,981,950	$3,716,806
OTHER OPERATING EXPENSE
General and administrative	$9,122,922	$3,576,812

INCOME / (LOSS) FROM OPERATIONS	$(3,140,972)	$139,994

OTHER INCOME / (EXPENSE):
Other income	$24,256	$55,970
Interest expense	(263,456)	(325,625)
Other income / (expense) – net	$(239,200)	$(269,655)

NET LOSS	(3,380,172)	(129,661)
NET LOSS PER SHARE - Basic and Diluted	$(0.11)	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and Diluted	29,764,289	26,166,031

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common	Common	Additional	Deferred
	Stock	Stock	Paid-In	Stock	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Total

Balances, December 31, 2005	22,836,754	$22,836	$10,005,308	$(2,685)	$(11,020,398)	$(994,939)

Common stock issuances for cash	3,530,819	3,531	1,099,469	-	-	1,103,000
Common stock issued for acquisition	100,000	100	49,900	-	-	50,000
Transaction fees and expenses	-	-	(80,189)	-	-	(80,189)
Adjustment of credit facility discount	-	-	2,365	-	-	2,365
Exercise of stock options and warrants	546,113	546	66,345	-	-	66,891
Warrants and stock issued for services	7,618	8	7,642	-	-	7,650
Payment of note on Yorkville Capital fee	-	-	(50,000)	-	-	(50,000)
Stock issued to settle accounts payable	40,172	40	15,627	-	-	15,667
Stock compensation expense	-	-	63,730	-	-	63,730
Reclassification of deferred compensation to additional paid in capital upon adoption of SFAS 123R	-	-	(2,685)	2,685	-	-
Net loss	-	-	-	-	(129,661)	(129,661)
Balances, December 31, 2006	27,061,476	$27,061	$11,177,512	-	$(11,150,059)	$54,514

Common stock issuances for cash	4,154,684	4,155	5,574,682	-	-	5,578,837
Transaction fees and expenses	-	-	(346,110)	-	-	(346,110)
Exercise of stock options and warrants	175,500	175	53,619	-	-	53,794
Warrants issued for services	-	-	159,153	-	-	159,153
Stock compensation expense	-	-	202,098	-	-	202,098
Net loss	-	-	-	-	(3,380,172)	(3,380,172)
Balances, December 31, 2007	31,391,660	$31,391	$16,820,954	$-	$(14,530,231)	$2,322,114

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,380,172)	$(129,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	451,459	233,632
Impairment of assets	2,235	53,524
Amortization of credit facility warrants and debt issue costs	54,900	72,956
Stock based compensation	202,098	63,730
Non-cash consulting	159,153	7,650
Other non-cash expenses	29,423	59,804
Provision for bad debts	1,013,804	444,133
Changes in assets and liabilities, net:
(Increase) decrease in accounts receivable, net of write-offs	(2,700,797)	(1,442,791)
(Increase) decrease in inventory	(187,388)	(57,362)
(Increase) decrease in prepaid expenses	(343,032)	(101,805)
(Increase) decrease in other current assets	(26,671)	(31,522)
Increase (decrease) in deferred revenues	-	(100,000)
Increase (decrease) in legal contingency	375,000	-
Increase (decrease) in accounts payable and other liabilities	1,707,397	233,930
NET CASH USED IN OPERATING ACTIVITIES	(2,642,591)	(693,782)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(516,144)	(398,618)
Investment in other assets (Power 3)	(200,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(716,144)	(398,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances (repayments) from/to affiliates, net	(1,675,000)	175,000
Notes payable	(2,000)	2,000
Repayment of capital lease obligations	(166,479)	(58,980)
Issuance of common stock and warrants for cash , net of transaction expenses	5,286,521	1,089,702
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,443,042	1,207,722

NET CHANGE IN CASH AND CASH EQUIVALENTS	84,307	115,322

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	126,266	10,944

CASH AND CASH EQUIVALENTS, END OF YEAR	$210,573	$126,266

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$204,670	$269,316
Equipment leased under capital leases	$703,145	$602,357
Income taxes paid	$-	$-
Common stock issued for acquisition	$-	$50,000
Common stock issued in settlement of financing fees	$-	$50,000

See notes to consolidated financial statements.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE A – Nature of Business and Basis of Presentation

NeoGenomics, Inc., a Nevada Company, was formed in 1998 under the name of American Communications Enterprises, Inc. (“ACE”, the “Parent”, or the “Parent Company”).

NeoGenomics, Inc., a Florida company, doing business as NeoGenomics Laboratories (“NEO”, “NeoGenomics” or  ”Subsidiary”) was formed in June 2001, and agreed to be acquired by ACE in a reverse acquisition in November 2001.  NeoGenomics operates as a certified “high complexity” clinical laboratory in accordance with the federal government’s Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), and is dedicated to the delivery of clinical diagnostic services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States.

ACE succeeded to NEO’s name in January, 2002, and NeoGenomics remains a wholly-owned subsidiary of the Parent Company. (NEO and ACE are collectively referred to as “we”, “us”, “our” or the “Company”).

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary.  All significant intercompany accounts and balances have been eliminated in consolidation.

Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B – Summary of Significant Accounting Policies

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  These principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements.  Actual results and outcomes may differ from management’s estimates, judgments and assumptions.  Significant estimates, judgments and assumptions used in these consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related reserves, contingencies, useful lives and recovery of long-term assets, income and other taxes, and the fair value of stock-based compensation.  These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the consolidated financial statements prospectively from the date of the change in estimate.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s (the “Commission”) Staff Accounting Bulletin No. 104, “Revenue Recognition”, when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

The Company’s specialized diagnostic services are performed based on a written test requisition form and revenues are recognized once the diagnostic services have been performed, the results have been delivered to the ordering physician, the payor has been identified and eligibility and insurance have been verified. These diagnostic services are billed to various payors, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals and clinics, and individuals. The Company reports revenues from contracted payors, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payors, including certain insurance companies and individuals, based on the amount expected to be collected. The difference between the amount billed and the amount expected to be collected from non-contracted payors is recorded as a contractual allowance to arrive at the reported revenues. The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate. In each reporting period, the Company reviews its historical collection experience for non-contracted payors and adjusts its expected revenues for current and subsequent periods accordingly.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Costs of Revenues

Costs of revenues consists primarily of lab related materials and supplies, salaries related to laboratory personnel, allocated facility costs, and depreciation of equipment used to deliver the Company’s services.

Accounting for Contingencies

When involved in litigation or claims, in the normal course of our business, we follow the provisions of SFAS No. 5, Accounting for Contingencies, to record litigation or claim-related expenses. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. We accrue for settlements when the outcome is probable and the amount or range of the settlement can be reasonably estimated. In addition to our judgments and use of estimates, there are inherent uncertainties surrounding litigation and claims that could result in actual settlement amounts that differ materially from estimates.  With respect to the agreement to settle the claims brought against the Company by US Labs, as of December 31, 2007 we have accrued a $375,000 loss contingency, which consists of $250,000 to provide for the Company’s expected portion of this settlement, and $125,000 to provide for the Company’s portion of the estimated legal fees up to the date of settlement.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowance for doubtful accounts (the “Allowance”), which is estimated and recorded in the period the related revenue is recorded based on the historical collection experience for each type of payor.  In addition, the Allowance is adjusted periodically, based upon an evaluation of historical collection experience with specific payors, payor types, and other relevant factors, including regularly assessing the state of our billing operations in order to identify issues which may impact the collectability of receivables or reserve estimates.  Revisions to the Allowance are recorded as an adjustment to bad debt expense within general and administrative expenses.  After appropriate collection efforts have been exhausted, specific receivables deemed to be uncollectible are charged against the Allowance in the period they are deemed uncollectible.  Recoveries of receivables previously written-off are recorded as credits to the Allowance.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments and Concentrations of Credit Risk

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and liabilities and other current assets and liabilities are considered reasonable estimates of their respective fair values due to their short-term nature.  The Company maintains its cash and cash equivalents with domestic financial institutions that the Company believes to be of high credit standing.  The Company believes that, as of December 31, 2007, its concentration of credit risk related to cash and cash equivalents was not significant.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Concentrations of credit risk with respect to revenue and accounts receivable are primarily limited to certain customers to whom the Company provides a significant volume of its services to, and to specific payors of our services such as Medicare, and individual insurance companies.  The Company’s customer base consists of a large number of geographically dispersed customers diversified across various customer types.  The Company continues to focus its sales efforts to decrease the dependency on any given source of revenue and decrease its credit risk from any one large customer or payor type, these efforts have led to the significant decrease of our credit risk from the previous year.  Accordingly, for the year ended December 31, 2007 one customer accounted for 25% of total revenue and all others were less than 10% of total revenue individually.  During the year ended December 31, 2006, three customers accounted for 26%, 18% and 17% of total revenue, respectively.  In the event that we lost one of these customers, we would potentially lose a significant percentage of our revenues.   For the year ended December 31, 2007, Medicare and one commercial insurance provider accounted for 44% and 10% of the Company’s total accounts receivable balance, respectively.

The Company orders the majority of its FISH probes from one vendor and as a result of their dominance of that marketplace and the absence of any competitive alternatives, if they were to have a disruption and not have inventory available it could have a material effect on our business.  This risk cannot be completely offset due to the fact that they have patent protection which limits other vendors from supplying these probes.

Inventories

Inventories, which consist principally of testing supplies, are valued at the lower of cost or market, using the first-in, first-out method (FIFO)

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization.  Property and equipment generally includes purchases of items with a cost greater than $1,000 and a useful life greater than one year.  Depreciation and amortization are computed on a straight line basis over the estimated useful lives of the assets.

Leasehold improvements are amortized over the shorter of the related lease terms or their estimated useful lives.  Property and equipment acquired under capital leases are depreciated over the shorter of the related lease terms or the useful lives of the assets.  The Company periodically reviews the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change.  Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income (loss) from operations.  Repairs and maintenance costs are expensed as incurred.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”).  Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date.  Temporary differences between financial and tax reporting arise primarily from the use of different depreciation methods for property and equipment as well as impairment losses and the timing of recognition of bad debts.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Stock-Based Compensation

For the years ended December 31, 2006 and 2005, the Company maintained a stock option plan covering potential equity grants including primarily the issuance of stock options.  In addition, effective January 1, 2007, the Company began sponsoring an Employee Stock Purchase Plan (“ESPP”), whereby eligible employees are entitled to purchase Common Stock monthly, by means of limited payroll deductions, at a 5% discount from the fair market value of the Common Stock as of specific dates.  The Company’s ESPP plan is considered exempt from fair value accounting under SFAS No. 123R since the discount offered to employees is only 5%.  See Note F for a detailed description of the Company’s plans.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123(R) supersedes our previous accounting under Accounting Principles Board Opinion No. 25“Accounting for Stock Issued to Employees” (“APB 25”) and disclosure under SFAS 123.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R).  We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).  Under SFAS 123(R), compensation cost for all stock-based awards, including grants of employee stock options, restricted stock and other equity awards, is measured at fair value at grant date and recognized as compensation expense on a straight line basis over the employees’ expected requisite service period.  In addition, SFAS 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules.  The Company selected the modified prospective method of adoption, which recognizes compensation expense for the fair value of all share-based payments granted after January 1, 2006 and for the fair value of all awards granted to employees prior to January 1, 2006 that remain unvested on the date of adoption.  This method does not require a restatement of prior periods.  However, awards granted and still unvested on the date of adoption are attributed to expense under SFAS 123(R), including the application of forfeiture rates on a prospective basis.  Our forfeiture rate represents the historical rate at which our stock-based awards were surrendered prior to vesting. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Prior to fiscal year 2006, the Company accounted for forfeitures as they occurred, for the purposes of pro forma information under SFAS 123.

Tax Effects of Stock-Based Compensation

We will only recognize a tax benefit from windfall tax deductions for stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available have been utilized.

Net Loss Per Common Share

We compute loss per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period.  Common equivalent shares outstanding as of December 31, 2007 and 2006, which consisted of employee stock options and certain warrants issued to consultants and other providers of financing to the Company, were excluded from diluted net loss per common share calculations as of such dates because they were anti-dilutive.  During the years ended December 31, 2007 and 2006, we reported net loss per share and as such basic and diluted loss per share were equivalent.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Recent Pronouncements

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159”).  SFAS 159 provides companies with an option to irrevocably elect to measure certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis with the resulting changes in fair value recorded in earnings.  The objective of SFAS 159 is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by using different measurement attributes for financial assets and financial liabilities.  SFAS 159 is effective for the Company as of January 1, 2008 and as of this effective date, the Company has elected not to apply the fair value option to any of its financial assets for financial liabilities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS 157 is effective for the Company as of January 1, 2008 for financial assets and financial liabilities within its scope and it is not expected to have a material impact on its consolidated financial statements.  In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which defers the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), for fiscal years beginning after November 14, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2.  The Company is currently assessing the impact, if any, of SFAS 157 and FSP FAS 157-2 for non-financial assets and non-financial liabilities on its consolidated financial statements.

NOTE C – LIQUIDITY

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.   At December 31, 2007, we had stockholders’ equity of approximately $2,322,000.  On February 1, 2008, we entered into a revolving credit facility with CapitalSource Finance, LLC, which allows us to borrow up to $3,000,000 based on a formula which is tied to our eligible accounts receivable that are aged less than 150 days (See Note L).  As of March 31, 2008 we had approximately $283,000 in cash on hand and $983,000 of availability under our Credit Facility.  As such, we believe we have adequate resources to meet our operating commitments for the next twelve months and accordingly our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

NOTE D – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2007:

		Estimated Useful Lives in Years
Equipment	$2,319,601	3-7
Leasehold Improvements	51,989	3-5
Furniture & Fixtures	163,324	7
Computer Hardware	152,405	3
Computer Software	209,134	3
Assets not yet placed in service	73,660	-
Subtotal	2,970,113
Less accumulated depreciation and amortization	(862,030)
Furniture and Equipment, net	$2,108,083

Depreciation and amortization expense on property and equipment, including leased assets, for the years ended December 31, 2007 and 2006, was $451,459 and $233,632, respectively.

Property and equipment under capital leases, included above, consists of the following at December 31, 2007:

Equipment	$1,127,889
Furniture & Fixtures	22,076
Computer Hardware	49,086
Computer Software	94,963
Subtotal	1,294,014
Less accumulated depreciation and amortization	(248,711)
Property and Equipment under capital leases, net	$1,045,303

NOTE E – INCOME TAXES

We recognized losses for financial reporting purposes for the years ended December 31, 2007 and 2006, in the accompanying consolidated statements of operations.  Accordingly, no provisions for income taxes and/or deferred income taxes payable have been provided in the accompanying consolidated financial statements.

At December 31, 2007, we have net operating loss carryforwards of approximately $4,700,000, the significant difference between this amount, and our accumulated deficit arises primarily from certain stock based compensation that is considered to be a permanent difference.  Assuming our net operating loss carryforwards are not disallowed because of certain “change in control” provisions of the Internal Revenue Code, these net operating loss carryforwards expire in various years through the year ended December 31, 2027.  However, we have established a valuation allowance to fully reserve our deferred income tax assets as such assets did not meet the required asset recognition standard established by SFAS 109. Our valuation allowance increased by $1,014,110 during the year ended December 31, 2007.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

At December 31, 2007, our current and non-current deferred income tax assets (assuming an effective income tax rate of approximately 39%) consisted of the following:

Net current deferred income tax asset:

Allowance for doubtful accounts	$159,900
Less valuation allowance	(159,900)

Total	$-

Net non-current deferred income tax asset:

Net operating loss carryforwards	$1,830,450
Accumulated depreciation and impairment	(166,000)
Subtotal	1,664,450
Less valuation allowance	(1,664,450)

Total	$-

NOTE F – INCENTIVE STOCK OPTIONS AND AWARDS

Stock Option Plan

On October 31, 2006, our shareholders and Board of Directors amended and restated the NeoGenomics Equity Incentive Plan, which was originally approved in October 2003 (the “Plan”).  The Plan permits the grant of stock awards and stock options to officers, directors, employees and consultants.  Options granted under the Plan are either outright stock awards, Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSO’s).  As part of this amendment and restatement, the shareholders and Board of Directors approved an increase in the shares reserved under the Plan from 10% of our outstanding common stock at any given time to 12% of our Adjusted Diluted Shares Outstanding, which equated to 4,463,643 shares of our common stock as of December 31, 2007.  Adjusted Diluted Shares Outstanding are defined as basic common shares outstanding on the measurement date plus that number of shares that would be issued if all convertible debt, convertible preferred equity securities and warrants were assumed to be converted into common stock on the measurement date.  The definition of Adjusted Diluted Shares Outstanding specifically excludes any unexercised stock options that may be outstanding under either the Stock Option Plan or the ESPP on any measurement date.  As of December 31, 2007, option and stock awards totaling 2,796,044 shares were outstanding and 497,549 option and stock awards had been exercised, leaving a total of 1,170,050 options and stock awards available for future issuance.  Options typically have a 5-10 year life and vest over 3 or 4 years but each grant’s vesting and exercise price provisions are determined at the time the awards are granted by the Compensation Committee of the Board of Directors or by the President by virtue of authority delegated to him by the Compensation Committee.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Adoption of SFAS 123(R)

Effective January 1, 2006, we adopted SFAS 123(R), which requires the measurement and recognition of compensation expense in the Company’s statement of operations for all share-based payment awards made to our employees and directors, including employee stock options and employee stock purchases related to all our stock-based compensation plans based on estimated fair values.

SFAS 123(R) requires companies to estimate the fair value of stock-based compensation on the date of grant using an option-pricing model.  The fair value of the award is recognized as expense over the requisite service periods in our consolidated statement of operations using the straight-line method consistent with the methodology used under SFAS 123.  Under SFAS 123(R) the attributed stock-based compensation expense must be reduced by an estimate of the annualized rate of stock option forfeitures.  For grants prior to the January 1, 2006 adoption date of SFAS 123(R), The unrecognized expense of awards not yet vested at the date of adoption is recognized in net income (loss) in the periods after the date of adoption, using the same valuation method and assumptions determined under the original provisions of SFAS 123.

We estimate the fair value of stock-based awards using the trinomial lattice model.  This model determines the fair value of stock-based compensation and is affected by our stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables.  These variables include expected term, expected risk-free rate of return, expected volatility, and expected dividend yield, each of which is more fully described below.  The assumptions for expected term and expected volatility are the two assumptions that significantly affect the grant date fair value.

Expected Term:  The expected term of an option is the period of time that such option is expected to be outstanding.  The average expected term is determined using the trinomial lattice simulation model.

Risk-free Interest Rate:  We base the risk-free interest rate used in the trinomial lattice valuation method on the implied yield at the grant date of the U.S. Treasury zero-coupon issue with an equivalent term to the stock-based award being valued.  Where the expected term of a stock-based award does not correspond with the term for which a zero coupon interest rate is quoted, we used the nearest interest rate from the available maturities.

Expected Stock Price Volatility:  Effective January 1, 2006, we evaluated the assumptions used to estimate volatility and determined that, under SAB 107, we should use a blended average of our volatility and the volatility of the nearest peer companies.  We believe that the use of this blended average peer volatility is more reflective of market conditions and a better indicator of our expected volatility due to the limited trading history available for our Company since its last change of control, prior to which we operated under a different business model.

Dividend Yield:  Since we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

The fair value of stock option awards granted during the years ended December 31, 2007 and 2006 was estimated as of the grant date using the trinomial lattice model with the following weighted average assumptions:

	2007	2006

Expected term (in years)	4.7	5.4
Risk-free interest rate (%)	4.6%	4.8%
Expected volatility (%)	35%	36%
Dividend yield (%)	0%	0%
Weighted average fair value/share at grant date	$0.45	$0.23

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

The status of our stock options and stock awards are summarized as follows:

	Number of Shares	Weighted Average
		Exercise Price
Outstanding at December 31, 2005	1,735,000	$0.27

Granted	1,011,897	0.68
Exercised	(211,814)	0.30
Canceled	(428,083)	0.42
Outstanding at December 31, 2006	2,107,000	0.43

Granted	1,232,583	1.48
Exercised	(175,500)	0.31
Canceled	(368,039)	1.14
Outstanding at December 31, 2007	2,796,044	0.81
Exercisable at December 31, 2007	1,721,874	$0.55

The following table summarizes information about our options outstanding at December 31, 2007:

Options Outstanding Expected to Vest
Range of Exercise prices(s)	Number Outstanding	Weighted Average Remaining Contractual Life (yrs)	Weighted Average Exercise Price	Number Exercisable	Options Exercisable Weighted Average Remaining Contractual Life(Yrs)	Weighted Average Exercise price
	1,120,000	6.6	$0.25	1,120,000	6.6	$.025
0.31-0.46	94,750	7.4	0.35	68,750	7.4	0.35
0.47-0.71	389,000	8.4	.62	159,666	8.2	0.62
0.72-1.08	60,000	8.7	1.00	20,001	8.7	1.00
1.09-1.47	608,042	7.0	1.39	256,042	9.0	1.45
1.48-1.82	524,252	8.6	1.55	97,415	8.7	1.54
	2,796,044	7.4	$0.81	1,721,874	7.3	$0.55

As of December 31, 2007, the aggregate intrinsic value of all stock options outstanding and expected to vest was approximately $1.2 million and the aggregate intrinsic value of currently exercisable stock options was approximately $1.1 million.  The Intrinsic value of each option share is the difference between the fair market value of NeoGenomics common stock and the exercise price of such option share to the extent it is “in-the-money”.  Aggregate Intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the year and sold the underlying shares at the closing stock price on such day.  The intrinsic value calculation is based on the $1.08 closing stock price of NeoGenomics Common Stock on December 31, 2007, the last trading day of 2007.  The total number of in-the-money options outstanding and exercisable as of December 31, 2007 was 1,368,417.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was approximately $200,000 and $215,000, respectively.  Intrinsic value of exercised shares is the total value of such shares on the date of exercise less the cash received from the option holder to exercise the options.  The total cash proceeds received from the exercise of stock options was approximately $54,000 and $63,000 for the years ended December 31, 2007 and 2006, respectively.  The total fair value of options granted during the years ended December 31, 2007 and 2006 was approximately $561,000 and 236,000, respectively.   The total fair value of option shares vested during the years ended December 31, 2007 and 2006 was approximately $276,000 and $91,000, respectively, before taking into consideration cancellations and expected forfeitures for such options.

As of December 31, 2007, there was approximately $312,500 of total unrecognized stock-based compensation cost, net of expected forfeitures, related to unvested stock options granted under the Plan.  This cost is expected to be recognized over a weighted-average period of 2.6 years.

NOTE G – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its laboratory and office facilities under non-cancelable operating leases.  These operating leases expire at various dates through April 2012 and generally require the payment of real estate taxes, insurance, maintenance and operating costs.  In November 2007, the Company entered into a facility lease agreement with a sub-landlord for additional 16,125 square feet of office space at our corporate headquarters in Fort Myers, Florida.  In addition, we maintain laboratory and office space in Irvine California and Nashville Tennessee.

The minimum aggregate future obligations under non-cancelable operating leases as of December 31, 2007 are as follows:

Years ending December 31,
2008	$714,735
2009	732,724
2010	654,430
2011	325,618
2012	57,140
Total minimum lease payments	$2,484,647

for the years ended December 31, 2007 and 2006 was $510,825 and $135,785, respectively and is included in costs of revenues and in general and administrative expenses, depending on the allocation of work space in each facility.  Certain of the Company’s facility leases include rent escalation clauses.  The Company normalizes rent expense on a straight-line basis over the term of the lease for known changes in lease payments over the life of the lease.

Capital Leases

The Company entered into capital lease obligations primarily related to property and equipment for the years ended December 31, 2007 and 2006 with fair market value aggregating $703,145 and $602,357, respectively.  Such lease agreements expire at various times through 2012 and the weighted average interest rates for these leases approximated 13% at December 31, 2007. Most of these leases contain bargain purchase options that allow us to purchase the leased property for a minimal amount upon the expiration of the lease term.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Future minimum lease payments under capital lease obligations are:

Years ending December 31,
2008	$373,344
2009	373,344
2010	344,728
2011	211,276
2012	78,507
Total future minimum lease payments	1,381,199
Less amount representing interest	(301,152)
Present value of future minimum lease payments	1,080,047
Less current maturities	(242,966)
Obligations under capital leases – long term	$837,081

Property and equipment covered under the lease agreements (see Note D) is pledged as collateral to secure the performance of the future minimum lease payments above.

Litigation

On October 26, 2006, Accupath Diagnostics Laboratories, Inc. d/b/a US Labs, a California corporation (“US Labs”) filed a complaint in the Superior Court of the State of California for the County of Los Angeles (the “Court”) against the Company and Robert Gasparini, as an individual, and certain other employees and non-employees of NeoGenomics with respect to claims arising from discussions with current and former employees of US Labs.  On March 18, 2008, we reached a preliminary agreement to settle US Labs’ claims (see Note L).  As a result, as of December 31, 2007 we have accrued a $375,000 loss contingency, which consists of $250,000 to provide for the Company’s expected share of this settlement, and $125,000 to provide for the Company’s share of the estimated legal fees up to the date of settlement.

Ongoing SEC Review of our Form 10-KSB for the year ended December 31, 2006

As further explained in Note I, the Company received a comment letter in connection with its 2006 Form 10KSB.  As a result, we have not yet been able to go effective on the Registration Statement filed in connection with the June 2007 Private Placement of the Company’s common stock.  This has resulted in the Company accruing a $282,000 loss contingency as of December 31, 2007.

NOTE H – RELATED PARTY TRANSACTIONS

During 2007 and 2006, Steven C. Jones, a director of the Company, earned $127,950 and $71,000, respectively, for various consulting work performed in connection with his duties as Acting Principal Financial Officer.

During 2007 and 2006, George O’Leary, a director of the Company, earned $9,500 and $20,900, respectively, in cash for various consulting work performed for the Company.  On March 15, 2007, Mr. O’Leary was also awarded 100,000 warrants for certain consulting services performed on behalf of the Company.  These warrants had an exercise price of $1.49/share and a five year term.  Half of these warrants were deemed vested on issuance and the other half vest ratably over a 24 month period.   On January 18, 2006, Mr. O’Leary was awarded 50,000 non-qualified stock options in connection with his services to the Company related to renegotiating the Aspen Credit Facility and closing equity financing from a disinterested third party.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

On February 18, 2005, we entered into a binding agreement with Aspen Select Healthcare, LP (formerly known as MVP 3, LP) (“Aspen”) to refinance our existing indebtedness of $740,000 owed to Aspen and provide for additional liquidity of up to $760,000 to the Company.  Under the terms of the agreement, Aspen agreed to make available to us up to $1.5 million (subsequently increased to $1.7 million, as described below) of debt financing in the form of a revolving credit facility (the “Aspen Credit Facility”) with an initial maturity of March 31, 2007.  Aspen is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics.  As part of this agreement, we also agreed to issue to Aspen a five year warrant to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50/share.  An amended and restated loan agreement for the Aspen Credit Facility and other ancillary documents, including the warrant agreement, which more formally implemented the agreements made on February 18, 2005 were executed on March 23, 2005.  All material terms were identical to the February 18, 2005 agreement.  We incurred $53,587 of transaction expenses in connection with refinancing the Aspen Credit Facility, which were capitalized and amortized to interest expense over the term of the agreement.  The Aspen Credit Facility was paid in full on June 7, 2007.

We recorded $131,337 for the value of such Warrant as of the February 18, 2005 measurement date as a discount to the face amount of the Credit Facility.  The Company is amortizing such discount to interest expense over the 24 months of the Credit Facility.  The fair value of the warrants issued to Aspen was determined using the Black Scholes option valuation model, based on the following factors, which were present on the measurement date for such warrants:

Strike price	$0.50	Market price	$0.35
Term	5 years	Volatility	22.7%
Risk-free rate	4.50%	Dividend yield	0%
Warrant value	$0.0525347	Number of warrants	$2,500
Total value	$131,337

In addition, as a condition to the Aspen Credit Facility , the Company, Aspen, and certain individual shareholders agreed to amend and restate their shareholders’ agreement to provide that Aspen will have the right to appoint up to three of seven of our directors and one mutually acceptable independent director.  We also entered into an amended and restated Registration Rights Agreement, dated March 23, 2005 with Aspen and certain individual shareholders, which grants to Aspen certain demand registration rights (with no provision for liquidated damages) and which grants to all parties to the agreement, piggyback registration rights.

On January 18, 2006, the Company entered into a binding letter agreement (the “Aspen Letter Agreement”) with Aspen, which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20/share and the granting of 900,000 warrants with an exercise price of $0.26/share to SKL Limited Partnership, LP (“SKL” as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26/share (the “Waiver Warrants”).

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20/share (1,000,000 shares) and receive a five year warrant to purchase 450,000 shares of the Company’s common stock at an exercise price of $0.26/share in connection with such purchase (the “Equity Purchase Rights”). On March 14, 2006, Aspen exercised its Equity Purchase Rights.

(c) Aspen and the Company amended the loan agreement (the “Credit Facility Amendment”), dated March, 2005 to extend the maturity date until September 30, 2007, and to modify certain covenants.  In addition, Aspen had the right, until April 30, 2006, to provide the Company up to $200,000 of additional secured indebtedness to the Company under the Aspen Credit Facility Amendment and to receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26/share (the “New Debt Rights”).  On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Letter Agreement.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

(d) The Company agreed to amend and restate the Initial Warrants, dated March 23, 2005, which more formally implemented the original agreement made on February 18, 2005 with respect to such warrants, to provide that all 2,500,000 warrant shares were vested and the exercise price was reset to $0.31 per share.  The difference, between the value of the warrants on the original February, 18, 2005 measurement date which was calculated using an exercise price of $0.50/share, and their value on the January 18, 2006 modification date which was calculated using an exercise price of $0.31/share, amounted to $2,365 and, was credited to additional paid-in capital and included in deferred financing fees.

(e) The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), between the parties to incorporate the Initial Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

(f) All Waiver Warrants, the Initial Warrants and all warrants issued to Aspen and SKL in connection with the purchase of equity or debt securities are exercisable at the option of the holder for a term of five years, and each such warrant contains provisions that allow for a physical exercise, a net cash exercise or a net share settlement.  We used the Black-Scholes pricing model to estimate the fair value of all such warrants as of the date of issue for each, using the following approximate assumptions: dividend yield of 0%, expected volatility of 14.6 – 19.3% (depending on the date of agreement), risk-free interest rate of 4.5%, and an expected term of 3 - 5 years.

The Aspen Credit Facility was paid in full in June 2007 and it expired on September 30, 2007.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to the certain Shareholders’ Agreement dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the “Subscription”) with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share.  SKL has no previous affiliation with the Company.

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to enable NeoGenomics to use eTelenext, Inc’s Accessioning Application, AP Anywhere Application and CMQ Application.  HCSS, LLC is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States.  HCSS, LLC is owned 66.7% by Dr. Michael T. Dent, our Chairman.  Under the terms of the agreement, the Company paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed.  The eTelenext system is an elaborate laboratory information system (LIS) that is in use at many larger laboratories.  By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small laboratories in the network in order to better manage its workflow.

On June 7, 2007, we paid Aspen Capital Advisors, LLC (“ACA”), a company affiliated with one of our directors, a cash fee of $52,375 and issued to ACA a five year warrant to purchase 250,000 shares of common stock in consideration for ACA’s assistance with the June 2007 Private Placement described in Note I below.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

NOTE I – EQUITY FINANCING TRANSACTIONS

On June 6, 2005, we entered into a Standby Equity Distribution Agreement (the “S.E.D.A.”) with Yorkville Advisors, LLC (“Yorkville” f/k/a Cornell Capital Partners, LP).  Pursuant to the S.E.D.A., the Company could, at its discretion, periodically sell to Yorkville shares of common stock for a total purchase price of up to $5.0 million.  On June 6, 2006 as a result of not terminating our S.E.D.A. with Yorkville, a short-term note payable in the amount of $50,000 became due to Yorkville and was subsequently paid in July 2006 from the proceeds of a $53,000 advance under the S.E.D.A.  On August 1, 2007, the S.E.D.A expired and we decided not to renew it.

The following sales of common stock were made under our S.E.D.A. with Yorkville since it was first declared effective on August 1, 2005 through its termination date of August 1, 2007.

Request Date	Completion Date	Shares of Common Stock	Gross Proceeds	Yorkville Fee	Escrow Fee	Net Proceeds	ASP(1)

8/29/2005	9/8/2005	63,776	$25,000	$1,250	$500	$23,250

12/10/2005	12/18/2005	241,779	50,000	2,500	500	47,000

Subtotal – 2005		305,555	$75,000	$3,750	$1,000	$70,250	$0.25

7/19/2006	7/28/2006	83,491	53,000	2,500	500	50,000

8/8/2006	8/16/2006	279,486	250,000	12,500	500	237,000

10/18/2006	10/23/2006	167,842	200,000	10,000	500	189,500

Subtotal – 2006		530,819	$503,000	$25,000	$1,500	$476,500	$0.95

12/29/2006	1/10/2007	98,522	150,000	7,500	500	142,000

1/16/2007	1/24/2007	100,053	150,000	7,500	500	142,000

2/1/2007	2/12/2007	65,902	100,000	5,000	500	94,500

2/19/2007	2/28/2007	166,611	250,000	12,500	500	237,000

2/28/2007	3/7/2007	180,963	250,000	12,500	500	237,000

4/5/2007	4/16/2007	164,777	250,000	12,500	500	237,000

4/20/2007	4/30/2007	173,467	250,000	12,500	500	237,000

Subtotal – 2007		950,295	$1,400,000	$70,000	$3,500	$1,326,500	$1.48

Total Since Inception		1,786, 669	$1,978,000	$98,750	$6,000	$1,873,250	$1.19

(1)  Average Selling Price of shares issued

In March 2005 and January 2006, the Company entered into various agreements with Aspen Select Healthcare, LP, as described in Note H.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

On January 21, 2006, the Company entered into a subscription agreement (the “Subscription”) with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share.  SKL has no previous affiliation with the Company.

During the period from May 31, 2007 through June 6, 2007, we sold 2,666,667 shares of our common stock to ten unaffiliated accredited investors at a price of $1.50 per share in a private placement of our common stock (the “Private Placement”).  The Private Placement generated gross proceeds to the Company of $4.0 million, and after estimated transaction costs, the Company received net cash proceeds of approximately $3.8 million.  The Company also issued warrants to purchase 98,417 shares of our Common Stock to Noble International Investments, Inc., or Noble, in consideration for its services as a placement agent for the Private Placement and paid Noble a cash fee of $147,625.  Additionally, the Company issued to Aspen Capital Advisors, LLC, or ACA, warrants to purchase 250,000 shares at $1.50 per share and paid ACA a cash fee of $52,375 in consideration for ACA’s services to the Company in connection with the Private Placement.   The Private Placement involved the issuance of the aforementioned unregistered securities in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act.  All of the aforementioned stockholders received registration rights (“Registration Rights”) for the Private Placement shares so purchased and we filed a registration statement on Form SB-2 on July 12, 2007 to register these shares (the “Registration Statement”).  Certain of the Investors also purchased 1,500,000 shares and 500,000 warrants from Aspen Select Healthcare, LP in a separate transaction that occurred simultaneously with the Private Placement and the Company agreed to an assignment of Aspen’s registration rights for such shares and warrants, and those shares and warrants were included in the Registration Statement.

The Registration Rights contained a provision that if the Registration Statement was not declared effective within 120 days of the Private Placement, we would be responsible for partial relief of the damages resulting from a holder’s inability to sell the shares covered by the Registration Statement.  Beginning after 120 days from the date that the Private Placement was consummated, the Company is obligated to pay as liquidated damages to each holder of shares covered by the Registration Statement (“Registered Securities”) an amount equal to one half percent (0.5%) of the purchase price of the Registered Securities for each thirty (30) day period that the Registration Statement is not effective after the required effective date specified in the Registration Rights Agreement. Such liquidated damages may be paid, at the holder’s option, either in cash or shares of our Common Stock, after demand therefore has been made.

In August, 2007, we received a comment letter from the Accounting Staff of the SEC regarding certain disclosure and accounting questions with respect to our 2006 annual report filed on Form 10-KSB.  In September 2007, we responded to the SEC Staff and filed an amended Form 10-KSB/A that responded to the matters raised by the Staff.  In October 2007, we received a follow up comment letter from the Staff that continued to question the accounting we use in connection with non-cash employee stock-based compensation and warrants issued under the newly adopted SFAS 123(R).   We responded to the Staff’s October 2007 letter in March 2008, and currently anticipate resolving all open issues by the end of April 2008 and being able to proceed with registering the Private Placement shares in May 2008.

As a result of the aforementioned SEC correspondence, the Company was not able to register the securities issued in the Private Placement within the allowed 120 period, and was thus responsible for damages.  Accordingly, as of December 31, 2007, in accordance with FASB Staff Position 00-19-2, “Accounting for Registration Payment Arrangements” we have accrued approximately $282,000 in penalties as liquidated damages for the period from the end of the 120 day period through May 2008 when we expect to be able to go effective on the Registration Statement for the Private Placement shares.  Such penalties are included in Accrued Expenses and Other Liabilities.

On June 6, 2007, the Company issued to Lewis Asset Management (“LAM”) 500,000 shares of Common Stock at a purchase price of $0.26 per share and received gross proceeds of $130,000 upon the exercise by LAM of 500,000 warrants which were purchased by LAM from Aspen Select Healthcare, LP on that day.

On June 7, 2007, we used part of the net proceeds of the Private Placement to pay off the $1.7 million principal balance of the Credit Facility with Aspen, as further discussed in Note H.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

On August 15, 2007 our Board of Directors voted to issue warrants to purchase 533,334 shares of our Common Stock to the investors who purchased shares in the Private Placement.  Such warrants have an exercise price of $1.50 per share and are exercisable for a period of two years.  Such warrants also have a provision for piggyback registration rights in the first year and demand registration rights in the second year.

NOTE J – POWER 3 MEDICAL PRODUCTS, INC.

On April 2, 2007, we entered into an agreement (the “Letter Agreement”) with Power3 Medical Products, Inc., a New York Corporation (“Power3”) regarding the formation of a joint venture Contract Research Organization (“CRO”) and the issuance of convertible debentures and related securities by Power3 to us. Power3 is an early stage company engaged in the discovery, development, and commercialization of protein biomarkers. Under the terms of the agreement, NeoGenomics and Power3 agreed to enter into a joint venture agreement pursuant to which the parties will jointly own a CRO and begin commercializing Power3’s intellectual property portfolio of seventeen patents pending by developing diagnostic tests and other services around one or more of the more than 500 differentially expressed protein biomarkers that Power3 believes it has discovered to date. Power3 has agreed to license all of its intellectual property on a non-exclusive basis to the CRO for selected commercial applications as well as provide certain management personnel. We will provide access to cancer samples, management and sales & marketing personnel, laboratory facilities and working capital. Subject to final negotiation, we will own a minimum of 60% and up to 80% of the new CRO venture which is anticipated to be launched in 2008.

As part of the agreement, we provided $200,000 of working capital to Power3 by purchasing a convertible debenture on April 17, 2007 pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between us and Power3.  The debenture has a term of two years and a 6% per annum interest rate which is payable quarterly on the last calendar day of each quarter.  We were also granted two (2) options to increase our stake in Power3 to up to 60% of Power3’s fully diluted shares.  The first option (the “First Option”) is a fixed option to purchase convertible preferred stock of Power3 that is convertible into such number of shares of Power3 Common Stock, in one or more transactions, up to 20% of Power3’s voting Common Stock at a purchase price per share, which will also equal the initial conversion price per share, equal to the lesser of (a) $0.20 per share, or (b) $20,000,000 divided by the fully-diluted shares outstanding on the date of the exercise of the First Option. This First Option is exercisable for a period starting on the date of purchase of the convertible debenture by NeoGenomics and extending until the day which is the later of (y) November 16, 2007 or (z) the date that certain milestones specified in the agreement have been achieved. As of March 31, 2008, the milestones described in the letter agreement had not been met.  The First Option is exercisable in cash or NeoGenomics Common Stock at our option, provided, however, that we must include at least $1.0 million of cash in the consideration if we elect to exercise this First Option. In addition to purchasing convertible preferred stock as part of the First Option, we are also entitled to receive such number of warrants to purchase Power3 Common Stock that will permit us to maintain our ownership percentage in Power3 on a fully diluted basis.  Such warrants will have a purchase price equal to the initial conversion price of the convertible preferred stock that was purchased pursuant to the First Option and will have a five year term.

The second option (the “Second Option”), which is only exercisable to the extent that we have exercised the First Option, provides that we will have the option to increase our stake in Power3 to up to 60% of fully diluted shares of Power3 over the twelve month period beginning on the expiration date of the First Option in one or a series of transactions by purchasing additional convertible preferred stock of Power3 that is convertible into voting Common Stock and the right to receive additional warrants. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised within six months of exercise of the First Option, be the lesser of (a) $0.40 per share or (b) $40,000,000 divided by the fully diluted shares outstanding on the date of exercise of the Second Option. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised after six months, but within twelve months of exercise of the First Option, be the lesser of (y) $0.50 per share or (z) an equity price per share equal to $50,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and our Common Stock at our option. In addition to purchasing convertible preferred stock as part of the Second Option, we are also entitled to receive such number of warrants to purchase Power3 Common Stock that will permit us to maintain our ownership percentage in Power3 on a fully diluted basis.  Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock being purchased on that date and will have a five year term.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

The purchase agreement granted us (1) a right of first refusal with respect to future issuances of Power3 capital stock and (2) the right to appoint a member of the Power3 board of directors so long as we own ten percent (10%) or more of Power3’s outstanding voting securities.

As of March 31, 2008, the parties were engaged in good faith negotiations to clarify and amend certain terms of the original Letter Agreement.  As these negotiations have not yet been concluded the parties have agreed to extend any deadlines in the Original Agreement until such time as they reach an agreement on a more comprehensive amendment to the original Letter Agreement or otherwise conclude that they are unable to do so.

The convertible debenture, since it is convertible into restricted shares of stock, is recorded under the fair value method at its initial cost of $200,000 if the stock price of Power3 is less than $0.20 per share or at fair value if the stock price of Power3 is greater than $0.20 per share. As of December 31, 2007, the stock price of Power3 was less than $0.20 per share so the convertible debenture is reflected at cost.

NOTE K – RETIREMENT PLAN

We maintain a defined-contribution 401(k) retirement plan covering substantially all employees (as defined).  Our employees may make voluntary contributions to the plan, subject to limitations based on IRS regulations and compensation.  In addition, we match any employees’ contributions on a dollar to dollar basis up to 1% of the respective employee’s salary.  We made matching contributions of approximately $23,000 and $16, 200 during the years ended December 31, 2007 and 2006, respectively.

NOTE L – SUBSEQUENT EVENTS

Revolving Credit and Security Agreement

On February 1, 2008, our operating subsidiary, NeoGenomics, Inc., a Florida Company (“Borrower”), entered into a Revolving Credit and Security Agreement (the “Credit Facility” or “Credit Agreement”) with CapitalSource Finance LLC (the “Lender”) pursuant to which the Lender shall make available to us a revolving credit facility in a maximum principal amount at any time outstanding of up to Three Million Dollars ($3,000,000) (the “Facility Cap”). Subject to the provisions of the Credit Agreement, the Lender shall make advances to us from time to time during the three (3) year term following the closing date and the revolving Credit Facility may be drawn, repaid and redrawn from time to time as permitted under the Credit Agreement. Interest on outstanding advances under the revolving facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of one-month LIBOR plus 3.25% in accordance with the terms of the Credit Agreement, subject to a LIBOR floor of 3.14%.  As of March 31, 2008, the effective annual interest rate of the Agreement was 6.39%.  To secure the payment and performance in full of the Obligations (as defined in the Credit Agreement), we granted to the Lender a continuing security interest in and lien upon, all rights, title and interest in and to the Accounts (as such term is defined in the Agreement), which primarily consist of accounts receivable.  Furthermore, pursuant to the Credit Agreement, the Parent Company guaranteed the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower. The Parent Company’s guaranty is a continuing guarantee and shall remain in force and effect until the indefeasible cash payment in full of the Guaranteed Obligations (as defined in the Credit Agreement) and all other amounts payable under the Agreement.

US Labs Settlement

On March 18, 2008, we reached a preliminary agreement to settle US Labs’ claims against the Company and certain of its officers and employees. Under the terms of the agreement, NeoGenomics, on behalf of all defendants, will make a $250,000 payment to US Labs within thirty days and pay another $250,000 over the remaining nine months of this year. It is expected that approximately 50% of these payments will be covered by our insurance policies. As a result, our fourth quarter financials include an accrual of $375,000 for this loss contingency, of which $250,000 provides for the Company’s expected share of this settlement and an additional $125,000 to provide for the Company’s share of the estimated legal fees incurred in Q1 2008 up to the date of settlement.

NEOGENOMICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS –
AS OF DECEMBER 31, 2007 (Continued)

Employment Contracts

On March 12, 2008, we entered into an employment agreement with Robert Gasparini, our President and Chief Scientific Officer, to extend his employment with the Company for an additional four year term.  This employment agreement was retroactive to January 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement 90 days before the end of the initial term.  The employment agreement specifies an initial base salary of $225,000/year with specified salary increases tied to hitting revenue goals.  Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain targets established by the Board of Directors. In addition, Mr. Gasparini was granted 784,000 stock options that have a seven year term so long as Mr. Gasparini remains an employee of the Company.  These options are scheduled to vest according to the passage of time and the meeting of certain performance-based milestones.  Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his benefits for a period of twelve months.

END OF FINANCIAL STATEMENTS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$199
Printing and Engraving Expenses	$1,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Miscellaneous	$3,801
TOTAL	$65,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation eliminate liability of our directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

Nevada Revised Statutes 78.750, 78.751 and 78.7502 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by us, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By our Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

•
Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

•
To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, we shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act as a “transaction not involving a public offering”.  No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about the Company to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

During 2004, we sold 3,040,000 shares of our common stock in a series of private placements at $0.25 per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $740,000 after deducting certain transaction expenses. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered on a SB-2 Registration Statement, which was declared effective by the SEC on August 1, 2005.

During the period from January 1, 2005 to May 31, 2005, we sold 450,953 shares of our common stock in a series of private placements at $0.30 - $0.35/share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $146,000. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered in a registration statement on Form SB-2, which was declared effective by the SEC on August 1, 2005.

On March 23, 2005, the Company entered into a Loan Agreement with Aspen Select Healthcare, LP (“Aspen”) to provide up to $1.5 million of indebtedness pursuant to a Credit Facility. As part of the Credit Facility transaction, the Company also issued to Aspen a five year warrant to purchase up to 2,500,000 shares of our common stock at an original exercise price of $0.50 per share. Steven C. Jones, our Acting Principal Financial Officer and a director of the Company, is a general partner of Aspen. On January 18, 2006, the Company agreed to amend and restate this warrant to provide that all 2,500,000 warrant shares were vested and the exercise price per share was reset to $0.31 per share.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners pursuant to which the Company could, at its discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5.0 million.  Upon execution of the Standby Equity Distribution Agreement, Cornell received 381,888 shares of our common stock as a commitment fee under the Standby Equity Distribution Agreement. The Company also issued 27,278 shares of our common stock to Spartan Securities under a placement agent agreement relating to the Standby Equity Distribution Agreement. On August 1, 2007, the SEDA expired and we decided not to renew it.

On January 18, 2006, the Company issued a warrant to Aspen to purchase 150,000 shares of our common stock at an exercise price of $0.26 per share. The warrant has a five year term.

On March 14, 2006, Aspen purchased 1,000,000 shares of our common stock for $0.20 per share and received a warrant to purchase 450,000 shares of our common stock at an exercise price of $0.26 per share. The warrant has a five year term.

Aspen had the right, through April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company and to receive a five (5) year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share (the “New Debt Rights”).  On March 30, 2006, Aspen exercised its New Debt Rights.

During the period from January 18 to January 21, 2006, the Company entered into agreements with four other stockholders who are parties to a Shareholders’ Agreement dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26 per share for such stockholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the “Subscription”) with SKL Limited Family Partnership, LP (“SKL”), whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of our common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of our common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with the Company.

During the period from May 31, 2007 through June 6, 2007, we sold 2,666,667 shares of our common stock to unaffiliated accredited investors (the “Investors”) under in a private placement (the “Private Placement”) at $1.50 per share. The Private Placement generated gross proceeds to the Company of $4 million, and after estimated transaction costs, the Company received net cash proceeds of $3.75 million.  The Company also issued warrants to purchase 98,417 shares of our common stock to Noble International Investments, Inc. (“Noble”) in consideration for its services as exclusive placement agent under the Private Placement.  Additionally, the Company issued to Aspen warrants to purchase 250,000 shares at $1.50 per share in consideration for Aspen’s services in the fund raising process of the Private Placement.  The Private Placement involved the issuance of the aforementioned unregistered securities in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act.

On June 6, 2007, the Company issued to Lewis Asset Management (“LAM”) 500,000 shares of common stock at an exercise price of $0.26 per share and received gross proceeds equal to $130,000 upon the exercise by LAM of warrants which had been previously purchased from Aspen on June 6, 2007.

On August 31, 2007 the Company issued warrants to purchase 533,334 shares of its common stock to the investors who purchased shares in the Private Placement.  Such warrants have an exercise price of $1.50 per share and are exercisable for a period of two years.  Such warrants also have a provision for piggyback registration rights in the first year and demand registration right in the second year.  No shares underlying are being registered hereunder.

On September 30, 2008, the Company issued a warrant to Gulf Pointe Capital LLC to purchase up to 32,475 shares of our common stock. The warrant has an exercise price of $1.08 per share and a five year term.

On October 10, 2008, the Company issued to Fusion Capital Fund II, LLC (“Fusion Capital”) 17,500 shares of our common stock as a due diligence expense reimbursement. In addition, pursuant to the terms of a common stock purchase agreement between the Company and Fusion Capital, on November 5, 2008, we issued to Fusion Capital 400,000 shares of our common stock as a commitment fee.

ITEM 16. EXHIBITS

Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on February 10, 1999

3.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.4	Amended and Restated Bylaws, dated October 14, 2003	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 14, 2003

3.5	NeoGenomics, Inc. 2003 Equity Incentive Plan	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the United States SEC on November 14, 2003

3.6	Amended and Restated NeoGenomics Equity Incentive Plan, dated October 31, 2006	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as filed with the SEC on November 17, 2006

5.1	Opinion of Counsel	Provided herewith.

10.1	Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.2	Amended and Restated Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. and individuals dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.3	Guaranty of NeoGenomics, Inc., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.4	Stock Pledge Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.5	Warrants issued to Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.6	Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

Exhibit No.	Description of Exhibit	Location

10.7	Amended and Restated Shareholders’ Agreement dated March 23, 2005 among Neogenomics, Inc., a Nevada corporation, Michael Dent, Aspen Select Healthcare, LP, John Elliot, Steven Jones and Larry Kuhnert	Provided herewith

10.8	Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.9	Registration Rights Agreement with Cornell Capital Partners, L.P. related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.10	Placement Agent Agreement with Spartan Securities Group, Ltd., related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.11	Amended and Restated Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.12	Amended and Restated Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated January 21, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.13	Amended and Restated Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.14	Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.15	Warrant Agreement between NeoGenomics, Inc. and SKL Family Limited Partnership, L.P. issued January 23, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.16	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 14, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.17	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.18	Agreement with Power3 Medical Products, Inc. regarding the Formation of Joint Venture & Issuance of Convertible Debenture and Related Securities	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on April 2, 2007

Exhibit No.	Description of Exhibit	Location

10.19	Securities Purchase Agreement, dated April 17, 2007, by and between NeoGenomics, Inc. and Power3 Medical Products, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.20	Convertible Debenture, dated April 17, 2007, issued by Power3 Medical Products, Inc. to NeoGenomics, Inc. in the principal amount of $200,000	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.21	Letter Agreement, by and between NeoGenomics, Inc. and Noble International Investments, Inc.	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.22	Subscription Documents	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.23	Investor Registration Right Agreement	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.24	Credit Agreement, dated February 1, 2008, by and between NeoGenomics, Inc., the Nevada corporation, NeoGenomics, Inc., the Florida corporation, and CapitalSource Finance LLC	Incorporated by reference to the Company’s Report on Form 8-K for the SEC filed February 7, 2008.

10.25	Employment Agreement, dated March 12, 2008, between Neogenomics, Inc. and Mr. Robert P. Gasparini	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 14, 2008
10.26	Employment Agreement, dated June 24, 2008, between Neogenomics, Inc. and Mr. Jerome Dvonch	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 14, 2008

10.27	Common Stock Purchase Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.28	Registration Rights Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.29	Master Lease Agreement, dated November 5, 2008, between Neogenomics, Inc., a Florida corporation, and Leasing Technologies International Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.30	Guaranty Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Leasing Technologies International, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

Exhibit No.	Description of Exhibit	Location

10.31
First Amendment to Revolving Credit and Security Agreement, dated November 3, 2008, among Neogenomics, Inc., a Florida corporation, Neogenomics, Inc., a Nevada corporation, and CapitalSource Finance LLC
Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

14.1	NeoGenomics, Inc. Code of Ethics for Senior Financial Officers and the Principal Executive Officer	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on April 15, 2005

21.1	Subsidiaries of Neogenomics, Inc., a Nevada corporation	Provided herewith

23.1	Consent of Kingery & Crouse, P.A.	Provided herewith

23.2	Consent of Burton, Bartlett & Glogovac	Included in Exhibit 5.1

24.1	Power of Attorney	Included in the signature pages to the Registration Statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, state of Florida, on November 28, 2008.

NEOGENOMICS, INC.

By:	/s/ Robert P. Gasparini
Name:	Robert P. Gasparini
Title:	President

We, the undersigned directors and officers of Neogenomics, Inc., do hereby constitute and appoint Robert P. Gasparini and Steven C. Jones, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Neogenomics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Date

/s/ Michael T. Dent	Chairman of the Board	November 28, 2008
Michael T. Dent, M.D.

/s/ Robert P. Gasparini	President and Director	November 28, 2008
Robert P. Gasparini	(Principal Executive Officer)

/s/ Steven C. Jones	Acting Principal Financial Officer and Director	November 28, 2008
Steven C. Jones	(Principal Financial Officer)

/s/ Jerome J. Dvonch	Director of Finance	November 28, 2008
Jerome J. Dvonch	(Principal Accounting Officer)

/s/ George G. O’Leary	Director	November 28, 2008
George G. O’Leary

/s/ Peter M. Peterson	Director	November 28, 2008
Peter M. Peterson

/s/ William J. Robison	Director	November 28, 2008
William J. Robison

/s/ Marvin E. Jaffe	Director	November 28, 2008
Marvin E. Jaffe